Effective Date: 30 June 2026
Final Report Date: 30 October 2026
HARMONY GOLD MINING COMPANY LIMITED
Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Tshepong South
Free State Province, South Africa
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

IMPORTANT NOTICE
This Technical Report Summary (“TRS”) has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission (“SEC”) under Subpart 1300 of Regulation S-K and
Section 229.601(b)(96) of Regulation S-K. The quality of information, estimates, and conclusions contained in this Technical Report
Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary.

Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
Qualified Person Consent and Sign-off
I have read and understood the requirements of:
•the South African Code for Reporting of Exploration Results, Mineral Resources and Mineral Reserves (the
“SAMREC Code, 2016 edition”)
•the Harmony Guidelines on the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
•Subpart 1300 (17 CFR 229.1300) of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations
(“Regulation S-K 1300”)
I am a Competent Person as defined by the SAMREC Code, 2016 edition and the Qualified Person (“QP”) under
Regulation S-K 1300, having more than five years` experience that is relevant to the style of mineralization and type of deposit described in the Report, and to all the activities for which I am accepting responsibility and have been appointed as QP for Tshepong South Mineral Resources and Mineral Reserves.
I am a Member of SACNASP and my registration is as follows:
Mineral Resource
Mr J.P. van Deventer
SACNASP (South African Council for Natural Scientific Professions)
Nr 118515
Years’ Experience: 14
I have reviewed the tables and graphs included for the Tshepong South Mineral Resource and Mineral Reserve which will be used in the 2026 Harmony Gold Mining Company Limited Mineral Resource and Mineral Reserve Report to
which this Consent Statement applies.
I acknowledge responsibility for all the sections of the TRS report and as the QP and author I relied on information provided by various subject experts.
At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading.
/s/ Jaen van Deventer
___________________________________
Mr J.P. van Deventer
B.Sc Hons (Geology)
SACNASP (118515)
Ore Reserve Manager
Tshepong South
Harmony Gold Mining Company Limited
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
List of Contents

1Executive Summary ......................................................................................................................................	1
2Introduction ...................................................................................................................................................	6
3Property Description and Location ...............................................................................................................	7
3.1Mineral Tenure ...............................................................................................................................	7
3.2Property Permitting Requirements ................................................................................................	7
4Accessibility, Climate, Local Resources, Infrastructure and Physiography ...................................................	9
4.1Accessibility ....................................................................................................................................	9
4.2Physiography and Climate ..............................................................................................................	9
4.3Local Resources and Infrastructure ................................................................................................	9
5History ...........................................................................................................................................................	10
5.1Historical Ownership and Development ........................................................................................	10
5.2Historical Exploration .....................................................................................................................	10
5.3Previous Mineral Resource and Mineral Reserve Estimates ..........................................................	10
5.4Past Production ..............................................................................................................................	11
6Geological Setting, Mineralization and Deposit ............................................................................................	13
6.1Regional Geology ............................................................................................................................	13
6.2Local Geology ..................................................................................................................................	13
6.3Property Geology ............................................................................................................................	16
6.3.1Basal Reef Lithology .........................................................................................................	16
6.3.2B Reef Lithology ...............................................................................................................	16
6.3.3Structure .........................................................................................................................................	19
6.4Mineralization .................................................................................................................................	19
6.4.1Basal Reef ........................................................................................................................	19
6.4.2B Reef ...............................................................................................................................	19
6.4.3Alteration .........................................................................................................................	20
6.5Deposit Type ...................................................................................................................................	20
6.6Commentary on Geological Setting, Mineralization and Deposit ..................................................	20
7Exploration ....................................................................................................................................................	21
7.1Geophysical Surveys .......................................................................................................................	21
7.2Topographic Surveys ......................................................................................................................	21
7.3Underground Mapping ...................................................................................................................	21
7.4Channel Sampling Methods and Sample Quality ...........................................................................	21
7.5Surface Drilling Campaigns, Procedures, Sampling, Recoveries and Results .................................	22
7.5.1Drilling Methods ..............................................................................................................	24
7.5.2Collar and Downhole Surveys ..........................................................................................	25
7.5.3Logging Procedures ..........................................................................................................	25
7.5.4Drilling Results .................................................................................................................	25
7.5.5Core Recovery ..................................................................................................................	28
7.5.6Sample Length and True Thickness .................................................................................	28
7.6Underground Drilling Campaigns, Procedures and Sampling ........................................................	28
7.6.1Drilling Methods ..............................................................................................................	28
7.6.2Collar and Downhole Surveys ..........................................................................................	28
7.6.3Logging Procedures ..........................................................................................................	30
7.6.4Drilling Results .................................................................................................................	30
7.6.5Core Recovery ..................................................................................................................	30
7.6.6Sample Length and True Thickness .................................................................................	31
7.7Hydrogeology ..................................................................................................................................	31
7.8Geotechnical Data ..........................................................................................................................	31
7.9Commentary on Exploration ..........................................................................................................	37
8Sample Preparation, Analyses and Security ..................................................................................................	38
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

8.1Sampling Method and Approach ....................................................................................................	38
8.1.1Channel Samples ..............................................................................................................	38
8.1.2Core Samples ...................................................................................................................	38
8.2Density Determination ...................................................................................................................	39
8.3Sample Security ..............................................................................................................................	39
8.4Sample Storage ...............................................................................................................................	39
8.5Laboratories Used ...........................................................................................................................	39
8.6Laboratory Sample Preparation .....................................................................................................	39
8.7Assaying Methods and Analytical Procedures................................................................................	40
8.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”) ...............	40
8.8.1Certified Reference Material ...........................................................................................	40
8.8.2Blanks ...............................................................................................................................	41
8.8.3Duplicates ........................................................................................................................	41
8.9Comment on Sample Preparation, Analyses and Security ..............................................	42
9Data verification ...........................................................................................................................................	43
9.1Databases .......................................................................................................................................	43
9.2Data Verification Procedures ..........................................................................................................	43
9.3Limitations to the Data Verification ...............................................................................................	44
9.4Comment on Data Verification .......................................................................................................	44
10Mineral Processing and Metallurgical Testing ..............................................................................................	45
10.1Introduction ....................................................................................................................................	45
10.2Sampling and Testing Methodologies ............................................................................................	45
10.2.1Systematic and Continuous Sampling ..............................................................................	45
10.2.2Composite Sampling ........................................................................................................	45
10.2.3Calibration and Verification of Equipment ......................................................................	45
10.2.4Specific Testing Procedures .............................................................................................	46
10.2.5Analytical Laboratories ....................................................................................................	46
10.3Data Validation and Quality Control ..............................................................................................	46
10.3.1Statistical Analysis ............................................................................................................	46
10.3.2Continuous Improvement ................................................................................................	46
10.4Recovery Estimates and Processing Factors ...................................................................................	46
10.4.1Detailed Calculation of Recovery Estimates ....................................................................	46
10.4.2Head Grade and Residue Grade ......................................................................................	47
10.4.3Adjustments for Solution and Carbon Adsorption ..........................................................	47
10.4.4Integration of Bottle Roll Tests for Baseline Recovery Rates ..........................................	47
10.4.5Processing Factors Affecting Recovery ............................................................................	47
10.4.6Gold Inventory Management and Accountability ...........................................................	48
10.5Conclusion ......................................................................................................................................	48
11Mineral Resource Estimate ...........................................................................................................................	49
11.1Geological Database .......................................................................................................................	49
11.2Global Statistics ..............................................................................................................................	49
11.3Geological Interpretation ...............................................................................................................	50
11.4Structural Wireframe Model ..........................................................................................................	50
11.5Compositing ....................................................................................................................................	50
11.6Capping ...........................................................................................................................................	51
11.7Variography ....................................................................................................................................	51
11.8Mineral Resource Estimation Methods and Parameters ...............................................................	53
11.9Density Assignment ........................................................................................................................	55
11.10Model Validation ............................................................................................................................	55
11.11Mineral Resource Evaluation ..........................................................................................................	55
11.12Mineral Resource Classification and Uncertainties ........................................................................	55
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

11.13Mineral Resource Estimate ............................................................................................................	56
11.14Mineral Resource Reconciliation ....................................................................................................	60
11.15Comment on Mineral Resource Estimates .....................................................................................	60
12Mineral Reserve Estimate .............................................................................................................................	61
12.1Tshepong South ..............................................................................................................................	61
12.1.1Key Assumptions, Parameters, and Methods Used to Estimate the Mineral Reserve ..................	61
12.1.2Modifying Factors ...........................................................................................................................	62
12.1.3Mineral Reserve Estimate ...............................................................................................................	62
12.1.4Mineral Reserve Reconciliation .....................................................................................................	63
12.2Commentary on Mineral Reserve Estimate ...................................................................................	63
13Mining Methods ............................................................................................................................................	64
13.1Mining Operations ..........................................................................................................................	64
13.1.1Tshepong South ...............................................................................................................	64
13.1.2Scattered Mining Method ................................................................................................	64
13.1.3Open Stoping and Undercut Stoping ...............................................................................	64
13.1.4Integrated Approach ........................................................................................................	65
13.2Mine Design ....................................................................................................................................	65
13.2.1Mine Design Parameters .................................................................................................	67
13.3Geotechnical Considerations and Seismic Monitoring ...................................................................	68
13.4Geotechnical Geohydrological Considerations ..............................................................................	68
13.5Mine Plan Development and Reserve Schedule ............................................................................	69
13.6Mining Rates ...................................................................................................................................	72
13.7Grade and Dilution Control ............................................................................................................	72
13.8Mining Equipment and Machinery .................................................................................................	72
13.9Ore transport ..................................................................................................................................	73
13.10Mining Personnel ............................................................................................................................	73
13.11Commentary on Mining Methods ..................................................................................................	75
14Processing and Recovery Methods ...............................................................................................................	76
14.1Mineral Processing Description ......................................................................................................	76
14.2Plant Throughput, Design, Equipment Characteristics and Specifications ....................................	78
14.3Energy, Water, Process Material and Personnel Requirements ....................................................	78
14.3.1Energy ..............................................................................................................................	78
14.3.2Water ...............................................................................................................................	78
14.3.3Process Material ..............................................................................................................	78
14.3.4Personnel .........................................................................................................................	78
14.4Commentary on the Processing and Recovery Methods ...............................................................	79
15Infrastructure ................................................................................................................................................	80
15.1Surface Infrastructure .....................................................................................................................	80
15.1.1Ore and Waste Rock Storage Facilities ............................................................................	80
15.1.2Tailings Storage Facilities .................................................................................................	80
15.1.3Rail ...................................................................................................................................	81
15.2Underground Infrastructure and Shafts .........................................................................................	86
15.2.1RailVeyorTM .....................................................................................................................	86
15.3Power and Electrical .......................................................................................................................	86
15.4Water Usage ...................................................................................................................................	86
15.5Logistics and Supply ........................................................................................................................	87
15.6Commentary on Infrastructure ......................................................................................................	87
16Market Studies ..............................................................................................................................................	88
16.1Market Overview ............................................................................................................................	88
16.2Global Production and Supply ........................................................................................................	88
16.2.1New Mine Production ......................................................................................................	89
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

16.2.2Recycling ..........................................................................................................................	89
16.3Global Consumption and Demand .................................................................................................	89
16.3.1Jewellery ..........................................................................................................................	90
16.3.2Investment .......................................................................................................................	90
16.3.3The USD Currency and Gold.............................................................................................	91
16.4Gold Price ........................................................................................................................................	91
16.4.1Historical Gold Price .........................................................................................................	91
16.4.2Forecast Gold Price ..........................................................................................................	93
16.4.3Harmony Group Gold Hedging Policy ..............................................................................	93
16.5Commentary on Market Studies ....................................................................................................	93
16.6Material Contracts ..........................................................................................................................	94
17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups ...........................................................................................................................................................	95
17.1Results of Environmental Studies ...................................................................................................	95
17.2Waste and Tailings Disposal, Monitoring & Water Management ..................................................	95
17.3Permitting and Licenses ..................................................................................................................	96
17.4Local Stakeholder Plans and Agreements ......................................................................................	97
17.5Mine Closure Plans .........................................................................................................................	97
17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups ............................................................................................................................................	99
17.7Local Procurement and Hiring ........................................................................................................	99
17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups ....................................................................................................	100
18Capital and Operating Costs ..........................................................................................................................	101
18.1Capital Costs ...................................................................................................................................	101
18.2Operating Costs ..............................................................................................................................	101
18.3Comment on Capital and Operating Costs .....................................................................................	101
19Economic Analysis ........................................................................................................................................	102
19.1Key Economic Assumptions and Parameters .................................................................................	102
19.1.1Gold Price .........................................................................................................................	102
19.1.2Exchange Rate ..................................................................................................................	102
19.1.3Royalties ...........................................................................................................................	103
19.1.4Taxes ................................................................................................................................	103
19.1.5Closure Cost and Salvage Value .......................................................................................	103
19.1.6Summary ..........................................................................................................................	104
19.2Economic Analysis .........................................................................................................................	104
19.3Sensitivity Analysis ..........................................................................................................................	106
20Adjacent properties .......................................................................................................................................	107
21Other Relevant Data and Information ..........................................................................................................	108
22Interpretation and Conclusions .....................................................................................................................	109
23Recommendations .......................................................................................................................................	111
24References .....................................................................................................................................................	112
25Reliance on Information Provided by the Registrant ....................................................................................	113
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
List of Figures

Figure 3-1: Location of Tshepong South in the Free State Goldfield ............................................................................	8
Figure 3-2: Mineral Tenure for Tshepong South ..........................................................................................................	8
Figure 5-1: Graph of past production – Tonnes and grade ...........................................................................................	12
Figure 5-2: Graph of past metal production ................................................................................................................	12
Figure 6-1: Regional geology of the Witwatersrand Basin ...........................................................................................	14
Figure 6-2: Simplified stratigraphy of the Free State Goldfield ....................................................................................	15
Figure 6-3: Structural geology of the Free State Goldfields .........................................................................................	17
Figure 6-4: Tshepong South Cross Section ....................................................................................................................	18
Figure 7-1: Location of channel samples collected from the Basal Reef .....................................................................	23
Figure 7-2: Location of channel samples collected from the B Reef ............................................................................	24
Figure 7-3: Location of surface and underground drill holes on the Basal Reef ...........................................................	26
Figure 7-4: Location of surface and underground drill holes on the B Reef .................................................................	27
Figure 11-1: Tshepong operations Basal and B Reef Geozones ....................................................................................	52
Figure 11-2: Tshepong operations Basal Reef and B Reef estimation results ..............................................................	54
Figure 11-3: Location and classification of Tshepong South Mineral Resources and Mineral Reserves for the Basal Reef ..............................................................................................................................................................	58
Figure 11-4: Location and classification of Tshepong operations Mineral Resources and Mineral Reserves for the B Reef ...........................................................................................................................................................	59
Figure 13-1: Schematic representation of the scattered mining sequence .................................................................	65
Figure 13-1A: Schematic representation of the sequential mining method. ...............................................................	66
Figure 13-2 Tshepong South mine Mineral Reserves plan ...........................................................................................	70
Figure 13-3: Graph of Tshepong South mine Mineral Reserves plan – Tonnes and grade ..........................................	71
Figure 13-4: Graph of Tshepong South mine Mineral Reserves plan – Gold produced (oz) ........................................	71
Figure 13-5: Tshepong South shaft and underground infrastructure ...........................................................................	74
Figure 14-1: Schematic flow diagram of the metallurgical process ..............................................................................	77
Figure 14-2: Graph of historical recovery factor (18 month actual) .............................................................................	79
Figure 15-1: Tshepong South surface layout and infrastructure ..................................................................................	82
Figure 15-2: Tshepong South detailed surface infrastructure ......................................................................................	83
Figure 15-3: Nyala detailed surface infrastructure .......................................................................................................	84
Figure 15-4: Harmony One Plant detailed surface infrastructure ................................................................................	85
Figure 16-1 World Gold Council: Mine Production - Major producing Gold Countries ranked by 2025 ......................	89
Figure 16-2 World Gold Council: Total Gold Supply & Demand ...................................................................................	91
Figure 16-3: World Gold Council: Daily Gold Price (ZAR/oz & USD/oz) ........................................................................	92
Figure 19-1: Annual Calendar Year Exchange Rates and ETSA Forecast .......................................................................	103
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
List of Tables

Table 1-1: Summary of Tshepong South Mineral Resources as at 30 June 2026 (Exclusive of Mineral Reserves) ......	2
Table 1-2: Summary of Tshepong South Mineral Reserves as at 30 June 2026 ...........................................................	3
Table 1-3: Summary of capital cost estimate for Tshepong South ...............................................................................	4
Table 1-4: Summary of operating cost estimate for Tshepong South ..........................................................................	4
Table 1-5: Status of environmental permits and licenses .............................................................................................	5
Table 2-1: QP qualification, section responsibilities and personal inspections ............................................................	6
Table 3-1: Summary of mining rights for Tshepong South ...........................................................................................	7
Table 5-1: Summary of historical ownership changes and activities of Tshepong South .............................................	10
Table 5-2: Summary of the previous Tshepong South Mineral Resources as at 30 June 2025 (Exclusive of Mineral Reserves) ......................................................................................................................................................	11
Table 5-3: Summary of the previous Tshepong South Mineral Reserves as at 30 June 2025 ......................................	11
Table 7-1: Summary of surface and underground drilling intersecting reef for Tshepong South ................................	27
Table 7-2: Drill hole acceptance criteria .......................................................................................................................	28
Table 7-3: Summary of recent Tshepong South underground drill holes intersecting the Basal Reef ........................	33
Table 7-4: Summary of recent Tshepong South underground drill holes intersecting the B Reef ...............................	35
Table 7-5: Summary of surface boreholes for Tshepong South and North ..................................................................	37
Table 8-1: Summary of Harmony Assay Laboratory CRM performance for Tshepong South ......................................	41
Table 8-2: Summary of Type of CRM used ....................................................................................................................	41
Table 11-1: Global statistics for Basal and B Reef .........................................................................................................	50
Table 11-2: Capping values by reef and geozone .........................................................................................................	53
Table 11-3: Harmony economic assumptions (30 June 2026) ......................................................................................	55
Table 11-4: Percentage fault discounts by area ............................................................................................................	56
Table 11-5: Summary of Tshepong South Mineral Resources as at 30 June 2026 (Exclusive of Mineral Reserves) ....	60
Table 12-1: Tshepong South modifying factors used for Mineral Reserve determination ..........................................	62
Table 12-2: Summary of Tshepong South Mineral Reserves as at 30 June 2026 .........................................................	62
Table 13-1: Tshepong South mine design parameters .................................................................................................	67
Table 13-2: Tshepong South mine mining personnel ...................................................................................................	73
Table 14-1: Key design parameters and equipment specifications .............................................................................	78
Table 14-2: Harmony One Plant consumables ..............................................................................................................	78
Table 14-3: Harmony One Plant personnel ...................................................................................................................	78
Table 16-1 Consensus view of forecast gold price US$/Oz ...........................................................................................	93
Table 16-2: Material contracts ......................................................................................................................................	94
Table 17-1: Status of environmental permits and licenses ...........................................................................................	97
Table 17-2: Mine closure liability ..................................................................................................................................	99
Table 17-3: Rehabilitation assurance ............................................................................................................................	99
Table 18-1: Summary of capital cost estimate for Tshepong South ............................................................................	101
Table 18-2: Summary of operating cost estimate for Tshepong South ........................................................................	101
Table 19-1: Conversions used in gold price calculations ..............................................................................................	102
Table 19-2: Consensus View of Forecast Exchange Rate (ZAR:USD) ............................................................................	103
Table 19-3: ZAR:USD Exchange Rate Performance (June 2023 – June 2026) ...............................................................	103
Table 19-4: Key economic assumptions and parameters for Tshepong South cash flow ............................................	104
Table 19-5: Tshepong South cash flow (Mineral Reserves) ..........................................................................................	105
Table 19-6: Gold price sensitivity analysis ....................................................................................................................	106
Table 19-7: Total operating cost sensitivity analysis ....................................................................................................	106
Table 19-8: Total production sensitivity analysis ..........................................................................................................	106
Table 25-1: Specialists ...................................................................................................................................................	113
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
°C	degrees Celsius
µm	Micrometers
2D	Two-dimensional
3D	Three-dimensional
AE	Abnormal expenditure
Ag	Silver
AngloGold Ashanti	AngloGold Ashanti Limited
ARM	African Rainbow Minerals Limited
ARMGold	ARM Gold Division
Au	Gold
AuBIS	Harmony electronic database
Ave.	Average
BLR	Black Reef
BMD	Below mine datum
Bn	Billion
c.	Approximately
CIP	Carbon-In-Pulp
CLR	Carbon Leader Reef
cm	Centimetre
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COP	Code of Practice
CRG	Central Rand Group
CRM	Certified Reference Material
CV	Coefficient of Variation
DBH	Dewatering borehole
DMPR	Department of Mineral and Petroleum Resources
DWS	Department of Water and Sanitation
EIA	Environmental Impact Assessment
EMPR	Environmental Management Program
EMS	Environmental Management System
EMTS	Electric Monorail Transport System
ESG	Environmental Social and Governance
ETF	Exchange traded fund
FAG	Fully autogenous
FX	Foreign Exchange rate
g	Gram
g/t	Grams per metric tonne
GBH	Groundwater boreholes
GDARD	Gauteng Department of Agriculture and Rural Development
GHG	Greenhouse gas
GISTM	Global Industry Standard on Tailings Management
ha	Hectare
Harmony	Harmony Gold Mining Company Limited
HLS	Heavy liquid separation
HPE	Hydro-powered
kg	Kilogram
km	Kilometre
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

Unit / Abbreviation	Description or Definition
km2	Square kilometre
kWh	Kilowatt-hour
LBMA	London Bullion Market Association
LIB	Long Inclined Borehole
LOM	Life of Mine
LOI	Loss on ignition
Ltd	Limited
m	Metre
M	Million
m3/hr	Cubic meters per hour
MCC	Mining Charter Compliance
MCF	Mine Call Factor
Moz	Million troy ounces
MPRDA	Mineral and Petroleum Resources Development Act, 28 of 2002
Mst	Million short tons
Mt	Million tonnes
Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
NEMA	National Environmental Management Act, 107 of 1998
No.	Number
NPV	Net present value
OK	Ordinary Kriging
oz	Troy ounce
OTC	Over the counter
Tshepong South	Tshepong South Mine
Pty	Proprietary
QA/QC	Quality Assurance/Quality Control
QEMSCAN	Scanning electron microscope
QP	Qualified Person
RAW’s	Return Airways
ROM	Run-of-Mine
SACNASP	South African Council for Natural Scientific Professions
SAMREC	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
SD	Standard Deviation
SEC	Securities and Exchange Commission
SGM	Sequential Grid Mining
SLP	Social Labour Plan
SMK	Simple Macro Kriging
st	Short ton
t	Metric tonne
t/m3	Tonne per cubic meter
Target	Target Mine
TCFD	Task Force on Climate-Related Financial Disclosure
TMS	Trace mineral search
TRS	Technical Report Summary
TSF	Tailings Storage Facility
Tshepong	Tshepong Mine
USD or US$	United States Dollars
USD/oz or US$/oz	United States Dollar per troy ounce
WBLQ	Waxy Brown Leader Quartzite
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

Unit / Abbreviation	Description or Definition
WRG	West Rand Group
WUL(s)	Water Use License(s)
X/C’s	Cross-cuts
XRD	X-ray diffraction
ZAR or R	South African Rand
ZAR/kg or R/kg	South African Rand per kilogram
Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa
Glossary of Terms

Term	Definition
Co-kriging
A method that is used to predict the value of the point at unobserved locations by sample points that are known to be spatially interconnected by adding other variables that have a correlation with the main variable or can also be used to predict 2 or more variables simultaneously.

Cut-off grade
Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.

Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Head grade	The average grade of ore fed into the mill.
Economically viable
Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.

Indicated Mineral Resource
Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an
Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral
Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.

Inferred Mineral Resource
Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project and may not be converted to a Mineral Reserve.

Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Measured Mineral Resource
Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured
Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Mineral Reserve
Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Mineral Resource
Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for eventual economic extraction.
A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-
off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled.

Effective Date: 30 June 2026
Technical Report Summary for
Tshepong South, Free State Province, South Africa

Term	Definition
Modifying Factors
Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral
Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and
Probable Mineral Reserves. These factors include but are not restricted to; mining; processing; metallurgical;
infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

Pre-Feasibility Study
A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.
(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.

Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person
A qualified person is:
(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and
(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:
(i) Be either:
(A) An organization recognized within the mining industry as a reputable professional association; or
(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;
(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;
(iii) Establish and require compliance with professional standards of competence and ethics;
(iv) Require or encourage continuing professional development;
(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
(vi) Provide a public list of members in good standing.

Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
1Executive Summary
Section 229.601(b)(96)(iii)(B)(1)
The QP of Harmony Gold Mining Company Limited (“Harmony” or the “Company”) has prepared this
Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the
Company’s Tshepong South Mine (“Tshepong South”). The TRS has been prepared in accordance with the
U.S. Securities and Exchange Commission’s (“SEC”) Regulation S-K 1300, with an effective date as at June 30, 2026. No material changes have occurred between the effective date and the date of signature of this TRS.
This TRS updates the TRS filed by Harmony on Tshepong South on October 31, 2024, named Exhibit 96.13
Technical Report Summary of the Mineral Resources and Mineral Reserves for Tshepong South, Free State
Province, South Africa, which was effective on June 30, 2024.  This TRS is being filed to satisfy the requirement of Item 1302(b)(2)(i) of Regulation S-K. An economic assessment was included, using a detailed discounted cashflow analysis for the  Mineral Reserves, excluding all scheduled Inferred Mineral Resources which are not reported under Mineral Reserves.
Property Description
Tshepong South comprise the underground and surface assets associated with one mine, namely Tshepong
South (“Tshepong South”, “Tshepong South Mine” or “Phakisa”), situated between the towns of Welkom and
Odendaalsrus in the Free State Province of South Africa. The mine is a moderate to deep-level gold mine, operating at depths of between 1.6km and 2.4km below mine datum (“BMD”). The primary reef mined is the
Basal Reef, with additional gold mineralization being found in the B Reef and A Reef.
Mining at Tshepong South is carried out under the following mining right, covering both Tshepong North and
Tshepong South:
•FS30/5/1/284MR, which is valid from December 11, 2007 to December 10, 2029 and covers an area of
10,798.74 hectares (“ha”).
The mining right was originally held in a joint venture between African Rainbow Minerals Limited (“ARM”)
Gold Division (“ARMGold”) and Harmony until ARMGold was incorporated into Harmony.
All relevant underground mining and surface right permits, and any other permit related to the work conducted on the property have been obtained and are valid. There are no known legal proceedings
(including violations or fines) against Harmony, which threaten its mineral rights, tenure, or operations.
Ownership
Tshepong South is wholly owned by Harmony, including the associated mineral rights. Harmony commenced acquiring the assets through the acquisition of AngloGold Ashanti Limited (“AngloGold Ashanti”) Free State
operations in 2001, together with ARMGold. ARMGold was subsequently incorporated into Harmony in 2003, giving Harmony 100% ownership and control of the Tshepong South.
Geology and Mineralization
Tshepong South is situated in the Free State Goldfield, on the southwestern margin of the Witwatersrand
Basin of South Africa, one of the most prominent gold provinces in the world. The major gold bearing conglomerate reefs are mostly confined to the Central Rand Group (“CRG”) of the Witwatersrand
Supergroup.
The general orientation of the Witwatersrand Supergroup succession in this goldfield is interpreted as north-
trending, within a syncline that is plunging to the north. The syncline has been divided by faults into the
Odendaalsrus, Central Horst and Virginia sections. The Tshepong South mining right area is also affected by the Ophir and Dagbreek faults.
Tshepong South exploits primarily the Basal Reef, which occurs within the Harmony Formation of the
Johannesburg Subgroup of the CRG.
Mineralization also occurs within the stratigraphically higher A- and B Reefs of the Kimberley (formerly
Aandenk) Formation, within the Turffontein subgroup of the CRG. However, only the B Reef can be
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
economically extracted. Mining of the B Reef commenced in February 2024 and is it is contributing approximately 20% of the total production profile.
Mineralization is associated with the presence of medium to coarse, clast-supported oligomictic pebble horizons. The presence of allogenic pyrite and detrital carbon is also common.
Status of Exploration, Development and Operation
The Basal Reef at Tshepong South has been extensively explored from historic borehole data collected during initial Shaft Sinking stage beginning of 1994  and vigorous data collection (Borehole and Chip sample) in the early 2007 when development from the Station commenced. Recent exploration has mainly focused on improving confidence in the geological model, as well as adding and upgrading Mineral Resources to replace the mining depletion. Geological data has been obtained through underground channel sampling, mapping and exploration drilling. Initial exploration included a historical geophysical seismic survey and surface diamond core drilling comprising of nine mother holes. This was followed up with closer spaced underground data gathering exercises.
Areas targeted for further B Reef exploration were identified based on information extrapolated of geological information from two surface boreholes projected payshoots from the adjacent Tshepong North operation.
Ongoing underground exploration drilling at Tshepong South is used to confirm continuity of mineralization and refine the geological and structural models. Three areas of interest (North, South and Mid-shaft) have been identified. Extensive drilling completed during FY26 returned numerous high-grade intersections, supporting continued evaluation of these target areas. A budged of approximately R9,7 million has been approved for FY27 to advance exploration and delineation drilling in these target areas. Results from the drilling are tabled in the TRS.
Mineral Resource Estimate
The Mineral Resources for the Basal Reef and B Reef were estimated by the Harmony QP in Datamine™
Studio software. The QP created block models based on a verified electronic database containing surface drill hole data, as well as underground drilling, mapping, and sampling data obtained up until March 2026. Gold values were estimated using ordinary and simple macro kriging interpolation methods.
The Mineral Resources for Tshepong South were originally prepared, classified and reported in accordance with the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral
Reserves (“SAMREC, 2016”). For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).
The QP compiling the Mineral Resource estimate for Tshepong South is Mr Jaen Pierre van Deventer, Ore
Reserve Manager at Tshepong South and an employee of Harmony.
The Mineral Resource estimate for Tshepong South, as at 30 June 2026, exclusive of the reported Mineral
Reserves is summarized in Table 1-1.
Table 1-1: Summary of Tshepong South Mineral Resources as at 30 June 2026 (Exclusive of Mineral Reserves) 1-8

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	6.402	12.34	79,001
Indicated	9.460	11.02	104,209
Total / Ave. Measured + Indicated	15.862	11.55	183,210
Inferred	22.970	11.24	258,074
IMPERIAL
Mineral Resource Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Measured	7.057	0.360	2.540
Indicated	10.428	0.321	3.350
Total / Ave. Measured + Indicated	17.485	0.337	5.890
Inferred	25.320	0.328	8.297
Notes:
1.Mineral Resources are reported with an effective date of 30 June 2026 and were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A)
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
(Item 1302(d)(1)(iii)(A) of Regulation S-K). The QP responsible for the estimate is Mr Jaen Pierre van Deventer, who is Ore Reserve
Manager at Tshepong South, and a Harmony employee.
2.The Mineral Resource tonnes are reported as in-situ with reasonable prospects for eventual economic extraction.
3.No modifying factors or dilution sources have been included to in-situ Reserve which was subtracted from the SAMREC Resource in order to obtain the S-K 1300 Resource.
4.The Mineral Resources are reported using a cut-off value of 727cmg/t determined at a gold price of USD3,061/oz.
5.Tonnes are reported as rounded to three decimal places. Gold values are rounded to zero decimal places.
6.Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
7.Rounding as required by reporting guidelines may result in apparent summation differences.
8.The Mineral Resource estimate is for Harmony’s 100% interest.
Mineral Reserve Estimate
Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operational mine planning processes. Mine planning utilises and takes into consideration historical technical parameters achieved. In addition, Mineral Resource conversion to Mineral Reserves considers Modifying Factors, dilution, ore losses and minimum mining widths.
The Mineral Reserves for Tshepong South were originally prepared, classified and reported according to
SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with
§ 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K). The Mineral Reserve estimate for Tshepong South, as at
30 June 2026, is summarized in Table 1-2.
The QP compiling the Mineral Resource estimate for Tshepong South is Mr Jaen Pierre van Deventer, Ore
Reserve Manager at Tshepong South and employee of Harmony.

Table 1-2: Summary of Tshepong South Mineral Reserves as at 30 June 2026 1-5

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proved	1.404	5.75	8,071
Probable	0.511	3.43	1,753
Total (Proved + Probable)	1.915	5.13	9,824

IMPERIAL
Mineral Reserve Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Proved	1.547	0.168	0.259
Probable	0.563	0.100	0.056
Total (Proved + Probable)	2.111	0.150	0.316
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the
Mineral Reserves have been classified in accordance with § 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K). The QP responsible for the estimate is  Mr Jaen Pierre van Deventer, who is Ore Reserve Manager at Tshepong South, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Figures are fully inclusive of all mining dilutions, gold losses and are reported as mill delivered tonnes and head grades. Metallurgical recovery factors have not been applied to the reserve figures.
4. Gold content has not taken metallurgical recovery factors into account.
5. Mineral Reserves are reported using a cut-off grade of 752cmg/t determined using a gold price of USD2,915/oz gold.
6. Rounding as required by reporting guidelines may result in apparent summation differences.
Capital and Operating Cost Estimates
The capital cost estimates for Tshepong South are determined at a corporate level, using the business plan as the basis. The capital costs are associated with major equipment outside the main operating sections which is termed abnormal expenditure (“AE”), infrastructure development, as well as ongoing capital development
(“OCD”). Costs associated with the Mining Charter Compliance (“MCC”), as per South Africa’s Social Labour
Plan (“SLP”) requirements are also included in the capital estimates.
The capital costs are presented in Table 1-5. The accuracy level of the capital cost is to the accuracy level of
Feasibility level.
The operating cost estimates for Tshepong South are categorised into direct and total costs. The operating cost estimates are shown in Table 1-6.
The capital and operating costs are reported in ZAR terms and on a real basis. The economic analysis, including the capital and operating costs are reported for the period comprising the financial year (“FY26”)
July – June. Both the capital and operating estimates are accounted for in the economic analysis of Tshepong
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
South. The results of the economic analysis demonstrate a positive NPV at a discounted cash flow of 9% for the Mineral Reserve.
Table 1-3: Summary of capital cost estimate for Tshepong South

Capital Cost Element (ZAR'000s)	Total Reserve plan (FY2027-FY2031)
OCD	1,050,616
AE	138,641
Shaft Projects	129,312
Major Projects	16,973
MCC	37,462
Total	1,373,004
Table 1-4: Summary of operating cost estimate for Tshepong South

Operating Cost Element (ZAR'000)	Total Reserve Plan (FY2027-FY2031)
Mining	5,352,295
Services	1,346,927
Medical Hub / Station	323,387
Engineering	5,320,034
Total Direct Costs	12,342,643
Mine Overheads	698,980
Total Cost	13,041,624
Permitting Requirements
Tshepong South has the necessary valid permits, administered and managed by various departments, and does not require any additional permits to continue with their mining operations.
The current mining right for Tshepong South encompasses an area of 10,798.74ha. Harmony holds several mining rights in the Free State Goldfields which have been successfully converted and executed as new order mining rights, some of which are still to be registered at the MPRTO.
Tshepong South is wholly owned by Harmony, including the associated mineral rights. Harmony commenced acquiring the assets through the acquisition of AngloGold Ashanti's Free State operations in 2001.
Mining at Tshepong South is carried out under the following mining rights, covering both Tshepong North and Tshepong South:
•FS30/5/1/84MR, which is valid from 11 December 2007, to 10 December 2029, and covers an area of
10,798.74ha.
A summary of the status of environmental permits and licenses issued as at 30 June 2026, related to both
Tshepong North and Tshepong South is presented in Table 1-5.
There is no material litigation (including violations or fines) against the Company as at the date of this report which threatens its mineral rights, tenure, or operations.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 1-5: Status of environmental permits and licenses

Permit / License	Reference No.	Issued By	Date Granted	Validity
Environmental Management Programme	FS 30/5/1/2/3/2/1(84)EM	DMPR	December 11, 2007	December 10, 2029
Water Permit 936B. Harmony. Free State Geduld Mines. Discharge of untreated effluents	B33/2/340/31	DWS	April 2, 1981	LOM
Water Permit 870B. Harmony. Discharge of untreated effluents.	B33/2/340/25	DWS	May 27, 1991	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong, Freddie’s and Phakisa shafts.	B33/2/340/12	DWS	Not indicated.	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong, Freddie’s and Phakisa shafts.	B33/2/340/12	DWS	Not indicated.	LOM
Notes:  DWS - Department of Water Affairs and Sanitation
Conclusions
In the QP’s opinion, Tshepong South, a 100% owned Harmony asset, is located in a well-established mining district and has been operating successfully for the past 30 years. The mine is accessible via national and provincial roads, with well-established infrastructure. Management has a sound understanding of legal and environmental matters with respect to operating within the South African mining law, as regulated by the
MPRDA, and supporting legislation.
Tshepong South hosts a significant gold-bearing Mineral Resource. The interpretation of the regional geological setting, mineralization and ore body deposit is well understood and provides valuable insight to the gold mining operations. The mining methods used to extract the Mineral Reserves is of sound design and has evolved over the history of the operations.
The economics for Tshepong South display positive discounted cash flows, based on detailed operating and capital costs. The valuation of the asset is proven to be most sensitive to the gold price. The assumptions and conclusions in this TRS contain the views of the QP and do not identify any known material risks at the time of compilation.
Tshepong South did not incur any fines or penalties for non-compliance during the year ended June 30, 2026 and no significant encumbrances exist.
Recommendations
In the QP’s opinion, the gold output from Tshepong South can be optimized through improvement of quality of mining and this will result in achieving the planned shaft call factor. This impact will be realized through our currently implemented Business Improvement Initiative program that will look at driving the quality of mining through measures such as in-stope water controls and better fragmentation during blasting to contain the gold.
Following the interpretation of the structural change associated with the Tribute Fault in the Basal South area, the B Reef was identified as a viable exploration target. A comprehensive exploration drilling programme was planned and successfully completed during FY26 targeting the South B Reef area as well as the Mid-shaft B Reef area, resulting in the approval of an additional R9.7 million exploration budget for the next financial year to further advance the opportunity.
The exploration drilling programme planned for in the next financial year is aimed at delineating the grade distribution and lateral continuity of the B Reef over numerous cross-cuts in the above mentioned areas. The results of this programme will provide the technical information required to assess the economic viability and extent of the mineralised zones.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
2Introduction
Section 229.601(b)(96)(iii)(B)(2) (i-v)
This TRS on Tshepong South has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with Regulation S-K 1300. It has been prepared to meet the requirements of Section
229.601(b)(96) - Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand Tshepong South, which forms part of Harmony’s activities. No material change has occurred since the previous TRS report.
This TRS has been prepared from the following sources of information:
•File 18 (Competent Persons Report) Tshepong South Mineral Resource and Reserve Statement FY26;
•Tshepong South Gold Mine 2026 SAMREC Table 1
•The 2025 and 2026 Corporate Business Plan
•Base Geological and Mine Planning data; and
•Integrated Internal Technical Report FY26.
The TRS was prepared by a QP employed on a full-time basis by the registrant. The QP’s qualifications, areas of responsibility and personal inspection of the property are summarized in Table 2-1.
Table 2-1: QP qualification, section responsibilities and personal inspections

Qualified Person	Professional Organization	Qualification	TRS Section Responsibility	Personal Insp.
Mr J.P. van Deventer	SACNASP Reg nr 118515	B.Sc Hons (Geology)	All Sections (Phakisa)	Full Time
This TRS updates the TRS filed by Harmony on Tshepong South on October 31, 2024, named Exhibit 96.13
Technical Report Summary of the Mineral Resources and Mineral Reserves for Tshepong South, Free State
Province, South Africa, which was effective on June 30, 2024. This updated TRS has an effective date as at June 30, 2026. No material changes have occurred between the effective date and the date of signature.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
3Property Description and Location
Section 229.601(b)(96)(iii)(B)(3) (i-vii)
Tshepong South comprises one operating underground gold mine namely “Tshepong South”. Tshepong South is a mature, moderate to deep-level underground operation using conventional underground mining methods to depths of 2,427m BMD. The mine utilises the Tshepong North and Nyala shafts. Tshepong
South’s success is greatly dependent on the services rendered via Nyala. Four main compressors and
Tshepong South’s ore is transported 5.2km’s via the railveyor system that runs underground on 55 level to
Nyala where it is then hoisted and transported via Rail system to the plant.
The mines are located in the Free State Province of South Africa, approximately 250km southwest of
Johannesburg and 15km to the north of the town of Welkom (Figure 3-1). Tshepong South is situated adjacent to the south of Tshepong North, and is located at a latitude of 27°54’1.27”S and longitude of
26°43’30.05”E.
3.1Mineral Tenure
South African Mining Law is regulated by the MPRDA which is the predominant piece of legislation dealing with acquisitions or rights to conduct reconnaissance, prospecting and mining. There are several other pieces of legislation which deal with such ancillary issues such as royalties (the Mineral and Petroleum Resources
Royalty Act, 2008), title registration (the Mining Titles Registration Act, 1967), and health and safety
(the Mine Health and Safety Act, 1996).
The current mining right for Tshepong (Tshepong South and Tshepong North) encompasses an area of
10,798.74ha (Figure 3-2). Harmony holds several mining rights in the Free State goldfields which have been successfully converted and executed as new order mining rights, some of which are still to be registered at the Mineral and Petroleum Resources Titles Office (“MPRTO”). The mining right for Tshepong South is presented in Table 3-1.
Tshepong South is wholly owned by Harmony, including the associated mineral rights. Harmony commenced acquiring the assets through the acquisition of AngloGold Ashanti Limited (“AngloGold Ashanti”) Free State
operations in 2001, together with ARMGold. ARMGold was subsequently incorporated into Harmony in 2003, giving Harmony 100% ownership and control of Tshepong South.
Table 3-1: Summary of mining rights for Tshepong South

License Holder	License Type	Reference No.	Effective Date	Expiry Date	Area (ha)
Freegold (Harmony) (PTY) LTD	Mining Right	FS30/5/1/84MR	11-Dec-2007	10-Dec-2029	10798.74

There are no known legal proceedings (including violations or fines) against the Company which threatens its mineral rights, tenure, or operations.
3.2Property Permitting Requirements
All relevant underground mining and surface permits, and any other permit related to the work conducted on the property have been obtained and are valid.
Harmony has access to all the properties it requires to conduct its current mining activities. The surface lease and surface right areas are sufficient in size and nature to accommodate the required surface infrastructure to facilitate current and planned mining operations.
Harmony monitors complaints and litigation against the Company as part of its risk management systems, policies and procedures. There is no material litigation (including violations or fines) against the Company as at the date of this report which threatens its mineral rights, tenure or operations.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 3-1: Location of Tshepong South in the Free State Goldfield

Welkom
LIMPOPO
Polokwane
Botswana
Pretoria
Johannesburg
Swaziland
Namibia
NORTH WEST
FREE STATE
KWAZULU-NATAL
Bloemfontein
Lesotho
NORTHERN CAPE
Durban
SOUTH AFRICA
EASTERN CAPE
East London
WESTERN CAPE
Cape Town
Port Elizabeth

TARGET NORTH
(Exploration)
TARGET 1
Allanridge
TARGET 3
TSHEPONG NORTH
Odendaalsrus
TSHEPONG
SOUTH
(Phakisa)
MASIMONG
Welkom
Virginia
JOEL
Theunissen
R30
R34
R730
R70
R710
R73
26°
28°
N
W
E
S
0
5
Kilometres

Free State operations

	Latitude	Longitude
Target 1	27°45'42.59"S	26°38'24.92"E
Target 3	27°49'42.93"S	26°38'29.27"E
Tshepong North	27°51'56.45"S	26°42'45.15"E
Tshepong South (Phakisa)	27°54'1.27"S	26°43'30.05"E
Masimong	27°58'23.93"S	26°52'39.41"E
Joel	28°16'17.19"S	26°48'57.97"E

LEGEND

- Location of operating shafts
- Free State operations
- Neighbouring mines
- Care and maintenance

Figure 3-2: Mineral Tenure for Tshepong South

N
27°50'S
Kutlwanong
Tshepong North
Odendaalsrus
Nyala Shaft
Tshepong South
R 34
R 30
To Welkom
27°55'S
0
2.5km
26°40'E
26°45'E
Mining Right
Towns/Residential Areas
Shaft Position
Regional Roads
Rail

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96)(iii)(B)(4) (i-iv)
4.1Accessibility
Access to Tshepong South is accessible via the local R70 road between Welkom and Odendaalsrus
(Figure 3-1). The area has well-established rail links and an airfield within close proximity.
Entry into the mining area is restricted by security fencing, security guards, booms and lockable gates at the main entrance. In addition, a communication system and access control system monitors personnel entering and leaving the mine property.
4.2Physiography and Climate
The mine lease area (Tshepong South) is flat and lies approximately 1,344 m above average mean sea level
(“amsl”). There are no prominent topographical landmarks in the area. The topography has been affected by the presence of slimes dams, waste rock dumps and solid waste disposal sites.
Tshepong South is situated in the Free State Goldfield, a semi-arid region with an annual rainfall of between
400mm and 600mm. Local thunderstorms and showers are responsible for most of the precipitation during summer, from October to March, peaking in January. Hail is sometimes associated with thunderstorms.
The seasonal fluctuations in mean temperatures between the warmest and the coldest months vary between an average minimum of  7.7°C in winter to a maximum of 37°C in summer. The month of July is generally the coldest month with the hottest month typically being February.
Tshepong South is not restricted by climatic or seasonal variability.
4.3Local Resources and Infrastructure
The surrounding areas of Welkom and Odendaalsrus are well developed in terms of access and mining-
related infrastructure, which supports the numerous operational gold mines in the area. The regional infrastructure includes national and provincial paved road networks, power transmission and distribution networks, water supply networks and communication infrastructure.
As part of the Social Labour Plan members from the surrounding community are trained and skilled on a rotational basis and placed back in the community to create a talent pool of available people that are available as needed. Higher skilled and senior positions are managed and maintained through talent pools and succession planning.
Availability of consumables is handled through the IMS (Internal Material Supply) system as part of the on-
site Finance department. Lead times are taken into account and material and supplies ordered and delivery scheduled to ensure a constant supply to the shaft.
Tshepong South operates a single vertical shaft for man and materials. Rock is transported from the underground working via a RailVeyorTM system to the Nyala Shaft for hoisting.
Tshepong South ore is transported, by rail, from Nyala shaft to the Harmony One Plant in Welkom for processing (Figure 3-2).
Tshepong South is powered by electricity from Eskom Holdings State Owned Company (“SOC”) Limited.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
5History
Section 229.601(b)(96)(iii)(B)(5) (i-ii)
5.1Historical Ownership and Development
Tshepong South “Phakisa” was formerly known as FSG 4, Freddies 4 and Tshepong South. Tshepong South
development commenced in October 1993 and shaft sinking was started in February 1994. In 1995, shaft sinking was halted on 59 Level due to the prevailing low gold price. Operations at Tshepong South recommenced in September 1996 and sinking was completed to 75 Level, before being halted again in 1999.
Harmony acquired Tshepong South as part of the acquisition from AngloGold Ashanti’s Free State operations
(previously known as Freegold), which completed in September 2003. Sinking and equipping was completed to a depth of 2,427m in 2006.
Tshepong South and Tshepong North were merged into Tshepong operations by Harmony in 2017 and split into separate operations in 2023.
The historical ownership and associated activities related to Tshepong are summarized in Table 5-1.
Table 5-1: Summary of historical ownership changes and activities of Tshepong South

Year	Asset History Highlights
Tshepong South
1994	Shaft sinking began.
2002	Harmony (as part of a 50:50 joint venture with ARMGold) acquired Phakisa from AngloGold Ashanti.
2003	The Phakisa Shaft Project began development. ARMGold and Harmony merged.
2005	Phakisa shaft completed and shaft equipping underway.
2008	Phakisa started production with full-scale production planned by June 2011.
2009	Five ice plants commissioned, improving ventilation and cooling.
2011	Phakisa reached full production.
2017	Tshepong and Phakisa merged into Tshepong operations
2022	Tshepong and Phakisa operations split into separate operations.
2026	An additional 400t KTI Ice Plant was commissioned, improving cooling capacity and redundancy.
5.2Historical Exploration
A total of nine surface holes were drilled into Tshepong South. Two surface holes UT3 and EV10 had B Reef intersection values of 845 cmg/t and 1429cmg/t respectively. Strong linear B Reef value trends running from
Tshepong North Mine into Tshepong South Mine were also identified where an expected value of the area averaged 1291cmg/t.
A high level underground capital exploration drilling project for B Reef was approved in August 2016 for
Tshepong South Mine. Eight drill holes were planned in the far Northern area of the shaft, spanning from 71 to 75 lines, totalling 5,180m at a total cost of ZAR5.5m. The exploration drilling program was successfully concluded in June 2018, with the planned eight holes drilled in the target area which confirmed the extension of the Tshepong North B Reef payshoot.
Evaluation of the results led to a second drilling program slightly south of the first, focusing on the 64 to 67 lines, to explore the area that is now being mined extensively. The second program started in July 2018 immediately following the first program. Since FY22 the Capital Exploration program has been renewed and expanded yearly to allow further B Reef exploration.
5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous in-situ Mineral Resource estimates for Tshepong South were declared as at 30 June 2025 by
Harmony, according to the SK 1300 TRS documentation. The previous Mineral Resource estimates, exclusive of Mineral Reserves, are summarized in Table 5-2. These have been superseded by the current estimate prepared by Harmony in Section 11 of this TRS.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 5-2: Summary of the previous Tshepong South Mineral Resources as at 30 June 2025 (Exclusive of Mineral
Reserves)

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	5.507	12.80	70,514
Indicated	8.892	11.35	100,964
Total / Ave. Measured + Indicated	14.399	11.91	171,478
Inferred	22.729	11.33	257,508
IMPERIAL
Mineral Resource Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Measured	6.070	0.373	2.267
Indicated	9.802	0.331	3.246
Total / Ave. Measured + Indicated	15.873	0.347	5.513
Inferred	25.055	0.330	8.279
Table 5-3: Summary of the previous Tshepong South Mineral Reserves as at 30 June 2025

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proven	2.159	6.53	14,102
Probable	0.423	3.22	1,362
Total / Ave. Proven + Probable	2.582	5.99	15,464
IMPERIAL
Mineral Reserve Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Proven	2.379	0.191	0.453
Probable	0.467	0.094	0.044
Total / Ave. Proven + Probable	2.846	0.175	0.497
5.4Past Production
The annual Financial Year’s tonnage, grade and gold production for Tshepong South is presented in Figure 5-1 and Figure 5-2. The reader should note that the figures are reported separately from Tshepong North and the
Financial year period runs from July to June the following year (12 months).
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 5-1: Graph of past production – Tonnes and grade

800
600
400
200
0
Tonnes Milled (kt)
12.00
11.00
10.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
.00
Gold Grade (g/t Au)
FY2021
FY2022
FY2023
FY2024
FY2025
FY2026
Tonnes Milled
Gold Grade (g/t Au)

Figure 5-2: Graph of past metal production

5,000
4,000
3,000
2,000
1,000
0
Gold Produced (kg)
FY2021
FY2022
FY2023
FY2024
FY2025
FY2026
Years
Gold Produced (kg)

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
6Geological Setting, Mineralization and Deposit
Section 229.601(b)(96)(iii)(B)(6) (i-iii)
6.1Regional Geology
Tshepong South is located on the southwestern margin of the Archean Witwatersrand Basin, one of the prominent gold provinces in the world. The Witwatersrand Basin is an approximately 7,000m thick terrigenous sequence comprising mainly arenaceous and argillaceous, together with minor rudaceous, lithologies deposited in a fluvio-deltaic environment in the centre of the Archaean Kaapvaal Craton of South
Africa (Robb and Meyer, 1995). The regional geology of the Witwatersrand Basin is shown in Figure 6-1.
The Witwatersrand Basin hosts the Witwatersrand Supergroup, which either conformably or unconformably overlies the metamorphosed volcanic and minor clastic sediments of the Dominion Group (Tucker et al.,
2016). The Dominion Group overlies the older granite-greenstone basement.
The majority of the Witwatersrand Supergroup is capped by the volcano-sedimentary sequence of the
Ventersdorp Supergroup through an angular unconformity. The Ventersdorp Supergroup is in turn overlain by the dolomitic and quartizitic sequence of the Transvaal Supergroup, and sediments of the Karoo
Supergroup (Tucker et al., 2016). Several suites of dykes and sills cut across the Archaean basement and the
Witwatersrand, Ventersdorp, Transvaal and Karoo supergroups, and form important geological time-markers.
The Witwatersrand Supergroup is sub-divided into the basal West Rand Group (“WRG”) and overlying CRG
(Robb and Robb, 1998). The WRG extends over an area of 43,000km2 and is up to 5,150m thick. It is sub-
divided in three subgroups, namely, from bottom upwards, the Hospital Hill Subgroup; Government
Subgroup and Jeppestown Subgroup. The stratigraphic succession of the WRG mainly consists of shale sediments, with occasional units of banded iron formation and conglomerate.
The CRG is up to 2,880m thick and covers an area of up to 9,750km2, with a basal extent of c.290km x 150km.
It is sub-divided into the lower Johannesburg Subgroup and upper Turffontein Subgroup as shown in
Figure 6-2. These subgroups are separated by the Booysens Shale Formation. The stratigraphic succession of the CRG comprises coarse-grained fluvio-deltaic sedimentary rocks.
The major gold bearing conglomerates are mostly confined to the CRG, and these conglomerate horizons are known as reefs. The most important reefs within the CRG are at six stratigraphic positions, three within the
Johannesburg Sub-group and three within the Turffontein Sub-group. The reefs are mined in seven major goldfields, and a few smaller occurrences, which extend for over 400km in what has been called “The Golden
Arc”. This arc is centered on the prominent Vredefort Dome, as shown in Figure 6-1, which is thought to be a major meteorite impact site in the centre of the Witwatersrand Basin (Therriault et al., 1997). The goldfields, as shown in Figure 6-1, include: East Rand, South Rand, Central Rand, West Rand, West Wits, Klerksdorp,
Free State (Welkom), and Evander.
6.2Local Geology
Tshepong South is located within the Free State Goldfield (Figure 6-1). The stratigraphic column of the Free
State Goldfield is presented in Figure 6-2. The Johannesburg Subgroup comprises the Virginia, St Helena,
Welkom, Harmony and Dagbreek formations.
The Free State Goldfield forms a triangle between the towns of Allanridge, Welkom and Virginia. The area is host to several gold mines, all of which produce gold from auriferous bearing reefs situated within sediments of the Central Rand Group of the Witwatersrand Sequence (Figure 6-2). Most of the presently exploitable reefs are situated within five stratigraphically separate placers including the Basal/Steyn, Saaiplaas Leader, B
Reef, Kimberley and Eldorado, with the majority of tonnage derived from the Basal/ Steyn and Saaiplaas
Leader.
The Witwatersrand and overlying Ventersdorp lavas were deposited in a basin with significant and continual down warping to accommodate the sediments and lavas. During Platberg times, the basin underwent a significant rifting and tilting event, resulting in the region being split by significant faults. These faults are generally westerly dipping, with down-throws to the west, and strata dipping generally to the east.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 6-1: Regional geology of the Witwatersrand Basin

Pretoria
Johannesburg
Welkom
Bloemfontein
Durban
Cape Town
N
Pretoria
Witpoortjie Break
JHB Dome
Boksburg Gap
Johannesburg
Randfontein
Bank Break
Carletonville
Springs
Evander
Devon Dome
Western Domes
Potchefstroom Gap
Potchefstroom
Klerksdorp
Vredefort
Vredefort Dome
Bothaville Gap
De Bron Fault
Tshepong Operations
Kroonstad
Welkom
Virginia
Bethlehem
Harrismith
Bloemfontein
1
2
2a
3
4
4a
5a
5b
6
7
Towns
Witwatersrand Supergroup:
Central Rand Group
West Rand Group
Dominion Group
Archaean granite and greenstone
Major fault
Major Goldfields
1 Evander
2 East Rand
2a South Rand
3 Central Rand
4 West Rand
4a West Rand South
5 West Wits
5a Eastern Section
5b Carltonville
6 Klerksdorp
7 Welkom

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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 6-2: Simplified stratigraphy of the Free State Goldfield
The general orientation of the Witwatersrand Supergroup succession in the Free State Goldfield is interpreted as north-trending within a syncline that is plunging to the north (Figure 6-3). The syncline is cut by two major faults resulting in the formation of three major fault bounded blocks:
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
•Odendaalsrus Section to the west of the De Bron fault;
•the Central Horst between the De Bron and Homestead faults; and
•the Virginia Section to the east of the Homestead Fault.
The Central Horst was uplifted, and the Central Rand Group rocks eroded away prior to deposition of the
Ventersdorp Supergroup and therefore comprises West Rand quartzites. The western margin of Tshepong
South mining right area is also affected by the Tribute fault (~270m) and Arrarat Fault (~180m) to the far south-east of the shaft.
A cross section through the fault bounded blocks is presented in Figure 6-4.
6.3Property Geology
The principal gold-bearing orebody is the stratiform and strata-bound Basal Reef (or Basal Reef Zone (“BRZ”))
(Figure 6-2). A secondary reef, the B Reef, lying between 140m and 160m stratigraphically above the Basal
Reef, currently contributes approximately 26% to the mining production at Tshepong South Mine.
6.3.1Basal Reef Lithology
The Basal Reef comprises a thin conglomerate, overlain by clean ‘placer’ quartzites. The Basal Reef is underlain by a thick series of siliceous and argillaceous quartzites comprising the Welkom Formation and overlain by shales and quartzites of the Harmony Formation, both of the Johannesburg Sub-group of the CRG.
The Basal Reef sits unconformably on the Welkom Formation (Figure 6-2).
The Upper Cycle Black Chert facies Basal Reef prevails in the South of Tshepong South’s area and consists of a slightly polymictic (yellow shale specks present), matrix-supported medium-pebble conglomerate with a more gradational contact absent of carbon, where mineralization is associated with fine disseminated and buck-shot pyrite. The conglomerate is slightly thicker compared to the Lower Cycle, but is also overlain by barren reef quartzite, the entire package being characteristically from 40cm to 60cm thick. The lower Khaki
Shale is up to 1m thick.
There are two facies of Basal Reef on Tshepong South, namely; the Lower Cycle Black Chert facies in the north and the Upper Cycle Black Chert facies in the south. The reef package ranges from 35cm to 160cm thick.
The Lower Cycle Black Chert facies predominates in the north with a northwest / southeast value trend. The reef consists of an oligomictic small pebble matrix-supported conglomerate lag with fly-speck carbon contact.
The rest of the reef package constitutes barren siliceous fine-grained reef quartzite. The entire reef package reaches up to 160cm thick and is overlain by 1cm to 30cm of lower khaki shale. This in turn is overlain by the approximately 3-4m thick waxy brown leader quartzite, above which lies the 3-4m thick upper khaki shale.
6.3.2B Reef Lithology
The B Reef at Tshepong South is located about 140m stratigraphically above the Basal Reef and varies in thickness from 10cm to 170cm. The conglomerate varies in character depending on the facies, with the B1-
facies being a small to medium pebble conglomerate and usually no more than 30cm thick with abundant carbon and buckshot pyrite present. The B2-facies is a small pebble lag set in an argillaceous quartzite, with little to no mineralization. B3-facies is a 20cm to 150cm thick conglomerate, mature, well packed, with pebble sizes varying from small to cobble size, very polymictic, normally with abundant pyrite and some carbon. This is the most common facies.
The lowest unit is a basal lag (Zone A), overlying Doornkop Quartzite Formation. Where this unit is developed
(or preserved), it may be a highly mineralized oligomictic or polymictic conglomerate, with visible gold, buckshot pyrite and carbon mineralization. This unit may carry gold values of many thousands of cmg/t and represents a potentially rewarding exploration target.
The unit overlying the Zone A may be either Zone B, which comprises a mildly erosive pebbly quartzite formation, and/or the stratigraphically younger Zone C, which is a polymictic conglomerate with low values and is erosional into the underlying A and B zones.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 6-3: Structural geology of the Free State Goldfields

N
Tshepong Operations
Dagbreek Fault
Odendaalsrus Section
Tshepong North
Nyala Shaft
Tshepong South
Central Horst
Arrarat Fault
De Bron Fault
Virginia Section
UITKYK
RHEEDERSDAL
EUREKA
BRAND
WELKOM
HOMESTEAD
SAAIPLAAS
VIRGINIA
LAVA
-175 Basal Reef Contours below mean sea level (m)
+325 Basal Reef Contours above mean sea level (m)
(Numbering indicates up dip side beyond the Basal Reef, sub-outcrop contours continue on the Hanging-Wall to Footwall contact)
Anticline
Syncline
Culmination
Depression
Normal Fault - Dip as indicated
Low Angle Reverse Fault - Dip as indicated
Steep Reverse Fault
Basal Reef Margins
Central Rand Group Sup-Outcrop
X + 3,080,000
X + 3,100,000
27°55'S
Approximate Location of Mining Boundary
Approximate Location of Shaft Position
Main Fault Zones
0
10km
Y + 20,000
Lo27°

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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 6-4: Tshepong South Cross Section
Source: Modified after Tucker et al. (2016)
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
6.3.3Structure
At Tshepong South, there are several major faults and dykes present interpreted from surface drill holes and intersected in the development and stoping. Among these are the Enrico, Zero, Zindaba, Eland, Savannah and
Enkeldoorn Dykes, as well as the Tribute and Tshepong South Faults. The easterly limit of the ore body is not clearly defined, but appears to cut off at approximately 3,000m below surface on a major component of the north-south striking Arrarat Fault. Drilling is planned within the next year to assist in better defining this area.
Two principal age-based divisions in Tshepong South’s intrusive structures have been identified, namely;
Ventersdorp and post-Ventersdorp eras. Various subdivisions within each of these two categories have also been observed.
Yellow porphyry, acicular and quartz diorite dykes are found in the Ventersdorp suite of intrusives, while
Karoo dolerites and lamprophyres occur in the post-Ventersdorp suite of intrusives. These intrusives tend to utilise any plane of weakness in their passage. It is therefore not unusual to find an intrusive infill along the various fault planes and other faults within the mine area. Accompanying gouge material, showing slicken-
siding along the contacts of the intrusions, indicates that movement has taken place after these rocks were intruded.
6.4Mineralization
The gold mineralization in the Witwatersrand deposits is believed to have followed an episode of deep burial, fracturing and alteration. The mineralization model is that Archean gold bearing hydrothermal fluid was introduced into the conglomerates and circulated throughout in hydrothermal cells. The fluids precipitated gold and other elements through reactions that took place at elevated temperatures along the reef horizons, which was the more favourable fluid conduit.
The generic mineralization model for Tshepong South Basal Reef is based on structurally controlled fluid flow within a conglomerate hosted lithology. Fluid flow is dependent on the permeability of the host rock mass during mineralization. Fluid flow, permeability and subsequent gold mineralization are believed to be controlled by four key factors, including:
•stratigraphy;
•the presence or absence of mineralization age thrust faulting;
•sedimentology; and
•precipitation agent.
It is the QP's view, the sedimentological parameters are more influential and predictive for gold distribution on a regional scale.
The gold mineralization is related to the facies-type, and the mineralization characteristics within the facies are similar between Tshepong North and Tshepong South and are hence simply described by facies in the section to follow.
6.4.1Basal Reef
Within the Lower Cycle Black Chert facies, mineralization is characterized by a fine disseminated interstitial pyrite, together with a carbon contact. Mineralization is associated with the carbon contact and conglomerate, although some concentration is also found just below the upper reef contact. At the top of the reef is a granular textured often gritty quartzite with fine pyrite stringers about 10cm thick.
In the Upper Cycle Black Chert Facies, mineralization is associated with the carbon contact and conglomerate, although some concentration is also found just below the upper reef contact. It does not have such a well-
developed carbon contact as the Lower Cycle facies and is often of lower grade.
6.4.2B Reef
The B1-facies has abundant carbon and gold is associated with the carbon. The B2-facies has little to no gold mineralization and represents a non-depositional or “scour” area, which tend to occur as channels in the B
Reef, often alternating with the highly mineralized B1-facies, while the B3-facies normally has abundant
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
pyrite and some carbon. Free gold can be found in association with the flyspeck carbon in the B3-facies and the carbon seams in the B1-facies.
6.4.3Alteration
Alteration is evident in the Basal Reef and B Reef at Tshepong South and is a result of the hydrothermal fluids that infiltrated the reef and have overprinted on the original mineral assemblage. The reefs contain authigenic sulphides such as pyrite, and other minerals associated with alteration such as chlorite. Gold associations with these mineral assemblages indicate a strong correlation of gold mobilization and redistribution at the time of the hydrothermal fluid influx.
While alteration is an important part of the mineralization, alteration is not used for the identification, modelling or mining of the reefs.
6.5Deposit Type
Tshepong South’s deposits are classed a meta-sedimentary gold deposit. Folding and basin edge faulting have been important controls for sediment deposition and gold distribution patterns within the Witwatersrand
Basin and fold trends have been employed in the economic evaluation of various reef horizons.
6.6Commentary on Geological Setting, Mineralization and Deposit
The regional geological setting, local and property geology, mineralization and deposit-type for Tshepong
South is well established, through many decades of exploration and mining. Reliable geological models, maps and cross sections are available that support the interpretations and inform the Mineral Resource estimates.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
7Exploration
Section 229.601(b)(96)(iii)(B)(7) (i-vi)
Geological data has been obtained through initial surface drilling, followed by underground drilling, mapping and channel (chip) sampling.
Tshepong South is currently undergoing extensive B Reef exploration drilling to evaluate the potential continuation of the existing pay shoots between Tshepong South and Tshepong North mines. The initial target area was confined to the northern portion of Tshepong South, in close proximity to the Tshepong
South and Tshepong North boundary. During FY26, the exploration area was expanded to include the far south and mid-shaft areas. Footwall development, which commenced at Tshepong South during FY20, now provides drilling platforms for confirming and delineating the interpreted B Reef channel. For the recently identified target areas in the far south and mid-shaft regions, historic Basal Reef development ends are being utilised as exploration drilling platforms.
7.1Geophysical Surveys
Initial exploration included a historical geophysical seismic survey to obtain information of subsurface rock formations and geological structures using shock wave reflections and surface diamond core drilling. The current Mineral Resource model is no longer informed by the geophysical seismic survey and the model relies only on borehole information and underground mapping information.
7.2Topographic Surveys
As an underground operation, topographic surveys are not material to the Mineral Resource estimates.
7.3Underground Mapping
Face and reef development mapping is undertaken by a team comprising a Sampler or Geologist and an assistant. Face tapes are setup along gullies and the stope face and secured with reference to the latest survey pegs installed in the workplaces. Reef position and other lithological and stratigraphic information is collected and measured relative to the reference tapes. The information is captured in a notebook.
Once at surface, the person responsible transfers the information from the notebook to the applicable survey plan, a mapping report is then produced for each mapped workplace. The mapping reports depict the geological information graphically relative to the survey measurement points. Data from the mapping is also incorporated into the geological models.
Approximately 80-90% of all workplaces are inspected by members of the Geosciences team monthly to ensure that suitable mapping information coverage is achieved.
7.4Channel Sampling Methods and Sample Quality
Channel sampling of underground panels is carried out on a monthly basis. Sampling is conducted perpendicular to the channel contact across the exposed channels. The section lines demarcating the width of the sample are drawn parallel to the reef waste contact while those demarcating the length of the sample are drawn at right angles to the reef waste contact and are marked 10cm apart. The samples are chipped out between these section lines.
The sampler ensures that the face is clean and free of any contamination during chipping and avoids spillage while bagging the underground chip samples to ensure integrity.
Sampling of both the Basal Reef and B Reef stoping channels are undertaken at the advancing face on a grid spacing of 5m x 5m at Tshepong South. The sampling process is audited monthly and annually by the
Geoscience Manager. Development sampling is on 2m intervals for Basal and B Reef. Development sampling is done in addition to the face sampling. The results are captured into the information system and plotted on a development sampling sheet.
Sample integrity is maintained through a controlled chain-of-custody process. Upon arrival on surface, samples are deposited into a secure steel chute feeding directly into a locked sample bin within the shaft area, preventing unauthorized removal. The Sample Crew Supervisor unlocks the bin, performs a physical sample count, and reconciles the total against the Assay Analysis Forms.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Following verification, a waybill is prepared and the samples are transported to the assay laboratory in a locked sample box under the supervision of the Sample Crew Supervisor. Upon receipt at the laboratory, the sample box is opened in the presence of authorized laboratory personnel, the samples are counted and reconciled against the dispatch records, and the Laboratory Supervisor signs the Assay Analysis Form to confirm receipt. This process ensures sample security, traceability, and accountability from collection through to laboratory submission.
The location of sample sections collected from the Basal and B Reef, to date, are shown in Figure 7-1 and
Figure 7-2. A total of 405 gold sample sections on average are taken monthly, 292 Basal Reef and 113 B Reef.
7.5Surface Drilling Campaigns, Procedures, Sampling, Recoveries and Results
Most surface drill holes used in the estimation of the current Mineral Resources were drilled by AngloGold
Ashanti, or its forebears, before Harmony acquired Tshepong South.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 7-1: Location of channel samples collected from the Basal Reef

Basal Geozones
Mining Right
Geozones
-10 000E
-5 000E
5 000N
0N
-5 000N
1:15000
0
1000
N
Description | Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above
1
2
3
4
5
6
7
8
9
10
11
12
13

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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 7-2: Location of channel samples collected from the B Reef

B Reef Geozones
Mining Right
Geozones
-12 000E
-10 000E
-8 000E
4 000N
2 000N
0N
-2 000N
-4 000N
1
2
3
4
5
6
7
N
1:7500
0
1000
Description
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

7.5.1Drilling Methods
The surface diamond core drilling has been undertaken using a thin-walled core barrel (AXT size core barrel)
that delivers 35.51mm core. A single mother hole is drilled, typically with multiple deflection holes drilled from it.
The grid spacing of the surface drilling is determined on a per project basis, with deflections from wedges spaced at up to 100m intervals and is often required to be complemented by underground drill hole intersections. The accuracy of the surface drilling intersection positions from drill holes that are from 2,000m to 3,000m in depth is the major limiting factor of achieving the planned grid. Long surface drill holes often
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
deflect and controlling direction over that depth has always been challenging in the South African gold mining context.
7.5.2Collar and Downhole Surveys
The drill holes are surveyed to confirm both collar position and trajectory. Drill hole collar and downhole surveys are conducted on all surface drill holes.
Surface drill hole collars are surveyed by the internal Land Survey Department. Underground drill hole collars are checked against layouts issued to diamond drilling.
Downhole surveying is conducted by Digital Survey. A gyroscopic tool is used to record X, Y, Z and inclination points every 3 or 6 meters, with the hole collar being the base. Continuous survey is also available. The survey is provided as a spreadsheet containing the relevant information at the specific intervals. The point data can be imported directly to Deswik™ and printed to scale, which makes tracing onto a plan quick and accurate.
7.5.3Logging Procedures
Upon arrival at the core yard located on-site, drill core is marked at every meter interval. The core is then orientated so that the low point of bedding is coincident with the edge of the angle iron. The cut line is defined by the low point of the bedding at the base of the reef zone, when viewed as per convention, from left to right in the direction of increasing depth, is drawn parallel to the core. The core is then rotated through 90° and a yellow line is then drawn parallel to the core, to define the retention half core.
Drill cores are photographed prior to logging and sampling where it is deemed necessary. The geologist conducts the core logging.
Drill core logging is quantitative and qualitative. The following information is recorded:
•lithology;
•packing density;
•roundness;
•sorting;
•contact type, grain/pebble size;
•sediment maturity; and
•mineralization; and alteration.
The geologist responsible for logging the core stores the original paper record. Core logging is also stored electronically using both DeswikTM and Datamine FusionTM software. Internal peer reviewing is undertaken on the interpretation of the stratigraphy and spatial correlation of drill holes.
Observations are captured on the diamond drilling database by geologists. The logs are checked by the Senior
Geologist prior to sampling. Logging procedures are conducted as per the Harmony company standards, which are used on all underground mines and are best practice and have been in place since 2001.
7.5.4Drilling Results
The location of the surface and underground drill holes intersecting the Basal and B Reefs are presented in
Figure 7-3 and Figure 7-4. There are no recent surface drilling results (Table 7-1 and Table 7-2), all drilling dates back to previous project owners and is pre-2017. The results have been included into the geological modelling and Mineral Resource estimation process. These drill holes were drilled to a depth of 2,373m below the surface.
The Basal borehole data indicates reef widths ranging from 2cm to 336cm with an average width of 64cm, and gold grade ranging from 0.2 g/t to 438.53 g/t.
The B Reef borehole data indicates reef width ranging from 8cm to 352cm with an average width of 118cm and gold grade ranging from 0.04 g/t to 101.29 g/t
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 7-3: Location of surface and underground drill holes on the Basal Reef

-10 000E
-5 000E
Basal Geozones
5 000N
0N
-5 000N
1
2
3
4
5
6
7
8
9
10
11
12
13
Mining Right
Geozones
N
1:15000
0
1000
Description
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 7-4: Location of surface and underground drill holes on the B Reef

B Reef Geozones
Mining Right
Geozones
-12 000E
-10 000E
-8 000E
-6 000E
4 000N
2 000N
0N
-2 000N
1
2
3
4
5
6
7
N
1:7500
0
1000
Description | Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

Table 7-1: Summary of surface and underground drilling intersecting reef for Tshepong South

Year	Company	No. Drill Holes	Surface (m)	Underground (m)
2020	Harmony	58	—	4,265
2021	Harmony	113	—	7,190
2022	Harmony	32	—	2,132
2023	Harmony	108	—	8,145
2024	Harmony	93	—	7,809
2025	Harmony	132	—	11,285
2026	Harmony	128	—	13,883
Total		664	—	54,709
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
7.5.5Core Recovery
Upon delivery to the core yard, and prior to logging and sampling, the drill core is checked to ensure 100%
core recovery. Core recovery is determined by dividing the measured length of the recovered core by the total length of the core run.
An intersection is complete and representative if core recovery is greater than 99%. Drill holes with poor recovery can be sampled provided the reef intersection and channel is intact and representative. Extra caution is taken during the drilling process to ensure maximum core recovery on reef intersections, to prevent sample bias.
Reef intersection “acceptability” is categorised as per the criteria summarized in Table 7-2 and is determined by geologists based on, amongst others, drill core condition and faulting. The acceptability is verified for each reef intersection before the assay results are used for Mineral Resource estimation.
Records of recoveries over 48,131m of drilled core are available and indicates an average core recovery of
90%.
Table 7-2: Drill hole acceptance criteria

Category	Comment
Acceptable	100% core recovery in the reef zone, or very minor loss due to reef chipping. No evidence of faulting within the reef horizon or at either contact with hanging wall or footwall lithologies.
Minimum value
Light to moderate disking of core in the core barrel due to drilling and/or ground conditions. Visual observations indicate that the conglomerate portion of the reef is usually more prone to disking, resulting in possible gold loss.

Faulted minimum value	If the fault loss is considered to be minor, this term may be used if the geologist is certain that only low-value internal quartzite is missing from the intersection.
Not acceptable	Heavy disking of core which may indicate core loss, partial known core loss due to grinding. Also faulting of any description within the reef zone.

7.5.6Sample Length and True Thickness
Mineralization of the reefs is perpendicular to or at an angle to the drill holes. As such, all drill hole reef intersection widths are corrected to true thickness for gold value calculation.
7.6Underground Drilling Campaigns, Procedures and Sampling
Underground exploration drilling has been ongoing throughout the operational life of Tshepong South as the mine deepens. Most of the surface boreholes used in the estimation of the current Mineral Resources were drilled by AngloGold Ashanti before Harmony acquired the mine.
7.6.1Drilling Methods
Underground diamond core drilling is conducted using hydraulically driven and pneumatic reverse circulation drill rigs, which typically delivers an AXT size core (35.51mm). These are short drill holes rarely exceeding
200m in length.
Fans of drill holes are drilled from diamond drilling cubbies, which are developed at 50m intervals along footwall developments ends (X/C’s) and 100m intervals along haulages and RAW’s. The drilling fans consist of up to ten individual drill holes at inclinations ranging from +3° to +90° of vertical, or as dictated by local geological structures.
7.6.2Collar and Downhole Surveys
At Tshepong South, exploration holes are normally not surveyed as the maximum length of the holes are
150m and stabilizers are used to minimize the risk of deflection. In exceptional cases where drilling provides unexpected or anomalous data, or where high accuracy is absolutely required, exploration holes with stabilizers have been surveyed and the results have generally shown the stabilizers to be effective. LIBs
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
drilled for Tshepong South Sub 75 Capital Project and the B Reef initial drilling project before footwall development was established were all surveyed, including the planned deflections.
Boreholes related to Capital projects are generally surveyed to ensure accurate interpretation, as these tend to be longer holes (up to 300m) drilled with special rigs designed for the purpose. The company used for the surveys is Digital Surveying (Pty) Limited. A gyroscopic tool is used to record X, Y, Z and inclination points at 3 or 6 meter intervals, with the hole collar being the base. The survey is provided as a spreadsheet containing the  relevant information at the specific intervals. The point data can be imported directly to Deswik™ and printed to scale, which makes tracing onto a plan quick and accurate.
With normal exploration and cover holes the collar position is measured from a known survey peg, as well as the distance above or below the grade line. This is done by the drill contractor and provided to the relevant geologist. The geologist will also do spot checks when passing by a drill rig. Exact XYZ coordinates can then be read from the plan after the collar is plotted.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
7.6.3Logging Procedures
Upon arrival at the core yard located on-site, drill core is marked at every meter interval. The core is then orientated so that the low point of bedding is coincident with the edge of the angle iron. The cut line is defined by the low point of the bedding at the base of the reef zone, when viewed as per convention, from left to right in the direction of increasing depth, is drawn parallel to the core.
Prominent reef intersections or features of interest are photographed prior to logging and sampling. The geologist conducts the core logging.
Drill core logging is quantitative and qualitative. The following information is recorded:
•lithology;
•packing density;
•roundness;
•sorting;
•contact type, grain/pebble size;
•sediment maturity; and
•mineralization; and alteration.
The geologist responsible for logging the core stores the original paper record. Core logging is also stored electronically using Datamine FusionTM software. Internal peer reviewing is undertaken on the interpretation of the stratigraphy and spatial correlation of drill holes.
Observations are captured on the diamond drilling database by geologists. The logs are checked by the Senior
Geologist prior to sampling. Logging procedures are conducted as per the Harmony company standards, which are used on all underground mines and are best practice and have been in place since 2001.
7.6.4Drilling Results
The location of the underground drill holes intersecting the Basal and B Reefs are presented in Figure 7-3 and
Figure 7-4.
With over 2601 Basal Reef and B Reef surface and underground drill holes in the database, the results are too voluminous to be reported in this report. The results have, however, been included into the geological modelling and Mineral Resource estimation process.
The Basal borehole data indicates reef width ranging from 2cm to 336cm with an average width of 64cm and gold grade ranging from 0.2 g/t to 438.53 g/t.
The B Reef borehole data indicates reef width ranging from 8cm to 352cm with an average width of 118cm and gold grade ranging from 0.04 g/t to 101.29 g/t.
The recent Basal Reef and B Reef underground drilling results for Tshepong South are summarized in Table
7-4 and Table 7-5. During the 2026 drilling campaign, Tshepong South completed 128 underground diamond drill holes totalling 13,883m. The programme yielded 47 Basal Reef  intersections and 85 B Reef intersections, with four drillholes intersected both reef horizons..
7.6.5Core Recovery
Upon delivery to the core yard, prior to logging and sampling, the drill core is checked to ensure 100% core recovery. Core recovery is determined by dividing the measured length of the recovered core by the total length of the core run.
An intersection is complete and representative if core recovery is greater than 99%. Extra caution is taken during the drilling process to ensure maximum core recovery on reef intersections, to prevent sample bias.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Reef intersection “acceptability” is categorised as per the criteria summarized in Table 7-2 and is determined by geologists based on, amongst others, drill core condition and faulting. The acceptability is verified for each reef intersection before the assay results are used for Mineral Resource estimation.
Records of recoveries over 48,131m of drilled core were available and indicated an average core recovery of
90%.
7.6.6Sample Length and True Thickness
In areas where drill holes intersect the orebodies at obtuse angles, the sampled width is corrected for true thickness using the angle of intersection and the drilled width. The true thickness is used to determine the value of the gold content of the reef.
7.7Hydrogeology
Tshepong South has a good understanding of the local geology and geohydrology through numerous geohydrological and mass transport models done over the years.
Tshepong South mine is characterized by two aquifers:
•A Shallow Weathered and Fractured Karoo Aquifer (Karoo Formations): A shallow, weathered aquifer exists in the weathered shale and sandstone at an average depth of 10m – 20m below ground level.
The most consistent water strike is located at the fresh bedrock / weathering interface.
•The primary porosity of the Vryheid Formation is very low. Any water bearing capacity is therefore associated with secondary joints, bedding planes and faults. The contact zones of dolerite intrusions are considered the primary source of groundwater flow within the deeper formations.
•The two aquifers may or may not be hydraulically connected, dependent on the local geology.
•A Deep Witwatersrand / Ventersdorp Aquifer: The deep brine Witwatersrand aquifer is situated approximately 300m below surface. This aquifer is thought to be connate (i.e. original formation water) or extremely old (fossil) water and is usually concentrated on geological structures such as fault zones or igneous intrusions (e.g. dykes).
The major fractures that formed during the Ventersdorp tectonic events were filled with water to a depth of several kilometres. The impermeable nature of the overlying Karoo sediments, particularly the Dwyka
Formation at the base of the Karoo, effectively sealed off the aquifer (Van Biljon, 1995). Post-Karoo movement and intrusions provided conduits for leakage from the Karoo aquifers to the deep Witwatersrand aquifer. However, the deep aquifer recharge from surface is regarded as negligible and at best localised (Van
Biljon, 1995).
This is concluded based on the dewatering of this aquifer over the past 40 years during which the water levels in the Witwatersrand aquifer dropped significantly. Underground dewatering boreholes have dried up in some instances (Van Biljon, 1995).
Previous studies concluded the following:
•There is no or very limited hydraulic connectivity between the Karoo aquifers and the deeper
Witwatersrand aquifer.
•Recharge to the Witwatersrand aquifer is negligible.
•Once the Witwatersrand aquifer is dewatered (or the water level lowered) it will not recover. The estimated post-mining water level in the Witwatersrand aquifer will therefore be deeper than the pre-
mining water level of ~200m below surface.
7.8Geotechnical Data
Geological exploration drilling is not typically used to gather geotechnical data – these data are gathered independently by the Geotechnical Engineer. Geotechnical issues related to underground workings are discussed in more detail in the Mining and Mine Design sections (Section 13).
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Numerical modelling is done using rock mass characteristics from geological core samples, to determine the rock wall condition factor and average pillar stress. A point load test machine is used to conduct point load tests of random rock samples, correlating it with core testing results. Applying the geotechnical properties obtained improves back analysis of seismic events and building a more comprehensive geotechnical model of the mine. Quality assurance is enhanced by using expert external service providers where applicable.
A seismic network is utilized at Tshepong South to monitor seismicity which consist out of 48 component geophones which are installed across the mine and 2 regional seismic sites is also installed. The digital seismic data is transmitted from the seismic underground stations to the surface seismic server (RTS) via the mines
Hirschman switches and through ADSL, the Ethernet (LAN) based infrastructure available on the mine.
Automatic as well as Manual processing of the recorded seismic data is done by the Institute of Mine
Seismology. At Harmony the objective of seismic monitoring is to prevent seismicity. The seismic network is planned to a horizontal accuracy within 25 to 50m with a network sensitivity of (Mmin) –  0.0 to 0.5. The seismic monitoring system is designed to provide information to the rock engineering practitioner and production officials on a daily and monthly basis. Daily, seismic plots are produced to indicate the existence of “high seismic deformation” areas.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 7-3: Summary of recent Tshepong South underground drill holes intersecting the Basal Reef

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)	Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)	Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2023	CDD2647	575	75	2024	GDD 2818	799	32	2025	CDD 2930	898	51
2023	GDD2670	263	78	2024	GDD 2820	424	45	2025	CDD 2931A	715	58
2023	GDD2645	659	60	2024	GDD 2839	610	111	2025	GDD 2958	1,102	64
2023	GDD2646	3,612	40	2024	GDD 2812	1,137	64	2025	GDD 2934	253	110
2023	GDD2668	25	39	2024	GDD 2842	759	61	2025	GDD 2966	494	32
2023	GDD2682	733	71	2024	GDD 2762	1,189	52	2025	GDD 2907A	110	62
2023	GDD2677	1,014	107	2024	GDD 2795	51	51	2025	GDD 2933	155	99
2023	GDD2652	1,113	31	2024	GDD 2843	749	41	2025	GDD 2985	435	117
2023	GDD2674	511	63	2024	GDD 2827	7,895	39	2025	GDD 2942	401	40
2024	GDD2675	347	46	2024	GDD 2857	1,245	32	2025	CDD 2960	1,721	26
2024	GDD2673	361	46	2024	GDD 2851	802	46	2025	GDD 2981	313	31
2024	GDD2719	481	43	2024	GDD 2828	1,129	38	2025	GDD 3011	551	54
2024	CDD2714	26	73	2024	GDD 2865	2,985	45	2025	GDD 2984	728	100
2024	GDD2710	15	31	2024	CDD 2845	2,756	38	2025	GDD 2991	942	66
2024	GDD2717	716	72	2024	GDD 2847	1,087	110	2025	GDD 2990	1,877	53
2024	GDD2730	2,109	143	2024	GDD 2860	410	36	2025	GDD 3015	568	59
2024	GDD2742	1,311	148	2024	GDD 2870	3,867	43	2025	GDD 2998	2,014	80
2024	GDD2743	802	52	2024	GDD 2866	8	19	2025	GDD 2993	890	61
2024	GDD 2744	51	45	2024	GDD 2825	793	6	2025	GDD 3023	1,724	61
2024	GDD 2768	269	43	2024	CDD 2875	444	78	2025	GDD 3020	1,065	75
2024	GDD 2723	95	39	2024	CDD 2874	31	166	2025	GDD 3013	347	109
2024	GDD 2747	342	50	2024	GDD 2849	4,688	41	2025	GDD 2996	362	82
2024	GDD 2759	218	120	2024	GDD 2871	650	43	2025	GDD 3027	1,939	48
2024	GDD 2774	4,161	44	2024	GDD 2859	2,222	42	2025	GDD 3033	2,623	65
2024	GDD 2764	84	36	2024	GDD 2822	679	36	2025	GDD 3017	1,622	87
2024	CDD 2713	1,023	40	2024	GDD 2765	356	23	2025	GDD 2981A	266	65
2024	GDD 2773	121	80	2024	GDD 2881	1,131	97	2025	GDD 3047	231	61
2024	CDD 2755	62	29	2024	GDD 2889	751	29	2025	GDD 2988	1,874	41
2024	CDD 2749	571	47	2024	GDD 2892	1,362	38	2025	GDD 2987	4,690	51
2024	GDD 2772	918	59	2024	GDD 2873	8	2	2025	GDD 3036	102	126
2024	GDD 2780	1,247	48	2024	GDD 2887	1,046	36	2025	GDD 3014	1,325	71
2024	GDD 2781	606	44	2025	GDD 2890	1,097	46	2025	GDD 3046	1,422	71
2024	GDD 2788	555	38	2025	GDD 2902	1,166	56	2025	GDD 3059	44	45
2024	GDD 2790	841	87	2025	GDD 2900	269	39	2025	GDD3066	1,454	49
2024	GDD 2798	1,532	39	2025	GDD 2910	3,921	43	2025	GDD3054	390	51
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa

2024	GDD 2784	149	16	2025	GDD 2893	3,027	107	2025	GDD 3037	1,320	106
2024	GDD 2797	453	103	2025	GDD 2894	854	36	2025	GDD 3003	484	88
2024	GDD 2782	1,661	28	2025	GDD 2908	965	36	2025	GDD 3058	4,441	55
2024	GDD 2785	733	63	2025	GDD 2891	32	45	2025	GDD 3070	1,033	44
2024	GDD 2804	1,216	70	2025	GDD 2898	13	57	2025	GDD 3067	1,166	64
2024	GDD 2803	161	45	2025	GDD 2852	868	37	2025	GDD3077	929	48
2024	CDD 2800	2,061	60	2025	GDD 2911	14	54	2025	GDD 3080	557	53
2024	GDD 2808	1,049	44	2025	GDD 2921	545	68	2025	GDD 3086	643	56
2024	GDD 2789	1,620	36	2025	GDD 2872	590	57	2026	GDD 3087	6,952	48
2024	GDD 2802	6,634	45	2025	CDD 2896	1,068	38	2026	GDD 3089	2,368	63
2024	GDD 2810	89	44	2025	GDD 2937	56	44	2026	GDD 3103	4,376	42
2024	GDD 2817	195	71	2025	GDD 2917	226	46	2026	GDD 3107	330	54
2024	GDD 2796	3,563	42	2025	GDD 2944	290	39	2026	GDD 3133	454	16
2024	GDD 2794	4,886	54	2025	GDD 2938	538	4	2026	GDD 3156	1,247	38
2024	GDD 2811	1,112	180	2025	GDD 2941	800	36	2026	GDD 3142	5,816	46
2024	GDD 2816	901	67	2025	GDD 2939	651	48	2026	GDD 3135	365	74
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 7-4: Summary of recent Tshepong South underground drill holes intersecting the B Reef

Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)	Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)	Year	Drill Hole ID	Gold Value (cmg/t)	Ave. Channel Width (cm)
2025	GDD 3041	1500	143	2026	GDD3111	663	160	2026	GDD 3129	83	236
2025	GDD3079	95	71	2026	GDD 3115	692	142	2026	GDD 3130	2379	162
2025	GDD3072	353	153	2026	GDD3110	88	224	2026	GDD 3143	53	61
2025	GDD3077	100	222	2026	GDD 3103	11	47	2026	GDD 3010	972	200
2025	GDD 3005	51	92	2026	GDD 3131	5666	276	2026	GDD 3124	469	97
2025	GDD 3080	124	101	2026	GDD 3137	717	288	2026	GDD 3133	258	180
2025	GDD 3088	674	152	2026	GDD 3093	2499	276	2026	GDD 3151	627	301
2025	GDD 3076	180	161	2026	GDD3140	263	79	2026	GDD 3155	122	64
2026	GDD 3087	1356	68	2026	GDD3000	584	308	2026	GDD 3154	101	173
2026	GDD 3099	450	168	2026	GDD3120	2219	146	2026	GDD 3150	87	173
2026	GDD 3089	94	102	2026	GDD3119	76	91	2026	GDD 3160	172	91
2026	GDD 3095	77	73	2026	GDD 3007	164	223	2026	GDD 3122	691	60
2026	GDD 3100	378	164	2026	GDD3127	483	394	2026	GDD 3122	799	49
2026	GDD 3091	72	118	2026	GDD 3128	497	167	2026	GDD 3164	448	95
2026	GDD 3105	86	159	2026	GDD 3107	1216	85	2026	GDD 3162	1333	180
2026	GDD 3108	50	48	2026	GDD 3141	219	37	2026	GDD 3168	228	74
2026	GDD 3101	12	28	2026	GDD 3008	173	278	2026	GDD 3163	477	181
2026	GDD 3112	97	16	2026	GDD 3009	150	108
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Effective Date: 30 June 2026

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Table 7-5: Summary of surface boreholes for Tshepong South and North

Summary of Surface Boreholes for Tshepong South and North
Drill Hole ID	Reef Type	Gold Value (cmg/t)	Reef Type	Gold Value (cmg/t)
UT1	Basal	1720	B Reef	Tr
UT2	Basal	224	B Reef	514
UT3	Basal	1696	B Reef	845
UT4	Basal	605	B Reef	216
AR5A	Basal	630	B Reef
AL5	Basal	479	B Reef	159
ELD3	Basal	1228	B Reef	731
LB5	Basal	763	B Reef	2427
NK2	Basal	652	B Reef	Tr
EV10	Basal		B Reef	1429
7.9Commentary on Exploration
Surface drilling was used as the initial exploration drilling and this was later infilled to provide sufficient detail for geological modelling and Mineral Resource estimation. The underground infill drilling system is in place to improve data density in specific areas and boreholes are drilled from the underground development access drives.
Logging procedures are conducted as per the Harmony company standards, which are used on all surface and underground mines and are best practice and have been in place consistently since 2001.
Previous to this system surface exploration holes (historical drilling) were drilled by Anglo and detailed logs exist in a safe room at the Harmony Steyn offices.
The QP is of the opinion that the quality and quantity of the exploration methods and information gathered is sufficient to support the estimation of Mineral Resources and Mineral Reserves.
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8Sample Preparation, Analyses and Security
Section 229.601(b)(96)(iii)(B)(8) (i-v)
This section summarizes information relating to the sample preparation on site through to the laboratory preparation and analysis.
8.1Sampling Method and Approach
Sample types used to support both production and geological exploration include diamond drill core samples and channel (chip) samples.
8.1.1Channel Samples
Channel sampling is (and was by Anglo previously) undertaken according to industry best practice, and presently now according to Harmony’s Underground Sampling Procedure which incorporates QA/QC principles.
The sampling grid in the Basal Reef and B Reef stoping is a 5m interval along dip and a 5m interval on strike creating a 5m x 5m grid.
For development, the full extent of the on-reef development must be sampled on one sidewall at 2m intervals for Basal Reef and B Reef. Due to the high nugget effect and variability associated with B Reef, these intervals may be increased where appropriate.
Samples are chipped from the advancing face from within clearly measured and marked channel sections, including the 2cm hanging wall and footwall width. Sample widths are measured at right angles to the dip of the reef. Individual sample widths are measured from bottom to top along the two parallel lines. Two clino-
rules are used for measuring the sample widths. One ruler is held horizontally with the spirit level on strike, and another held at right angles to the dip. The two rulers must cross each other at right angles. The face measured must agree with the totals of all individual widths. All measurements are made to the nearest centimetre.
The channel and sample lines are chipped out using a standard chisel and mallet, bagged, labelled with a unique sampling number, and sealed. An adequate mass of each sample is collected to allow sufficient sized aliquots to be analysed at the designated laboratory. The minimum sample weight sent for assay is approximately 300g.
Samples are weighed and submitted to the designated laboratory for analyses. All inter-person transfers are recorded. This process continues until the samples have been submitted to the laboratory.
8.1.2Core Samples
Diamond drill core is transported to the on-site storage facility under the supervision of a Senior Geologist.
Upon arrival, the core is logged and sampled according to the internal Harmony Drill hole Sampling
Procedure.
Where possible the entire channel width intersected in each drill hole is split using a diamond drill core cutter and one half of the sample is bagged, tagged and sent to the designated laboratory for assay. The remaining half is retained for future reference. If the core condition or size is such that a successful cut cannot be achieved, then the whole core is submitted for assay.
Pertinent data captured during sampling includes sample width (cm), mass, core lithological intersection angles and a detailed visual description of the reef. The data is recorded in the drill hole database together with the unique sample number, collection date and spatial location.
All samples are assessed for quality and signed-off by the Senior Geologist for completeness and auditability, prior to laboratory dispatch.
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8.2Density Determination
The relative density of samples was determined through the work conducted by the Harmony Free State central office regarding relative densities on the various shafts since August 2009.
More recently in 2020, a total of 50 samples were taken from underground workings including hanging wall, reef and footwall samples. The dry mass and the submerged mass of the samples in water were measured and the density was calculated.
Tests have occasionally been conducted thereafter on samples collected from the working places.
A relative density (RD) of 2.72t/m³ is in use and seen as representative of the orebody by the QP.
8.3Sample Security
Chip samples are bagged, sealed and delivered by the samplers to the onsite coreyard on the same day as they are collected. The core yard is a secure facility with access control measures in place. Samples are delivered to the laboratory by the mine.
Cores are delivered to the core yard at the end of each day’s drilling for secure storage. Sampling only takes place at the core yard. The samples are bagged and sealed and stored until they are delivered to the laboratory.
Samples are stored in a secure facility and can only be transported by a permit holder for transporting gold bearing material. Waybills and registers are checked and signed off by security.
The sample numbers are captured in Datamine Fusion. The system then creates a waybill, and the samples are dispatched to the laboratory. The laboratory then compares the submitted samples to the waybill, to ensure all samples are present as per the dispatch from the mine. Work sheets are automatically created at the lab to process the samples. Once the results are returned to the shaft they are imported into Datamine
Fusion and assigned to samples. The QA/QC results are also checked and monitored here.
8.4Sample Storage
All pulp samples of exploration drill hole intersections and underground chip samples are kept for a few months at the laboratory and later discarded. The remaining half of the sampled core (in the case where the core is split) of exploration holes is kept at the core yard for future references.
8.5Laboratories Used
Both the underground and surface exploration samples were historically sent to the SGS South Africa (Pty)
Limited (“SGS”) independent laboratory, with Anglo American Laboratories used as a secondary independent laboratory.
All samples are currently sent to the Harmony Assay Laboratory located in Welkom for preparation and assay. The laboratory is ISO/IEC 17025:2017 certified for chemical analysis by the South African National
Accreditation System (Accreditation No. T0520). Harmony Assay Laboratory is however not an independent laboratory.
8.6Laboratory Sample Preparation
Upon receipt, the samples are dried, crushed, and milled to the appropriate size. Routine screen tests on pulps by the assay laboratory are used to check comminution of samples to contract specification. The contract specification is that the comminution should be 80% passing 75µm for Tshepong South.
The grind size should be maintained between 80% and 85% passing 75 µm. If the grind is less than 80%
passing 75 µm (under-milled), gold liberation may be incomplete, resulting in potentially lower gold recoveries and assay values.
The total percentage mass loss on each sample should not exceed 2%.
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8.7Assaying Methods and Analytical Procedures
For the period January 2025 to March 2026, Tshepong South submitted a total of 31,637 samples for analysis of gold. Gold is analysed by fire assay with a gravimetric finish, while uranium is analysed by XRD. For a period ranging from 2010 up to March 2020, the development and drill hole reef samples were also assayed for uranium. As uranium is not reported as a Mineral Resource or Mineral Reserve, assaying for uranium was discontinued.
After the preparation stage the samples are packed into trays and transported to the fluxing-room. A catch weight aliquot of ±30g and a flux aliquot of ±100g is placed into a fire assay crucible and thoroughly mixed.
The samples are then transferred to the ovens for the fusion process. The cupellation process is where the precious metals are collected in a lead button and then separated from the lead by means of oxidation fusion. The gold prill is then added to a nitric acid solution to dissolve the silver and thereafter the remaining gold prill is weighed to determine its mass relative to the original sample mass.
To ensure that a high standard of analysis is maintained, each step of the analytical process and procedure, including the adherence to safety standards, is checked by a supervisor.
8.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
The assessment of assaying accuracy and precision is carried out using certified Standard Reference Materials
(“CRM”), blanks and duplicates. CRMs and blank samples are added with the underground chip sample and drill hole core sample streams prior to being sent to the assay laboratory.
In addition, regular audits of the laboratory processes and facilities are conducted by mine evaluators and regional experts to monitor compliance and quality controls.
8.8.1Certified Reference Material
A range of CRMs were sourced from African Minerals Standards (“AMIS”) and inserted into the sample sequence by the logging geologist.
For analysis of surface and underground drill holes, a minimum of one gold CRM and one blank sample is required for every 20 drill hole samples assayed. This means that a minimum of 10% of the samples should be composed of QA/QC material, however in batches composed of less than 20 samples the percentage QA/QC to sample will be higher. This is to ensure that the correct QA/QC controls are available for every batch of samples assayed.
Laboratory statistical control is deemed acceptable should CRMs be within three standard deviations of the recommended value. Investigative action is taken when reference materials returned exceed the standard deviation limit.
If the CRM or blank sample has been deemed to have failed, the entire batch of samples are re-assayed with the failed QA/QC sample having to be identified. A request must then be sent to the laboratory requesting the laboratory to repeat the assay procedure on all samples neighbouring the failed sample within the batch.
A second CRM or blank sample is provided to the laboratory to include with the batch of samples. Should the batch of samples fail the QAQC standards again, the entire batch of samples are discarded and excluded from the sampling database (not captured in the sampling system), and the panel/drill hole will have to be resampled if necessary.
A total of 982 CRMs were submitted to Harmony Assay Laboratory for Tshepong South between September
2024 and March 2026. The results are summarized in Table 8-1. 78 out of 982 samples (7.3%) failed.
CRM failures were investigated through re-assay of the failed QA/QC sample and surrounding samples within the affected batch. Where re-assay results were acceptable, the re-assay values were used. Where failures persisted following re-assay, the affected samples of the batch were excluded from the sampling database and was not used for Mineral Resource estimation. As a result, only compliant assay data were retained for modelling. The initial CRM failure rate was appropriately addressed through the QA/QC protocol and did not materially affect the Mineral Resource estimate as non-compliant data were either replaced with acceptable re-assay results or excluded from the database. Subsequent precision monitoring using repeat assay data
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demonstrated acceptable correlation, providing confidence that assay quality is adequate for Mineral
Resource estimation.
Table 8-1: Summary of Harmony Assay Laboratory CRM performance for Tshepong South

Quality Control Material Type	No. of Samples Submitted	No. of Failed Samples	Action Taken
CRM 0887	490	37	Re-assays were requested, if a sample failed the 2nd time the sample sheet was deleted from the system.
CRM 0785	131	4	Re-assays were requested, if a sample failed the 2nd time the sample sheet was deleted from the system.
CRM 0466	361	37	Re-assays were requested, if a sample failed the 2nd time the sample sheet was deleted from the system.
Coarse Blanks 19mm	1,581	59	Re-assays were requested, if a sample failed the 2nd time the sample sheet was deleted from the system.
Coarse Blanks 4mm	460	13	Re-assays were requested, if a sample failed the 2nd time the sample sheet was deleted from the system.
Total	3,023	150
Table 8-2: Summary of Type of CRM used

Quality Control Material Type	Certified Value (Au g/t)	2 Std Deviations		Harmony Assay Lab
		UL	LL	Analysis	Outliers / Failures
AMIS 0785	5.53	6.325	4.735	131	4
AMIS 0887	17.41	18.625	16.195	490	37
AMIS 0466	42.4	45.1	39.7	361	37

Quality Control Material Type	Expected Value (Au g/t)	2x Detection Limit		Harmony Assay Lab
		UL	LL	Analysis	Outliers / Failures
Coarse Blanks 19mm	0.063	0.189	0.063	1581	59
Coarse Blanks 4mm	0.063	0.189	0.063	460	13
8.8.2Blanks
A total of 2,041 coarse blank samples were submitted to Harmony Assay Laboratory during September 2024 to March 2026, out of the analysis, 3.5% of samples (72) were outside the average required mean value. The lowest detection limit at the laboratory is 0.063g/t. Working on the three deviation standard gives a LDL of
0.2g/t.
Failed samples were queried from the lab and re-assays were requested. Where the re-assays failed the sample sheet was deleted from the system.
8.8.3Duplicates
Analytical precision testing uses repeat assay results generated during CRM failure investigations.
Comparison of the original and repeat assay results demonstrated acceptable correlation and no evidence of a material or systematic analytical bias. Based on this review, the laboratory analytical precision was considered acceptable for Mineral Resource estimation purposes.
For the samples analysed at Harmony Assay Laboratory during September 2024 to August 2025, results of duplicate analysis indicated correlation at lower grades. A total of 388 duplicate samples were analysed for
Tshepong South and, out of the analysis, 10% failed in the low-grade category, 0% failed in the medium grade category and 1% failed in the high-grade category.
Failures were queried during the central QA/QC meetings held every six months.
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8.9Comment on Sample Preparation, Analyses and Security
In the opinion of the QP that:
•The drill core sampling method is appropriate for the mineralization styles encountered at Tshepong
South;
•All underground chip sampling is representative of the channel sampled;
•The sample preparation, security and analytical procedures followed for gold grade determination are adequate; and
•The results of the QA/QC assessment have been appropriately addressed to ensure that the assay results of the primary samples are adequate for Mineral Resource estimation.
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9Data verification
Section 229.601(b)(96)(iii)(B)(9) (i-iii)
9.1Databases
Tshepong South drill hole and underground channel sampling data was previously captured and stored in
AuBIS electronic database. Upon acquisition of the mine, Harmony has migrated to data capture in the
GMSITM system. Since June 2025, all underground channel sampling data has been captured in the MineWare
Syncromine Sampling system, which serves as the current platform for sampling data management and storage.
Geological core logging is now stored using Datamine FusionTM (“Datamine”). This database is protected through administration rights allocated to an authorized administrator.
9.2Data Verification Procedures
The QP reviewed the annual Harmony Geostatistical Checklist process for the June 2026 Mineral Resource estimate. This review was completed between October 2025 and January 2026 and included verification of geological interpretations, geozone and structural models, drilling and sampling datasets, QA/QC performance reports, resource estimation inputs and outputs and confidence classifications.
As part of this process, the QP reviewed the completed checklist documentation and supporting records, including geological interpretation sign-off sheets, assay and laboratory QA/QC reports, database validation reports, estimation parameter documentation, model-validation outputs, and reconciliation analyses. The QP also reviewed material changes from the previous Mineral Resource estimate, including any modifications to geological interpretations, estimation domains, compositing strategies, variography, search parameters, classification criteria, and reporting assumptions.
The QP verified that the geological, sampling, analytical, database management, and estimation workflows had been independently reviewed and approved by the responsible geologists, Ore Reserve Manager, and
Geostatistician in accordance with Harmony's governance procedures.
The QP verified that the data verification procedures included the following:
•the drill hole database was checked against the original logs;
•the database was integrated with DeswikTM and DatamineTM software to check for missing collar coordinates, collar position and elevation errors, downhole survey errors, interval errors and duplicate sample records;
•when assay results were returned from the laboratory, they were captured into the electronic database by the Senior Evaluator and Geologist. The QC sample results were assessed for performance before the primary sample results could be used for Mineral Resource estimation;
•the primary assay results captured in the database were validated by spot checking a selection of drill holes used in the current Mineral Resource estimate; and
•the assays captured in the electronic database were checked against the original laboratory certificates.
No material discrepancies or issues were identified that would materially affect the reliability of the Mineral
Resource estimate. The QP concluded that the underlying data, estimation procedures, and Mineral Resource models were reasonable, internally consistent, and suitable for Mineral Resource reporting.
The QP's verification was based on review of the available documentation, databases, QA/QC reports, estimation records, and reconciliation information. The QP did not independently re-sample drill core, re-
assay samples, or re-estimate the Mineral Resource model. These limitations were not considered material because the review confirmed that appropriate controls, validation procedures, and technical sign-off processes had been applied.
Based on this review, the QP has not identified any material or systematic errors that would be expected to have a material impact on the Mineral Resource estimate.
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9.3Limitations to the Data Verification
Previous data has been verified through various methodologies i.e. a “post plot” of all sample points relative to the mine workings are made in order to locate any co-ordination errors. When “manual” capturing (re-
digitising old assay tracings) of data occurs, there is a risk that entire sample sheets may be plotted incorrectly due to the use of incorrect projections and or scales/constants. All co-ordination errors are identified and corrected.
9.4Comment on Data Verification
The QP is of the opinion that Tshepong South and Tshepong North drill hole and sample databases are reliable and adequate for the purpose of Mineral Resource estimation.
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10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96)(iii)(B)(10) (i-v)
10.1Introduction
Over the decades, Harmony has continuously refined and optimised these processes, ensuring consistent gold recovery and efficient mineral extraction from diverse ore bodies. The company's well-established metallurgical practices are crucial in understanding production dynamics, enabling precise forecasting, and supporting informed management and operational decisions.
The standards and methodologies outlined in this document are meticulously designed to:
•Ensure Consistency and Accuracy: Harmony maintains rigorous gold allocation and metallurgical accounting practices across all operations, ensuring that every ounce of gold is precisely accounted for.
•Facilitate Data Integrity and Accessibility: All relevant data are systematically recorded and easily accessible, allowing for transparent and informed decision-making based on reliable information.
•Support Continuous Optimisation: By reflecting ongoing optimisation efforts and established processes, Harmony ensures that recovery estimates and test results are grounded in robust and credible data.
Adhering to strict principles, Harmony's metallurgical accounting system guarantees the highest accuracy in all tonnage and gold splits. This system provides a technically precise reflection of production per source and ensures that data outputs undergo rigorous verification for accuracy and credibility.
Through this overview, Harmony is committed to maintaining the highest efficiency and technical excellence standards in mineral processing and metallurgical testing practices.
10.2Sampling and Testing Methodologies
Harmony Mining Company Limited employs a comprehensive range of mineral processing and metallurgical testing procedures to ensure optimal recovery rates and efficient mineral extraction. These methodologies are integral to maintaining high operational standards and achieving consistent gold recovery.
10.2.1Systematic and Continuous Sampling
Harmony utilises a systematic and continuous sampling approach, where ore samples are collected at various stages of the mining and processing operations. This process is automated using mechanical samplers strategically placed at critical points along the process flow, such as conveyor belts, feed points, and tailings streams. These samplers operate without human intervention, thereby minimising potential biases and ensuring the samples accurately represent the processed material.
The sampling process is tightly integrated with the operations’ SCADA system, which controls the timing and frequency of sampling. This integration ensures that samples are taken consistently, reflecting temporal and spatial variations in the ore.
10.2.2Composite Sampling
Composite samples are created by aggregating individual samples taken over a specific period. This approach is used to obtain a more representative sample that reflects the processed ore's average grade and mineralogical characteristics. Composite sampling reduces the variability in smaller, discrete samples, providing a more accurate reflection of the ore body as a whole.
10.2.3Calibration and Verification of Equipment
The accuracy and reliability of the sampling process are maintained through regular calibration and verification of the equipment used. The mass flow systems, essential for calculating the dry mass of the ore, are calibrated monthly by the Original Equipment Manufacturer (OEM). Additionally, slurry density measurements, crucial for ensuring accurate mass calculations, are verified weekly by operational teams.
This regular calibration and verification are critical to ensuring the sampling system produces accurate and representative results.
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10.2.4Specific Testing Procedures
Harmony conducts a variety of specific tests to address different aspects of the mineral processing workflow, ensuring the representativeness of the samples:
•Comminution Testing: Involves crushing and grinding ore to liberate valuable minerals. Tests such as the Bond Work Index and SMC are conducted to determine the hardness and grindability of the ore.
•Leaching Tests: Bottle roll and column leach tests are conducted to determine the ore's amenability to cyanidation and other leaching methods. A typical bottle roll test involves transferring a weighed sample into a leaching bottle, adding water to prepare slurries at 50% solids, and adjusting the pH with hydrated lime to about 10.5. Sodium cyanide is added (concentration based on plant conditions), and the bottles are rolled for 40 hours, with periodic pH checks and adjustments. After the leaching period, the slurries are filtered, and the residues are analysed for gold content.
•Diagnostic Leaching is a laboratory technique used to identify the mineral phases associated with gold and understand the causes of gold losses in the leaching process. This method involves sequentially solubilising the least stable minerals and extracting the associated gold, providing insights into the disposition of gold within the ore.
10.2.5Analytical Laboratories
SGS South Africa conducts most of the Harmony's metallurgical testing. These laboratories are equipped with advanced analytical instruments and follow rigorous testing methodologies. Essential procedures include fire assay for gold analysis, with samples pulverised and analysed in triplicate using atomic absorption spectroscopy (AAS) finish. SGS Laboratories ensure high accuracy and reliability in their testing processes, adhering to strict quality control standards.
10.3Data Validation and Quality Control
Harmony employs a rigorous data validation and quality control process to ensure that the metallurgical test samples are representative and that their data are accurate and reliable.
10.3.1Statistical Analysis
Harmony employs statistical analysis based on standard deviations to ensure the representativeness of samples. Samples are monitored to determine if their values fall within a predefined range. Specifically, if a sample’s value falls outside two standard deviations from the mean, it is identified as a "special cause." These special cause samples are investigated further to understand the underlying reasons for the deviation, ensuring any anomalies are identified and addressed promptly. This statistical approach helps maintain the reliability and accuracy of the sampling process.
10.3.2Continuous Improvement
Harmony is committed to continuously improving its sampling and testing methodologies. The company regularly reviews and updates its protocols to incorporate the latest advancements in sampling technology and analytical techniques. This commitment ensures that the samples remain representative of the ore bodies despite changes in mining practices, ore characteristics, or processing technologies.
10.4Recovery Estimates and Processing Factors
Recovery estimates form the backbone of metallurgical accounting at Harmony, providing a clear metric of the efficiency with which gold is extracted from the ore. These estimates are derived from a combination of historical data, ongoing testing, and sophisticated modelling to accurately reflect the processing plants'
performance and the characteristics of the treated ores.
10.4.1Detailed Calculation of Recovery Estimates
The calculation of gold recovery involves multiple stages, each tailored to the specific ore types and the complex processing techniques employed. The basic theoretical formula for recovery estimation is:

Recovery	=	(Head Grade – Residual Grade)	×	100%
Head Grade
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10.4.2Head Grade and Residue Grade
The Head Grade refers to the gold content in the ore as it enters the processing plant. It is typically measured using automated belt samplers that provide a continuous stream of data on the gold content of the material.
The Residue Grade represents the gold content in the tailings after the ore has undergone the complete processing cycle. The recovery percentage is calculated by comparing these two metrics, indicating how much of the gold has been successfully extracted.
10.4.3Adjustments for Solution and Carbon Adsorption
In addition to the gold recovered from the solid ore, a significant portion remains in solution or adsorbed onto activated carbon during the cyanidation process. Harmony’s metallurgical accounting system ensures that these forms of gold are accounted for by integrating measurements of gold in solution (measured in mg/
L) and on carbon (measured in g/t). This approach ensures that the total gold recovered is comprehensively calculated, considering all forms of gold within the processing circuit.
Taking the Harmony accounting standard into account, the actual total plant recovery is calculated by:

Recovery	=	Gold Produced
GAF
10.4.4Integration of Bottle Roll Tests for Baseline Recovery Rates
Bottle Roll Tests are a cornerstone of Harmony’s approach to establishing baseline recovery rates. Conducted monthly, these tests simulate the leaching process on a small scale, using representative samples of ore from various sources. The procedure involves placing a weighed sample in a sealed bottle with a cyanide solution and then rolling the bottle to ensure thorough mixing. Over a defined period, typically 24 to 48 hours, the solution is periodically sampled to measure the amount of gold that has leached into the solution.
The data obtained from these tests is critical for calibrating the recovery models used in the processing plants. They provide a baseline recovery rate for each ore type, which is then applied to the blended ore feed processed at the plants. This method ensures that the recovery estimates reflect the actual performance of the plant and the variability in ore characteristics.
10.4.5Processing Factors Affecting Recovery
Several factors directly influence the recovery of gold during processing. Understanding and managing these factors is essential to maintaining high recovery rates and ensuring the processing plants operate efficiently.
Ore Characteristics
The mineralogical composition of the ore profoundly impacts the recovery process. For example, refractory ores contain gold particles locked within sulphide minerals, making them more challenging to process.
Harmony employs specific pre-treatment methods, such as ultra-fine grinding or roasting, to liberate the gold from these complex ores, thus enhancing recovery rates.
Leaching Conditions
The effectiveness of the cyanidation process, which is the primary method for gold recovery at Harmony, depends heavily on the leaching conditions. Key parameters include the concentration of cyanide in the leach solution, the pH levels, and the presence of oxygen. These conditions are meticulously controlled and monitored through the SCADA system, which provides real-time feedback and allows for immediate adjustments to optimize recovery.
Particle Size Distribution
The comminution process, which involves crushing and grinding the ore to liberate the gold, is critical to maximize recovery. The particle size distribution directly affects the surface area available for leaching. Too coarse a grind may leave gold particles locked within the ore, while too fine a grind can lead to excessive reagent consumption or poor settling in thickeners. Harmony employs the Bond Work Index and SMC tests to determine the optimal grind size for different ore types.
Preg-Robbing
Some ores contain naturally occurring carbonaceous material that can adsorb dissolved gold from the leach solution, a phenomenon known as preg-robbing. This effect can significantly reduce the amount of gold recovered.
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Harmony mitigates this issue by pre-treating the ore to deactivate the preg-robbing materials or using additives in the leach solution that preferentially adsorb to the carbonaceous material, leaving more gold in the recovery solution.
Blending Strategies
Given the variability in ore characteristics, Harmony employs sophisticated blending strategies to ensure that the feed to the processing plant is consistent regarding grade and mineralogy. This approach helps stabilize recovery rates and ensure that the plant operates efficiently. The baseline recovery rates obtained from bottle roll tests for individual sources are used to predict the overall recovery from the blended feed, allowing for accurate forecasting and operational planning.
Process Control and Monitoring
Continuous monitoring of the processing conditions is essential for maintaining high recovery rates. Harmony uses a SCADA system to track critical variables such as slurry density, reagent addition rates, and leach tank conditions. Real-time data analytics allow for immediate adjustments, ensuring that the plant operates within the optimal parameters for gold recovery.
10.4.6Gold Inventory Management and Accountability
Gold inventory management is a critical component of Harmony’s metallurgical accounting, ensuring that all gold within the process is accurately tracked and accounted for. Several vital metrics and calculations are used to manage and verify the accuracy of gold inventories:
Gold Accounted For (GAF)

GAF	=	Gold Produced + Residue Gold
This metric represents the total gold recovered, including the gold produced and remaining in the residue. It serves as a critical reference point for the overall gold balance.
Gold Called For (GCF)

GCF	=	Gold Delivered + ΔTotal Plant Inventory
GCF represents the expected amount of gold based on the ore feed and its calculated head grade, adjusted for any inventory changes.
Plant Call Factor (PCF)

PCF	=	GAF	×	100%
GCF
This is the ratio of GAF to GCF, expressed as a percentage, indicating the efficiency in accounting for the amount of gold.
Pulp Call

Pulp Call	=	Pulp Head Gold + ΔTreatment Inventory – Residue Gold
A daily estimate of gold production, based on pulp gold, adjusted for inventory changes and residue losses.
These formulas ensure that gold recovery and inventory are accurately managed and accounted for. They provide a structured approach to monitoring and optimizing the metallurgical processes, ensuring that
Harmony maintains high operational efficiency and accountability standards.
10.5Conclusion
Extensive and detailed practices underpin Harmony Mining Company Limited's mineral processing and metallurgical operations. The methodologies described herein reflect the company’s commitment to operational precision, consistency in gold recovery, and rigorous adherence to industry standards.
Advanced testing procedures, robust data validation, and comprehensive recovery calculations are integrated to ensure that the company’s operations are efficient, transparent, and accountable. Continuous process improvement and meticulous gold inventory management position Harmony as a responsible and effective resource extraction leader.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
11Mineral Resource Estimate
Section 229.601(b)(96)(iii)(B)(11) (i-vii)
The current Mineral Resources for Tshepong South have been estimated using DatamineTM Studio RM
(“Datamine”) modelling software, which is linked to a customized scripting menu. This scripting menu allows for professional and easy managing of the data and building of geostatistical models.
The narrow-tabular nature of the reefs lends themselves to the estimation of grade and thickness in two-
dimensional (“2D”) block models, without the requirements for geological wireframes. An independent process of building a set of three-dimensional (“3D”) wireframes of the structural interpretation to inform mine planning and the Mineral Reserve estimates is also undertaken.
The estimation method used for Measured Mineral Resource estimates at Tshepong South is ordinary kriging
(“OK”), while simple macro kriging (“SMK”) is used for Indicated and Inferred Mineral Resource estimates.
11.1Geological Database
Tshepong South Mineral Resource estimate is based on the surface and underground exploration data obtained up to December 31, 2025. The database was exported from the electronic database to DatamineTM modelling software.
The Basal Reef validated database contains a total of 4,796 surface and underground drill holes and 537,147 underground channel (chip) samples. The B Reef validated database contains a total of 678 surface and underground drill holes, and 67,452 underground channel (chip) samples.
11.2Global Statistics
Histograms and statistics of the raw data are calculated for each geological domain for comparison purposes.
The Coefficient of Variation ("COV"), calculated by dividing the standard deviation with the mean, gives a measure of the variability of the data. A high COV (>1) represents highly variable or highly skewed data, which may require some form of capping of extreme values to lower the COV to a more reasonable value
(c.1).
The global statistics for the Basal and B Reefs, reported according to geozones, are provided in Table 11-1.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 11-1: Global statistics for Basal and B Reef

Reef / Geozone	No. Samples	Minimum (cmg/t Au)	Maximum (cmg/t Au)	Mean (cmg/t Au)	Variance	SD (cmg/t Au)	COV
Basal Reef
1	3,167	—	7,377	643	360,753	600	0.001
2	59,700	—	32,511	982	1,166,133	1,080	0.001
3	128,341	—	62,313	1,598	2,684,434	1,638	0.001
4	13,850	—	13,066	694	490,522	700	0.001
5	137,444	—	65,195	1,218	1,350,853	1,162	0.001
6	44,836	—	32,215	867	803,918	897	0.001
7	29	0.02	1,528	252	88,330	297	0.001
8	34,757	—	5,140	1,939	2,400,199	1,549	0.001
9	22,028	—	33,943	943	947,616	973	0.001
10	47,368	—	263,632	2,292	5,351,445	2,313	0.001
11	3,862	—	3,956	1,303	853,670	924	0.001
12	46,557	—	11,386	1,028	1,075,541	1,037	0.001
13	4	0.53	1,218	967	70,256	265	—
B Reef
1	761	1.00	26,112	900	3,830,141	1,957	0.002
2	1,594	1.00	10,437	1,091	1,364,556	1,168	0.001
3	7,189	0.40	61,987	848	4,397,611	2,097	0.002
4	43,692	0.44	188,462	1,784	18,638,538	4,317	0.002
5	5,923	0.80	132,958	1,485	22,357,658	4,728	0.003
6	4,835	0.32	367,721	2,125	21,385,991	14,623	0.007
7	4,136	0.91	127,457	4,828	57,162,731	7,560	0.002
Total	610,073
11.3Geological Interpretation
The imported data is attributed to geological domains or geozones. Geozones are selected based upon continuity in facies type, as well as gold grade and channel width distribution. Geozones may be constrained by geological structures. Geozones are identified for both the Basal and B Reefs.
The Basal Reef is continuous over both Tshepong South and Tshepong North, and a single model is created across both mines. The area is divided into 13 geozones. The B Reef geozones from Tshepong (Tshepong
South, Tshepong North) have been divided into a series of seven geozones and projected through to
Tshepong South shaft. The geozones for both reefs are presented in Figure 11-1.
Geozones are continuously updated based on geological information, new sampling and drilling results. Any proposed changes to the geozones are presented to the geostatistical team for approval and signed off.
11.4Structural Wireframe Model
The geological structure is interpreted by means of series of 1:1,000 structural plan overlays. These plans are vertical projections of the reef plane showing base-of-reef strike lines at 10m intervals based on elevations below datum. Interruptions in the continuity of the reef are marked by fault-reef cut-offs illustrating the loss or gain of ground and with displacement measured as vertical stratigraphic throws. Known or suspected lateral shifts are also illustrated.
A set of 3D structural wireframes is generated, representing the geological interpretation for each reef. This is informed by the geological drilling, chip sampling and underground geological mapping and is created in
Deswik™ to allow subsequent mine design and planning to take cognizance of the latest geological information. These wireframes are not required for the Mineral Resource estimates.
11.5Compositing
The drill hole and chip samples are composited over the full length of the reef intersection.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
11.6Capping
Outlying values (both for cmg/t and channel width) are calculated per domain at an optimal percentile using the “QUANTILE” process. The capping allows for meaningful Semi-Variogram modelling and avoids potential over-estimation due to extreme sample values. The capping values applied are shown in Table 11-2.
11.7Variography
The experimental semi-variogram is a descriptive statistical diagnostic tool for spatially characterizing regionalized variables. The semi-variogram is a mathematical function that describes how the spatial continuity of the sampled attribute changes as a function of distance and orientation.
Either an isotropic or an anisotropic model can be defined, comprising a nugget variance and up to nine individual structures, although it is rarely necessary to include more than three structures. Each structure may be either spherical, power, exponential, Gaussian or De Wijsian, although spherical models are deemed adequate for Tshepong North and South.
Point-support semi-variograms were modelled for closely sampled areas eventually classified as Measured
Mineral Resources; For Basal Reef 60m x 60m declustered-support semi-variograms are modelled for the
Indicated Mineral Resources and 120m x 120m declustered-support semi-variograms are modelled for the
Inferred Mineral Resources. For B Reef 30m x 30m declustered-support semi-variograms are modelled for the
Indicated Mineral Resources and 60m x 60m declustered-support semi-variograms are modelled for the
Inferred Mineral Resources.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 11-1: Tshepong operations Basal and B Reef Geozones
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 11-2: Capping values by reef and geozone

Geozone	Gold Cut (cmg/t) (Max)	CW Cut (cm) (Max)	Geozone	Gold Cut (cmg/t) (Max)	CW Cut (cm) (Max)
Basal Reef			B Reef
1	2,272	20	1	8,002	170
2	4,023	123	2	4,474	218
3	6,194	137	3	5,201	217
4	2,511	20	4	11,378	210
5	4,427	37	5	10,510	199
6	3,279	27	6	15,433	171
7	1,528	33	7	26,112	227
8	5,073	77
9	3,408	98
10	7,762	65
11	3,956	58
12	4,893	40
13	1,218	46
11.8Mineral Resource Estimation Methods and Parameters
Grade and thickness estimates are undertaken within each geozone and informed by statistical and geostatistical analysis. Two variables are estimated namely; gold accumulation (cmg/t) (which factors in both the thickness of the reef thickness and grade) and channel width. No change of support corrections is considered necessary as it is accepted that the differing support sizes for chip samples and drill hole samples are negligible.
The orientations and ranges of each geozone’s semi-variogram are used to determine the optimized set of kriging estimation parameters. The search ellipse is aligned with respect to its range and direction, to the direction of the associated semi-variogram, as well as the range distances.
The Basal reef Measured Mineral Resource estimates are undertaken using OK. Estimates are generally kriged into 30m x 30m blocks for the Measured Mineral Resource from the point support data. Indicated and
Inferred Mineral Resource estimates are undertaken using SMK. The Indicated Mineral Resource is kriged into 60m x 60m block sizes. The Inferred Mineral Resource is estimated using the associated regularized variograms and kriging into 120m x 120m blocks. Any un-kriged areas in the Inferred Mineral Resource areas are then covered by global mean estimates.
The B Reef Measured Mineral Resource estimates are undertaken using OK. Estimates are generally kriged into 15m x 15m blocks for the Measured Mineral Resource from the point support data. Indicated and
Inferred Mineral Resource estimates are undertaken using SMK. The Indicated Mineral Resource is kriged into 30m x 30m block sizes. The Inferred Mineral Resource is estimated using the associated regularized variograms and kriging into 60m x 60m blocks. Any un-kriged areas in the Inferred Mineral Resource areas are then covered by global mean estimates. B Reef is estimated into smaller blocks due to high variability which is common to the grade distribution
The results of the Basal and B Reef estimation are shown in Figure 11-2, for Tshepong North and South.
The current minimum and maximum sample points for the Basal Reef is:
•12 and 25 for the Basal Reef Measured Mineral Resource estimation;
•8 and 20 for Indicated Mineral Resource estimation; and
•3 and 10 for the Inferred Mineral Resource estimation.
The current minimum and maximum sample points for the B Reef is:
•11 and 30 for Measured Mineral Resource estimation;
•8 and 20 for Indicated Mineral Resource estimation; and
•3 and 10 for the Inferred Mineral Resource estimation.
Any un-kriged areas in the Inferred Mineral Resource category regions are then estimated using a global mean.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 11-2: Tshepong operations Basal Reef and B Reef estimation results

Basal
-10 000E
-5 000E
5 000N
0N
-5 000N
7
13
Tshepong North
Tshepong South
1:10000
0
1000
N
Description
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

B Reef
-12 000E
-10 000E
-8 000E
4 000N
2 000N
0N
-2 000N
Tshepong North
Tshepong South
N
1:10000
0
1000
Description
Color
0 to 250
250 to 500
500 to 750
750 to 1100
1100 to 1750
1750 to 3000
3000 and above

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
11.9Density Assignment
The relative density currently used for tonnage calculations at the Tshepong (Tshepong South and Tshepong
North) is 2.72t/m3. Reef volume is determined by block area multiplied by the thickness estimate. The tonnage of each reef horizon is determined by multiplying the volume by the relative density.
11.10Model Validation
The QP validated the  Tshepong Mineral Resource model using the following:
•visual comparisons with the raw drill hole data;  (Figures 7-3 and 7-4)
•comparisons of the raw drill hole data statistics with the model statistics;
•model volume; and
•visual assessment of the block model with drill hole intersections to ensure that the grades are locally honoured by the model.
The QP did not identify any critical errors in the block model.
11.11Mineral Resource Evaluation
The Mineral Resource estimate for  Tshepong (Tshepong South and Tshepong North) is considered by the QP to have reasonable prospects for eventual economic extraction. The cut-off value for the Mineral Resources is determined at 727cmg/t for Tshepong South for the gold based on the economic assumptions presented in
Table 11-3 at the effective date 30 June 2026. This cut-off value represents typical costs for the mining method and preliminary mining and metallurgical recovery assumptions.
Table 11-3: Harmony economic assumptions (30 June 2026)

Tshepong South
Description	Unit	Value
Gold price	USD/oz	3,061
FX rate	ZAR:USD	17.60
Gold price	ZAR/kg	1,730,000
Plant recovery factor	%	95.32
Unit cost	ZAR/t	6,482
Notes: Unit cost includes cash operating cost, royalty and ongoing development capital
The expected gold price was derived by the Harmony Executive Committee at Head Office. Based on current market trends the QP agrees with the set price and considers the price to be appropriate for Mineral
Resource estimation and is slightly higher than that used for estimating Mineral Reserves (USD2,915/oz). The operating costs (both mining and processing) are based on historical performance and budget.
11.12Mineral Resource Classification and Uncertainties
The Tshepong (Tshepong South and Tshepong North) Mineral Resources have been classified into Measured,
Indicated and Inferred categories, according to the S-K 1300 definitions. The classification is based on drill hole spacing, geological and geostatistical confidence.
For the geostatistical confidence, the Measured Mineral Resource model is constrained by the Slope of
Regression Estimation Confidence, and the Indicated and Inferred Mineral Resource models are constrained by their kriging estimation parameters.
The QP then considers if the geostatistical confidence boundaries require modification based on the geological confidence in an area. The geological confidence could include confidence in the sedimentary facies and mineralization model, or confidence in the structural model.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
The application of the classification criteria results in the following set of approximate sample spacings for each Mineral Resource category:
•5m x 5m for Measured Mineral Resources (underground channel sampling);
•100m x 100m for Indicated Mineral Resources; and
•1,000m x 1,000m for Inferred Mineral Resources.
Mineral Resources are discounted by a geological loss to account for unknown, but anticipated fault loss. The discount rates vary by area, based on structural complexity. Currently the ore-body is classified into nine areas for the Basal Reef and four areas for the B Reef. The discount % used for both the Basal Reef and B Reef are listed in the table below.
Table 11-4: Percentage fault discounts by area

Area	P	Q	I
PN1	4.2	7.3	10.5
PDN	4.2	7.3	10.5
PDS	4.2	8.8	13.3
PS1	4.2	8.8	13.3
PS2	4.2	8.8	13.3
PS3	4.2	8.8	13.3
PS4	4.2	4.1	4.0
PS5	5.0	7.3	10.5
PS6	5.0	7.3	10.5
PN1BR	4.2	7	60.0
PS2BR	4.2	7	60.0
PS3BR	4.2	7	60.0
PS5BR	4.2	7	60.0
The ranges are used due to variations in the structural complexity of the different shaft areas. Some areas are geologically much more complex than others and the resulting geological loss will be greater than in an area of relatively simple geology. Defining expected loss percentages for the different areas allows for a more accurate estimation than when a blanket approach is used. The same information applies to the B Reef.
Factors that may affect the Mineral Resource estimates include the following:
•gold price assumptions;
•exchange rate assumptions;
•operating and capital cost assumptions;
•gold recovery assumptions;
•geology-related risks; and
•operational risks.
11.13Mineral Resource Estimate
The Mineral Resources for Tshepong South and Tshepong North were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).
The location of the Basal Reef Mineral Resources across both Tshepong South and Tshepong North are presented in Figure 11-3. The location of the B Reef Mineral Resources is shown in Figure 11-4.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
The QP compiling the Mineral Resource estimate for Tshepong South is Mr Jaen Pierre van Deventer, Ore
Reserve Manager at Tshepong South and employee of Harmony. The Mineral Resource estimate for
Tshepong South, as at 30 June 2026, exclusive of Mineral Reserves, is summarized in Table 11-4.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 11-3: Location and classification of Tshepong South Mineral Resources and Mineral Reserves for the Basal Reef
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 11-4: Location and classification of Tshepong operations Mineral Resources and Mineral Reserves for the B Reef
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 11-5: Summary of Tshepong South Mineral Resources as at 30 June 2026 (Exclusive of Mineral Reserves) 1-8

METRIC
Mineral Resource Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Measured	6.402	12.34	79,001
Indicated	9.460	11.02	104,209
Total / Ave. Measured + Indicated	15.862	11.55	183,210
Inferred	22.970	11.24	258,074
IMPERIAL
Mineral Resource Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Measured	7.057	0.360	2.540
Indicated	10.428	0.321	3.350
Total / Ave. Measured + Indicated	17.485	0.337	5.890
Inferred	25.320	0.328	8.297
Notes:
1. Mineral Resources are reported with an effective date of 30 June 2026 and were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A)
(Item 1302(d)(1)(iii)(A) of Regulation S-K). The QP responsible for the estimate is Mr Jaen Pierre van Deventer, who is the Ore Reserve
Manager at Tshepong South, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for eventual economic extraction.
3. No modifying factors or dilution sources have been included to in-situ Reserve which was subtracted from the SAMREC Resource in order to obtain the S-K 1300 Resource.
4. The Mineral Resources are reported using a cut-off value of 727cmg/t determined using a gold price of USD3,061/oz.
5. Tonnes are reported as rounded to three decimal places. Gold values are rounded to zero decimal places.
6. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
7. Rounding as required by reporting guidelines may result in apparent summation differences.
8. The Mineral Resource estimate is for Harmony’s 100% interest.
11.14Mineral Resource Reconciliation
Tshepong South’s Measured and Indicated Mineral Resource gold content estimate, exclusive of Mineral
Reserves, increased by approximately 6.8%, from 5.513Moz gold as at June 2025 to 5.890Moz gold as at June
2026. The increase is mainly driven by the B Reef North section, where extensive exploration drilling and supplementary on-reef sampling undertaken during the reporting period have improved geological confidence and expanded the Measured and Indicated Mineral Resource footprint.
The Inferred Mineral Resource increased from 8.279Moz of gold as at June 2025 to 8.297Moz as at June
2026. The increase is mainly attributable to the addition of Inferred Mineral Resources within the B Reef. This follows the identification and evaluation of two new mineralized areas, namely the Far South Area and the
Mid-Shaft B Reef Area, which have expanded the Inferred Mineral Resource footprint and contributed additional tonnes and ounces to the overall Mineral Resource inventory.
11.15Comment on Mineral Resource Estimates
The QP is of the opinion that Mineral Resources were estimated using industry accepted practices and conform to SAMREC, 2016. The Mineral Resources have also been reported in accordance with the S-K 1300 guidelines.
There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this TRS.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
12Mineral Reserve Estimate
Section 229.601(b)(96)(iii)(B)(12) (i-vi)
The reported Mineral Reserves are derived through a business planning process and consideration by the
Chief Operating Decision-Maker (“CODM”). The business planning process comprises multi-functional reviews inclusive of all mining, support and service departments that are involved in the verification of the inputs and the Modifying Factors. The CODM consists of various executive roles and responsibilities. These executives assess the profitability, the revenue and production costs. The CODM also considers capital expenditure, gold production and tonnes milled when assessing the overall economic sustainability.
The QP is in agreement and accountable for the final integrated report.
12.1Tshepong South
12.1.1Key Assumptions, Parameters, and Methods Used to Estimate the Mineral Reserve
The results and assumptions derived from the business planning process extends over an 18-month period.
The planning process carefully considers strategic plan directives; analysis of historical performance; realistic productivity, and cost parameters; Modifying Factors; and technical and economic studies that have demonstrated justified extraction, as applicable to specific portions of the Mineral Reserves.
All reported Mineral Reserves originate in situ from the Basal and B Reef. The Mineral Reserves are considered based on several factors, including:
•the latest geological structure and associated Mineral Resource estimation models that constrain the layout for the mine design and Mineral Reserve planning;
•the need for regional rock engineering stability pillars;
•the extent of pillar mining, mining of remnant areas, reclamation of broken ore out of old areas, tailings, or any other source;
•the Scattered Grid Mining  method in use at the mine,
•the sources of dilution and other Modifying Factors; and
•only Measured and Indicated Mineral Resources are used to derive Mineral Reserves.
A combination of modelling exercises forms an integrated model informing the Mineral Reserve plan and the
Tshepong South Mine Mineral Reserves estimates, and includes the:
•geological block model;
•structural model depicting prominent geological features;
•isopach model highlighting the mine’s sedimentology and shale formations; and
•geotechnical model including interpreted data, modelled in the form of support pillars.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
12.1.2Modifying Factors
The Modifying Factors used to convert the Mineral Resource to a Mineral Reserve for Tshepong South are
presented in Table 12-1.
Table 12-1: Tshepong South modifying factors used for Mineral Reserve determination

Modifying Factor	Unit	Value
Relative Density	t/m3	2.72
Stoping Width	cm	143
Gully	%	6.92
Off Reef	%	5.24
Waste to Reef	%	0.23
Flushing tonnes	%	—
Discrepancy	%	12.73
Mine Call Factor	%	80.00
Plant Recover Factor	%	95.32
Mine Recover Factor	%	76.26
Plant Call Factor	%	100.00
Mineral Reserve cut-off	cmg/t	752
Notes: Development waste to reef, including the decline development.
The Modifying Factors are consistent with the modelling, planning and computing estimates used in determining the Mineral Reserves, which are also consistent with historical performance. The plant recovery as shown in Table 12-1, is also consistent with the processing and recovery methods.
12.1.3Mineral Reserve Estimate
The Mineral Reserves for Tshepong South were originally prepared, classified and reported according to
SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with  §
229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K) and are still in alignment with SAMREC, 2016. The Mineral
Reserve estimate for Tshepong South, as at June 30, 2026, is summarized in Table 12-2.
The location of Tshepong South’s Basal and B Reef Mineral Reserves are presented in Figure 11-3 and
Figure 11-4, respectively.
The QP compiling the Mineral Reserve estimate for Tshepong South is Mr Jaen Pierre van Deventer, Ore
Reserve Manager at Tshepong South and employee of Harmony.
Table 12-2: Summary of Tshepong South Mineral Reserves as at 30 June 2026 1-5

METRIC
Mineral Reserve Category	Tonnes (Mt)	Gold Grade (g/t)	Gold Content (kg)
Proved	1.404	5.75	8,071
Probable	0.511	3.43	1,753
Total (Proved + Probable)	1.915	5.13	9,824

IMPERIAL
Mineral Reserve Category	Tons (Mst)	Gold Grade (oz/st)	Gold Content (Moz)
Proved	1.547	0.168	0.259
Probable	0.563	0.100	0.056
Total (Proved + Probable)	2.111	0.150	0.316
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the
Mineral Reserves have been classified in accordance with  § 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K). The QP responsible for the estimate is Mr Jaen Pierre van Deventer, who is Ore Reserve Manager at Tshepong South, and a Harmony employee.
2. Tonnes, grade, and gold content are declared as net delivered to the mills.
3. Figures are fully inclusive of all mining dilutions, gold losses and are reported as mill delivered tonnes and head grades. Metallurgical recovery factors have not been applied to the reserve figures.
4. Gold content has not taken metallurgical recovery factors into account.
5. Mineral Reserves are reported using a cut-off grade of 752cmg/t determined using a gold price of USD2,915/oz gold.
6. Rounding as required by reporting guidelines may result in apparent summation differences.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
12.1.4Mineral Reserve Reconciliation
The declared Mineral Reserve decreased from 0.497Moz as at 30 June 2025 to 0.316Moz as at 30 June 2026.
The decrease in Mineral Reserves is due to normal depletion and a technical refinement in the design and scheduling methodology.
12.2Commentary on Mineral Reserve Estimate
The Mineral Reserve is estimated at 1.915Mt of milled ore containing 0.316Moz as at 30 June 2026.
The declared Mineral Reserves take into consideration all modifying factors applicable to the mining area.
The declared Mineral Reserves are depleted to generate the Tshepong South cash flow. The discounted cash-
flow analysis produces positive results, and the Mineral Reserves are considered both technically and economically achievable.
Any by-products that are recovered as part of the refining process, make up an immaterial component of the total metal inventory, and is thus not reported as part of the Mineral Reserve estimate.
Tshepong South maintains working and robust Isopach models, to manage the geotechnical risk and the stress model to manage the seismicity risk. The geotechnical and Isopach models for Tshepong South take the latest geological structural model into account and the data update is dynamic as mining progresses.
Geotechnical models are also used as a basis to manage and monitor the occurrence of ground water and gas intersections.
The decrease in Mineral Reserves is attributable to normal depletion and a technical refinement of the mine design and scheduling methodology. Following the June 2026 restatement, the QP has not identified any residual risks associated with the revised design and scheduling methodology remain.
There are no obvious material risks that could have significant effect on the Mineral Reserves.
In the opinion of the QP, given that Tshepong South is an established operation, the modifying factors informing the Mineral Reserve estimates would at a minimum, satisfy the confidence levels of a Feasibility
Study.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
13Mining Methods
Section 229.601(b)(96)(iii)(B)(13) (i-v)
Tshepong South may be classified as moderate to deep level underground gold mine currently operating at depths of up to 2,427m below surface.
13.1Mining Operations
Tshepong resulted from the integration and consolidation of the Tshepong South and Tshepong North mines.
This was to enable Harmony to optimize existing synergies, reduce costs and make better use of the
Tshepong section’s underused infrastructure, though a decision was taken to report results separately since
June 2022.
Tshepong South utilize two main shafts (Figure 3-2). Tshepong South and Nyala Shaft (Ore handling).
Tshepong South is used for the movement of men and materials and is the point through which all mining activities occur. Water and electricity are also primarily supplied through Tshepong South, however compressed air comes from compressors installed at Nyala shaft. An underground lightweight electric rail system, referred to as the RailVeyorTM is used to transport ore and waste from the working sections to Nyala
Shaft where it is hoisted to surface. More information on the details of the shaft operations, any interdependencies and the railway systems are described in Section 15.
13.1.1Tshepong South
The Tshepong South Mine was established approximately 8 years after the Tshepong North Mine. Production from the Tshepong South Mine is attributed mainly to the Basal Reef with the B Reef currently contributing approximately 26% of ore mined. The Tshepong South Mine is accessed via a single underground vertical shaft. The mine is also assisted by two other shafts for the supply of air for ventilation and cooling.
All working levels are accessed via the single vertical shaft system. The strata-bound Basal Reef has a shale and in some instances a WBLQ hanging wall. The Basal Reef is planned to contribute approximately 67% to the total production volume and the B Reef contributing approximately 33% in the next year. Development and stoping operations are based on conventional mining methods.
13.1.2Scattered Mining Method
The orebody at Tshepong South Mine is broken up into blocks by geological structures with large displacements. Scattered mining method is practiced at the Tshepong South Mine due to the orebody being broken up into these small blocks of ground. The mine design criteria is based on the grid mining method where the crosscuts are spaced at a fixed distance of 160 m apart, however additional development is required in some instances and/or crosscut spacing reduced/increased depending on the prevailing geological structures. Primary Waste Development is done ahead of the stoping front in the virgin stress environment.
Primary development is done off-reef (in waste rock), while secondary development is done on-reef (in the mineralized zone). In primary development, horizontal haulages are developed from the vertical shaft, extending to the extremities of the mining level. Further development is done at set intervals between 150 m to 180 m along the haulages towards the mineralized zones in the form of crosscuts. For secondary development, an inclined excavation that connects two levels is established, referred to a raise or winze, depending on the upwards or downwards direction of the development.
13.1.3Open Stoping and Undercut Stoping
The presence of shale in the hanging wall of the Basal reef necessitates that either undercut or open stoping mining methods are used at Tshepong South Mine depending on the presence and thickness of the WBLQ layer. The open stoping mining method is mainly used in the Southern part of the mine where the shale is inter-layered with the Waxy Brown Leader Quartzite. The thin layer of shale is mined out with the reef. The undercut stoping method is used in the Northern part of the mine (only approximately 20cm of the bottom-
loaded Basal Reef channel is removed, leaving a residual beam thickness of ± 80cm to 100cm thick between the stope and the overlaying shale). The shale layer above the reef is very thick (up to 5m) and is very weak by nature. The Shale unravels when exposed and can result in the sterilization of stopes and the loss of reserves.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
13.1.4Integrated Approach
The differences of the reef formations and mining conditions at the respective parts of the mine (North and
South) have led to the application of an integrated mining method approach. The objective of the adopted mining methods is aimed at the safe and profitable extraction of the Mineral Reserves, while reducing the occurrence of large seismic events.
13.2Mine Design
The mine design strategy aims at maximizing the safe extraction of ore, while minimizing the risk of geotechnical failures, which can result in operational disruptions and dangerous working conditions. The
Basal Reef is modelled and designed across the Tshepong South Mine. In addition, the Tshepong South Mine considers the B Reef for design and planning.
Both the Basal and B Reef horizons have been subjected to faulting and intrusions by igneous dykes and sills that cut across the reefs. The most significant form of control at the Tshepong South Mine for rockfalls and rockbursts is the systematic modelling and design processes.
Figure 13-1: Schematic representation of the scattered mining sequence
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 13-1A: Schematic representation of the sequential mining method.

Sequential Face Pattern
Stabilising Pillar
Stabilising Pillar
Mined Out
Direction of Mining
Uni-Directional Mining
Mined Out
Strike Pillar
Regional Pillar
Raise Line
Faces mined towards pillars to prevent creation of remnants
North
Pillar
Mined Out
Direction of Mining
In situ Ore
Broken Ore
Fault / Dyke
Raise Line
Blasted Ore

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Technical Report Summary for
Tshepong South, Free State Province, South Africa
The occurrence of geological faults is also a source of groundwater intersections during mining operations which may lead to production delays, geotechnical risks, and the potential of flooding. Depending on the geology of the dyke or sill, a change in the mining direction may be required, or as in the case of low-risk scenarios the Rock Engineering department may suggest a safety and support strategy to mitigate the associated geotechnical risk. A change in mining direction may result in Mineral Resource losses, or an increase in dilution.
Based on the latest geological structure model, the geotechnical team designed a suitable pillar layout based on modelling results. A detailed mine design and schedule is done based on the pillar design taking cognizance of uneconomical areas which are excluded on macro scale. This design and schedule form the basis of the mine plan and the declared Mineral Reserves.
A mine design that is sufficiently informed, with geological data, is progressed to the mine planning phase.
Mine planning is done on a macro scale as well as on a micro scale. On a macro scale, the material below cut-
off is excluded from the mining model. On a micro scale, the mining model is then subject to constraints that are applied because of the geotechnical design and other limitations.
The geotechnical modelling is driven by the most recent information from mining operations, which ensures that the model is an accurate representation of the current operational conditions.
Development is done by either mechanized, mechanical or conventional method depending on the most suitable method for the specific requirements. Tshepong South is essentially a conventional mine design.
Mining production is accessed through underground excavations, developed as haulages and cross cuts.
Crosscuts are primary development, in the direction of the mine workings. Inclined secondary development is used to access the reef contact, and advanced from the position of respective crosscuts. Ore is extracted from stoping panels established from the inclined development.
13.2.1Mine Design Parameters
Mine design is done internally, with the mine designs for the Basal Reef and B Reef horizons done separately, using the DeswikTM software suite. The geological models and the geotechnical parameters formulated by the
Rock Engineers, are used as a basis of the mine planning process. The mine design parameters used for
Tshepong South and Tshepong Mine are shown in Table 13-1 and Table 13-2, respectively.
Table 13-1: Tshepong South mine design parameters

Parameter	Unit	Value
Regional Stability
Dip stabilizing pillar dimensions
Strike span	m	160
Dip span	m	N/A
Strike stability pillar spacing¹	m	N/A
Access haulages middling to reef	m	90
Primary Development
Advance	m/month	30
Crosscut spacing	m	160
Secondary Development
Advance	m/month	16
Stoping Parameters
CW < 80cm (Basal Reef)	m	132
CW > 80cm (B Reef)	m	150
Economic Parameters
Cut-off grade (planning)	cmg/t	752
RD		2.72
Notes: 1. Pillar spacing is measured skin to skin.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
13.3Geotechnical Considerations and Seismic Monitoring
With respect to Risk – Tshepong South maintains working and robust Isopach models, to manage the geotechnical risk and the stress model to manage the seismicity risk. The geotechnical and Isopach models for Tshepong South take the latest geological structural model into account and the data update is dynamic as mining progresses.
The purpose of the pillar designs, regardless of the pillar type, is to customize them to the prevailing mining conditions, with the objective of making the mine design safe, practical, easy to implement, and profitable.
These pillars include  bracket and strike pillars. The details of the pillar design can be found in Table 13-1. The dimensions depicted for the pillars are standard and are adjusted depending on planned bracketing of geological structures or if patches of low value reef are encountered.
The Rock Engineers follow the following geotechnical modelling and approach:
•evaluate the principal stress directions using seismic source mechanisms and update the input parameters for numerical modelling;
•using seismic source mechanisms, delineate planar features to confirm and/or detect the position and orientation of geological structures;
•confirm the expected ground motion produced by large, potentially damaging seismic events, and calibrate the Ground Motion Prediction Equation; and
•monitor mine-wide seismic activity and test each geotechnical region for deviation from the expected co-seismic rock mass response, which tests the release of seismic energy.
The geotechnical stress model is also used to manage and monitor the occurrence of seismic hazards. Seismic hazards are categorically measured as per mine planning cycles of short, medium and long term. Events for the last 100 - 200 days definitively estimated, to accurately determine the intermediate probabilities of occurrence. The behaviour of identified medium term events are then monitored daily. Alarms are raised, and people are evacuated in the event of a predicted or anomalous seismic pattern is identified and people are removed from the specific danger areas.
Tshepong South Mine uses an Integrated Seismic System supplied by Institute of Mine Seismology to record seismic events on the property.
The seismic systems for Tshepong South consist of 25 three-component geophones. The digital seismic data is transmitted from the underground seismic stations through to the surface monitoring stations via manual and automated recording systems, based on available infrastructure at the mine. The data is recorded continuously and reported on a daily basis.
13.4Geotechnical Geohydrological Considerations
Apart from the geotechnical risks that can be caused by the existence of geological structures, the presence of water and gas also pose risks to Tshepong South. The geotechnical models are used as a basis to manage and monitor the occurrence of ground water and gas intersections. Cover holes are drilled in all flat development ends to identify water or gas. Water or gas intersections are plotted in a 1:200 survey sheet plans. These intersections are plotted against a stope plan indicating the geology, structural features, reef contours, pillar layout, faults with associated losses or gains, reef elevation, grade and channel width. These geospatially referenced plots help the mining team execute the mine plan, in relation to the operation’s geotechnical requirements and assist in the early detection of the presence of water or gas.
Daily management of influx water is handled through a series of diversion strategies aimed at re-directing and controlling the flow, temperature regulation, and re-circulation of water. The water strategies at
Tshepong South are supported by the Integrated Waste and Water Management Plan  (“IWWMP”). Tshepong
South maintain graphical and numerical databases of the operations geohydrological conditions.
Water reticulation around the mine has been designed to maximize water re-use and minimize the amount of water pumped to surface. The 77-level pump station is used to transfer water from various levels back to
55/59 level ice dam where it is cooled by the addition of ice from the surface ice plants and returned via
PRV’s to the different working levels. From the workings, water is pumped via vertical spindle pumps and a drain system to the shaft, cascading back to 77 level pump station via NX holes and two settlers.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Excess water gets pumped via Railveyor haulage to Nyala Shaft’s 57 level dams, to 35 level dams and then to the surface dam. The water is cleaned via RO plant and supplied to Tshepong North residence and the Nyala
Shaft as potable water. Excess water can also be diverted to Tshepong North via 66 level in case of emergency at rate of approximately 35l/s.
13.5Mine Plan Development and Reserve Schedule
The Tshepong South Mine has Mineral Reserves available during the life of mine, however extraction of ore from Isolated Blocks of Ground (IBG’s) will become more important as the life of mine progresses.
Volumetrically these Mineral Reserves are not significant.
The preferred mining method is dependent on development staying ahead of the mining front, so that accurate geological information is gathered and included in final designs before mining commences. This also enables planning and scheduling activities to be accurately sequenced, which leads to better planning, safer working conditions, and improved profitability.
At Tshepong South Mine, the Mineral Reserves plan and scheduling originates with the use of the Mineral
Reserves model, which is modelled at a 752cmg/t cut-off grade. The 1.915Mt of Mineral Reserves are fully accessible through the existing infrastructure at the Tshepong South Mine. The mining rates used in determining the Mineral Reserves plan are based on the current and expected operational performance, notwithstanding any unforeseen underground mining constraints. The remaining Mineral Reserves for the operation is planned for four years, with a planned mining rate averaging at approximately 479ktpa (milled tonnes) over the Mineral Reserves period. The extent of the Tshepong South Mine Mineral Reserves plan is shown in Figure 13-2. The milled ore and gold recovered for Tshepong South Mine are presented in Figure
13-3.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 13-2 Tshepong South mine Mineral Reserves plan
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 13-3: Graph of Tshepong South mine Mineral Reserves plan – Tonnes and grade

Tonnes Milled (Mt)
800
700
600
500
400
300
200
100
0
Gold Grade (g/t Au)
8.00
7.00
6.00
5.00
4.00
3.00
FY2027
FY2028
FY2029
FY2030
Tonnes Milled
Gold Grade (g/t Au)

Figure 13-4: Graph of Tshepong South mine Mineral Reserves plan – Gold produced (oz)

125,000
100,000
75,000
50,000
25,000
0
Gold Produced (oz)
FY2027
FY2028
FY2029
FY2030
Years
Gold Produced (oz)

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
13.6Mining Rates
Mining rates are based on current and expected performance depending on underground conditions and constraints. Dilution is included in the production plan mainly from external waste sources from the stoping operations, but allowances are also made for dilution occurred in the ore flow process. The Mineral Reserves plan considers the planned and available working areas, inclusive of the mine’s current infrastructure capacity.
Tshepong South will be mined at an average rate of 39,890tpm.
13.7Grade and Dilution Control
The selected Scattered mining method is planned and designed to better support recovered grade because of the improved selectivity, flexibility, and reduced off-reef mining. Mine grades are currently increasing as mining moves towards further South into the Eland mine payshoot.
Ore grade and dilution control is done using a Quality Index monitoring tool. This Quality Index considers key parameters including Mine Call Factor, stoping width, proportion of ore lock-up, and an On-Reef index
(percentage of On-Reef vs Off-Reef mining due to faulting, dykes, etc.). During the mine design and planning process, external dilution control is implemented by applying an adapted mine recovery factor.
Operationally, grade and dilution control are mostly achieved through improved drilling (marking sticks used on undercut mining) and blasting practices and compliance to blasting barricades on stopes <35 degrees.
Drilling accuracy is achieved by holes that are drilled parallel, aimed at being correctly burdened and that are within the stoping limits. This ensures consistent and economic rock breaking, without excessive dilution.
The Tshepong South Mine also adopts electronic blasting technology consisting of an integrated electronic system, which allows for precision timing and improved control of rock breaking. This technique controls stoping width and protects the integrity of the footwall and hanging wall, aimed at minimizing dilution.
13.8Mining Equipment and Machinery
There are various machinery and equipment used at Tshepong South, depending on the type of mining or development activity. The following equipment can be found at the frontline of mining production:

Equipment description	Application	Number in use
Compressed air hand held drills	Development	157
Compressed air hand held drills	Stoping	310
Drop raise S36 compressed air machine	Development - Orepasses	4
Battery charged Locomotives	Tramming of Hopper with ore	53
Salzgitter Loaders	Loading of Broken ore	38
Haulages and associated development: Conventional hand held drills are used
Production drilling in stopes: Equipment used for this type of drilling is compressed air hand-held drills.
Drop raising develops ore passes while removing personnel from hazardous underground workings and improving productivity through automation.
Rock movement: Ore from the stoping ore passes is loaded from the box-front chutes directly into spans of hoppers pulled by battery powered locomotives and then trammed to the shaft inter-level tips. Ore is then transferred to the main loading bins for hoisting to the surface. Waste rock from development operations is loaded into similar hoppers and trammed and hoisted in the same manner as the ore movement but is done using in a dedicated waste system to prevent diluting the ore grade.
Tshepong South utilises battery charged locomotives for transportation of ore from the workings to the shaft.
Ancillary equipment: Area where draw points are not available in the workings i.e. box front chutes, Salzgitter loaders are used.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
13.9Ore transport
The blasted ore from the stoping panels is moved with winch-operated scrapers along gullies to ore passes where it gravitates down to the loading boxes in the footwall crosscuts below the stopes.  The ore is discharged into rail hoppers and transported, via battery locomotives, to dedicated inter-level transfer systems that gravity feed to the main silos. Once hoisted up the main vertical shaft at Nyala to surface, the ore is transported to the Harmony One Plant via Rail system.
The existing Tshepong South Shaft is connected to the Tshepong Shaft. At the Tshepong South Shaft, broken rock handling on all levels is rail-bound. Several inter-level sub-vertical transfer systems feed the main silos on 55 level. Phakisa shaft’s underground reef and waste orepasses capacity is 4,500t each. From 77 level, the rock is hoisted to 55 level where a RailVeyorTM system transports the rock from Tshepong South to the Nyala
Shaft. The Railveyor reef silo capacity is 400t, and waste silo is 300t. Nyala shaft’s underground reef and waste orepasses have a capacity of 1,000t each. The rock is hoisted to surface by means of the rock winder, and then transported to Harmony One Plant by train (Figure 3-1). Nyala shaft’s surface reef silo has a capacity of 2,000t, and the waste silo 700t.
13.10Mining Personnel
Tshepong South is labour intensive, with the mine being supported by over 3,470 employees, with 88% being permanent staff and the remainder contractors.
The underground mining operation uses an 11 day fortnight shift system, operating a 3-shift cycle per day.
The underground work force is essentially split into two categories that are either involved in production activities or they provide supporting services required underground. Production activities are directly related to the mining of ore and non-production personnel provide supporting services such as safety, engineering functions, maintenance and underground store controls. The mining personnel for Tshepong South is presented in Table 13-2.
Table 13-2: Tshepong South mine mining personnel

Labour Requirement	No. of Employees
Services	319
Engineering	757
Mining	1,969
Contractors	429
Total Employees	3,474
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 13-5: Tshepong South shaft and underground infrastructure

Nyala Shaft
Tshepong South
Tshepong North
Vent
Shaft Fan
Winders:
2x 4,000kW D/Drum Man
1x 8,000kW BMR
Refrigeration
5x 8,400kW
18MW Bulk
Air Cooling
4 Turbine
Compressors
Offices, stores
and Workshops
3x 2,300kW
Fans
Koepe
Winder
ø8.35m
Men Material
ø9.63m
Lock/Shaft Vent
3-Chamber Pipe
Feeder System
Pump Chamber
Level 43
Level 45
Pump Station
Level 47
Level 50
Level 52
Level 55
Level 57
Level 60
Level 63
Koepe
Winder
Rock
Hoisting
Railveyor
5.4km
Level 55
Level 54
Level 59
Level 63
Level 66
Sub-Vertical
Shaft
Pump Station
Level 66
6x6 Stage Pumps Loading
Sub-66 Decline
Monotrain Conveyor Belt
Level 68
Level 69
Level 69
Level 71
Level 71
Pump Station
Level 72
2,161m
Below Collar
2,148m
Below Collar
Level 73
Level 73
Sub-71 Decline
Level 75
Level 75
Pump Station
Level 77
Level 77
Not to Scale

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
13.11Commentary on Mining Methods
The Scattered mining method is the main mining method utilized at Tshepong South and is appropriate for the reef characteristics and the mine depth. The mine design, planning and scheduling for the mine is developed using the DatamineTM and DeswikTM geological software, respectively, considering the geotechnical model and related parameters.
The main geotechnical and geohydrological risks at Tshepong South include the presence of gas, ground water and seismicity, which are managed through the integrated monitoring systems, and incorporated into working mining models that inform daily mine planning decision-making.
The mining rates, machinery and equipment, ore transport, grade and dilution control, and labour resourcing and optimisation are driven by the mine schedule and improvement initiatives at the respective mine sites.
A technical refinement of the mine design and scheduling methodology resulted in Mineral Reserve decrease as at June 2026 . Following the June 2026 restatement, the QP is confident that no residual risks associated with the revised design and scheduling methodology remain.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
14Processing and Recovery Methods
Section 229.601(b)(96)(iii)(B)(14) (i-iv)
All ore mined at Tshepong South is processed at Harmony One Plant located west of Welkom (Figure 3-1).
Harmony One Plant is Harmony’s largest gold processing plant and processes underground ore from multiple shafts, as well as surface ore from nearby mine waste facilities. The plant was commissioned in 1986 and comprises three independent modules, each consisting of four feed silos, two ROM mills, two conventional thickeners, cyanide leach, carbon in pulp (“CIP”) adsorption, elution, zinc precipitation and smelting. The plant CIP process reflects the technology which was current at the time of construction and has been operating with no significant challenges and target metallurgical recoveries have been achieved.
14.1Mineral Processing Description
The processing flow sheet is presented in Figure 14-1.
Ore delivered to the plant is fed from the concrete silos via two mill feed conveyors through vibrating feeders directly into the ROM mills. Fully autogenous (“FAG”) milling is a milling process in which the entire ROM ore stream is fed directly into the mills and where the grinding media is generated within the mill from suitably sized pieces of ROM ore itself. The average feed rate to the mills is 65tph. The milling circuit consists of two single stage ROM mills that are controlled on maximum power for optimum milling. Each ROM mill is 4.27m in diameter and 10m in length and grinds the ore to 75% - 90% passing minus 75 microns.
Milling is followed by a conventional gold leach process (cyanidation).The cyanidation process is one of the most utilized methods for the recovery of gold from auriferous ores. The use of cyanide leaching for gold recovery is based on gold’s properties, mainly its solubility (ability to dissolve) in cyanide solutions. Once the gold is dissolved into the cyanide solution it has a higher ability to adsorb (attach) onto activated carbon through the application of carbon in pulp (“CIP”) technology.
The loaded carbon then enters the elution columns, which are high pressure vessels that circulate the loaded carbon extracting the gold. The gold will “de-absorb” from the activated carbon and attach onto stainless-
steel wool by means of electrowinning. The CIP circuit makes use of gravity flow of slime between the consecutive counter-flow stages to recover recirculate the activated carbon back into the system.
Following this process, the cathode steel wool is smelted (induction furnaces) after drying in the calcining ovens. The doré bars are then dispatched to Rand Refinery Limited, located near Johannesburg in Gauteng
Province.
The current TSF sites have a combined deposition rate of 350,000tpm, comprising 50,000tpm to FSS2 and
300, 000tpm to St. Helena 4. Based on the stated deposition rates and remaining storage capacity, FSS2 and
St. Helena 4 are expected to reach capacity in April 2029 and October 2030, respectively.
Both TSFs are conventional day wall paddock facilities with a fixed penstock tower arrangement that would be the primary means of draining excess water from the facility which is pumped back to the plant to be used in the process again.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 14-1: Schematic flow diagram of the metallurgical process

Surface Sources
Joel Ore
Ore from:
Tshepong Operations
Msimong Mine
Bambanani Mine
Mill Silos
FAG Mill
Thickeners
TSF
CIP
Leach
Residue
Regeneration
Elution Columns

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
14.2Plant Throughput, Design, Equipment Characteristics and Specifications
The Harmony One Plant has a steady state design capacity of 390ktpm with its conventional CIP flowsheet.
The design parameters and equipment specifications are presented in Table 14-1. The Harmony One plant is in good working condition and the equipment is also in good order with audits done on regular bases to check the operating performance of the plant.
Table 14-1: Key design parameters and equipment specifications

Process	Parameter	Unit	Value
Overall Plant	Recovery	%	94
	Availability	%	100
Milling	Throughput ROM	t/hr	90 -100
Densification	Desired pH	pH	>10.5
	Desired Density	g/cm3	1.45 - 1.50
Leaching	Residence Time	hr	27
Acid wash and elution	Elution Temperature	°C	130 (Ambient)
14.3Energy, Water, Process Material and Personnel Requirements
14.3.1Energy
The average monthly power consumption is 12,064,464KWh.  Available 24 hours/day. Since April 2024 Eskom has suspended load shedding as the Generation Recovery Plan continues to deliver efficiencies
14.3.2Water
The average monthly water consumption is 20,655kL. Available 24 hours/day.
14.3.3Process Material
The reagents and their consumption rates are presented in Table 14-2.
Table 14-2: Harmony One Plant consumables

Equipment	Unit	Value
Lime	tpm	882.00
Flocculant	tpm	43.00
Cyanide	tpm	9.89
Carbon	tpm	789.00
14.3.4Personnel
The personnel is provided in Table 14-3.
Table 14-3: Harmony One Plant personnel

Personnel	No.
Services	57
Engineering	77
Metallurgy	137
Contractors	245
Total	517
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
14.4Commentary on the Processing and Recovery Methods
The metallurgical process is a well-tested CIP technology which has been in operation at the Harmony One plant since 1986. Recoveries used in the business plan were based on historic performance. The methodology applied considered the historical metallurgical recovery (18-month period) (Figure 14-2) for the relevant ore sources at the plant.
It should be noted that since the Harmony One plant processes ore from multiple sources a metal accounting operating procedure is required to manage the input feed delivered to the plant and gold output produced. A basic overview of the procedure is as follows:
•each operation delivers ore to the plant and is booked against each source;
•a delivery sheet reflects each shaft/operations figures; and
•from total ore processed, each shaft/operations equivalent proportion of gold is determined out of the monthly full gold produced.
Figure 14-2: Graph of historical recovery factor (18 month actual)

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Recovery (%)
Jan-25
Feb-25
Mch-25
Apr-25
May-25
Jun-25
Jul-25
Aug-25
Sep-25
Oct-25
Nov-25
Dec-25
Jan-26
Feb-26
Mch-26
Apr-26
May-26
Jun-26
Average
Applied
Month, Year

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
15Infrastructure
Section 229.601(b)(96)(iii)(B)(15)
The proximity of Tshepong South to Tshepong North allows for the integration of infrastructural requirements by using the excess hoisting capacity and underused infrastructure available at Tshepong
North. This has also enabled the debottlenecking of Tshepong South’s infrastructure. Tshepong South therefore has adequate access to the infrastructure required to meet the planned Mineral Reserves production schedules.
15.1Surface Infrastructure
The surface infrastructure associated with Tshepong South is presented in Figure 15-1, whilst Google Earth images of the shaft and Harmony One Plant are presented in Figure 15-2, Figure 15-3, Figure 15-4 and
Figure 15-5.
Tshepong South’s mining area is well developed in terms of access and mining-related infrastructure. Access to the shafts is via well-maintained roads. Adequately maintained gravel roads is used to access other areas of the mine such as the explosives magazines, sewage works, slimes dam and the evaporation ponds.
The infrastructural layout includes hoisting facilities; logistical support for core handling, sampling, and transporting; ore and waste facilities; tailings and leaching infrastructure; roads; water and power supply;
ventilation and refrigeration systems; stores and workshop support; electrical supply; offices; housing and security.
15.1.1Ore and Waste Rock Storage Facilities
Ore mined at Tshepong South is hoisted at Nyala Shaft where it is stored in silos on surface before being transported by rail to the Harmony One Plant for processing (Figure 15-1 and Figure 15-5). The capacity of
Phakisa shaft’s underground reef and waste orepasses are 4500t each. The capacity of Nyala’s underground reef and waste orepasses are 1000t each. The capacity of Nyala’s reef silo is 2000t, and the waste silo is 700t.
Ore is stored in silos located at the plant prior to processing.
The ore and waste hoisting for the Tshepong South Mine is done using two rock winders via the Nyala Shaft and is delivered via the RailVeyorTM. The capacity of the Railveyor reef silo is 400t, and waste silo is 300t.
Waste rock is deposited in waste silos and transported to the plant. The Nyala (“WRDs”) is not currently used, but is available adjacent to the respective shafts (Figure 15-1).
15.1.2Tailings Storage Facilities
The current Mineral Reserve plans for Tshepong South require a total collective tailings placement of approximately 0.46Mt/annum. Harmony One Plant pumps tailings as slurry to two TSFs, namely FSS2 and St
Helena No.4, located to the south of the plant. Both TSFs are currently owned by Harmony and operated by
Intasol Tailings.
The current TSF sites have the capacity to store 350,000tpm, with a split of 50,000tpm to FSS2 and 300,
000tpm to St. Helena 4.The current heights of the facilities are 44.83m for FSS2 and 38.17m for St Helena 4.
FSS2 and St Helena have sufficient available capacity for Harmony One Plant tailings deposition until approximately 2029 and October 2030, respectively, based on projected maximum rates of rise of 0.674m/
year and 3.2m/year, which allow adequate time for consolidation. A project is currently underway to determine the optimal long-term tailings deposition strategy for the Free State Operations, including the Free
State surface reclamation projects. It is the opinion of the QP that deposition capacity does not pose a risk to the Tshepong South Mineral Reserves.
The TSFs are classified in accordance with the SANS 10286 classification system and are monitored by internal engineers, with support from external engineering specialists, appointed as the Engineer of Record
(EoR) for the facilities. Annual slope stability assessments are conducted by Geotheta, in their capacity as
EoR, using available geotechnical parameters, piezometer measurements, and results of the annual CPTu investigations. The latest results from the 2025 annual report show that the facility is considered stable in normal operating conditions. An analysis of the downstream impact on communities, ecosystems, and critical infrastructure in the event of catastrophic failure has been assessed as part of the SANS 10286 classification system.  There is also a long-term monitoring and closure plan in progress.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
.
15.1.3Rail
A railway line which traverses the Tshepong South Mining Right area is used to transport hoisted ore to the
Harmony One Plant (Figure 15-1).
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 15-1: Tshepong South surface layout and infrastructure

N
27°50'S
27°55'S
28°00'S
26°40'E
26°45'E
Freddies 9
R 30
Kutlwanong
Tshepong North
R 34
Odendaalsrus
Freddies 6
Nyala
Tshepong South
R 34
Nyala
Freddies 3
Kudu
Eland
R 70
Sable
Welkom
R 73
FSS5
FSS3
FSS1
FSS2E
FSS2W
FSS4
Witpan
Harmony One Plant
0
2.5km
Mining Right
Towns/Residential Areas
Shaft Position
Regional Roads
Rail
TSF being Mined
Non-active TSF
Active TSF
WRD

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 15-2: Tshepong South detailed surface infrastructure

N
Coffer Dams
Salvage Yard
Workshops
Parking
IMS Yard
Winder House
Main Office
Ice Plant
Shaft / Heagear
Eskom Yard
KTI Ice Plant
0
70m
27°53'55"S
26°43'30"E

Source: Google Earth Image Date May 2021
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 15-3: Nyala detailed surface infrastructure

N
Rail Bins
Main Fans
Shaft / Headgear
Man Winder
Waste Dumps
Man Winder
Main Office
Parking and Eskom Yard
Compressor House
0
100m
27°53'50"S
26°40'40"E

Source: Google Earth Image Date May 2021
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 15-4: Harmony One Plant detailed surface infrastructure

N
Witpan
Sub-station
Thickeners
Mills
Ore Silos
Elution
CIP
Plant Offices
Leach
28°01'S
0
100m
26°45'E

Source: Google Earth Image Date: September 2021
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
15.2Underground Infrastructure and Shafts
The Tshepong South shaft and underground infrastructure is schematically depicted in Figure 13-5. The underground workings are accessed and mined via four vertical shafts and a sub-vertical shaft.
At Tshepong South, the main vertical shaft system extends from surface to 54 level. A sub-vertical extends from 55 level to 66 level. A RailVeyorTM connects the 54 level and 55 level. A Koepe winder is used at the
Nyala shaft for rock hoisting. There are two pump stations located at the Tshepong South shaft 71 level and
76 level. Tshepong South and Tshepong North shafts are connected laterally at 54 level and 66 level.
Mine ventilation systems are well established. The Nyala Shaft supports the Tshepong South operations with the supply of compressed air, water handling and rock hoisting. Four compressors installed on surface feed air down the Nyala shaft for the Tshepong South workings. Refrigeration systems for Tshepong South shaft are installed on 55 level to cool the working places. The main return airway for the Tshepong South Shaft is predominantly via the Tshepong Shaft on 66 Level, 69 Level and 73 Level. The new 400t KTI Ice Plant will significantly assist with the refrigeration on the shaft.
15.2.1RailVeyorTM
A 5.4km RailVeyorTM system connects the Tshepong South Shaft through 55 level to the Nyala Shaft. The
RailVeyorTM is used to transport the rock from Tshepong South to the Nyala Shaft.
The RailVeyorTM was initially installed by the RailVeyorTM company. It is a remote controlled, electrically powered friction light-rail haulage solution. The system comprises four trains and is maintained with a dedicated maintenance bay and digital monitoring systems. The RailVeyorTM system is maintained by
Tshepong South, where support can be provided by the company as required.
15.3Power and Electrical
Power is supplied by Eskom. Tshepong South’s power supply is designed to satisfy the planned Mineral
Reserves production and service requirements. Main power supply is managed and distributed via electrical sub-stations located adjacent to the Mine shafts (Figure 15-2, Figure 15-3). Phakisa shaft requires 15GwH
Eskom units, and Nyala shaft requires 10GwH Eskom units, per month.
Power lines traverse the mine property to connect the shafts, reduction works and hostel complexes.
In addition, Tshepong South has an onsite emergency power generator system, sufficient to support the critical mining and mineral processing activities in case of emergencies. The Tshepong South operation has an installed capacity to supply of 40MVA, however currently only 27MVA is utilized. At Nyala where hoisting and compressors are installed the installed capacity is 40MVA and currently only 22MVA is utilized.
15.4Water Usage
The primary source of bulk water supply is from Sedibeng municipality. Phakisa shaft requires 100 ML of water per month. The processing plant, refrigeration plant and underground mining activities are the three largest water consumers.
The Tshepong South underground water supply is supported by two operational settlers. The main pump stations at the Nyala shaft are situated on 35 level and 57 level. The water that reports at the Nyala shaft is mainly excess water from Tshepong South, melted ice and drinking water, and an estimated 1 Ml of fissure water from surrounding shafts.
Tshepong South  has two underground water dams on 77 level and one on 55 level. Water for the use of dust suppression, footwall and sidewall treatment is re-purposed at the Tshepong South Mine. To ensure continuous availability of water supply during municipality challenges/breakdowns of the system, there is a total of six potable water storage dams installed with a buffer capacity of 15 ML between water outages.
Water usage at Tshepong South shaft is approximately 4.4 ML daily average use for ice production as well as for water drinking and sanitizing.
The storage facilities have sufficient water to supply water to the operation for up to 72 hours if the bulk water supply was interrupted.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
15.5Logistics and Supply
The procurement of supplies and equipment are handled centrally, via Harmony, and then delivered to
Tshepong South.
Harmony operates its own rail system which connects the shafts, reduction works, shaft stores, explosives magazine and the mine workshops. This system is used to transport ore between shafts and to transport consumables between the surface stores to the respective locations, as required. It is also connected to the regional Transnet railway system, which transports ore to the Harmony One Plant.
15.6Commentary on Infrastructure
The operational infrastructure including road, rail, offices, security services, refrigeration, Compressors, pump stations, chairlift, ice plant and RailVeyorTM, water and power supply is adequate to satisfy the
Tshepong South Mineral Reserves plan. The Operations is powered by electricity from Eskom. Overall,
Tshepong South is well-established with sufficient logistical and infrastructure support for the existing and planned mining operations.
The “Property, Plant, and Equipment” as of June 30, 2026, including buildings and mine infrastructure, mining assets, rehabilitation and assets under construction, had a carrying value of R3,090 million.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
16Market Studies
Section 229.601(b)(96)(iii)(B)(16) (i-ii)
Gold is traded in a variety of markets/exchanges both in physical form through over the counter (“OTC”)
markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETFs”), which are based on gold prices and units representing physical gold which may be in paper or dematerialised form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.
16.1Market Overview
Annual global gold demand (excl. over-the-counter demand (OTC) and other) experienced an increase of
8.0% on an annual basis, totalling to 4,999.4 tonnes in 2025 when compared to the 4,630.6 tonnes recorded in 2024. The fourth quarter of 2025 recorded an average gold demand (excl. OTC and other) of 1,330.6 tonnes, supported by a combination of record bullion prices, which recorded 53 new all-time highs during
2025, and record high fourth quarter demand, with exchange-traded funds (ETF) inflows recording the second strongest year, while bar and coin buying reached a 12-year high. Furthermore, moving into the first quarter of 2026, global gold demand (excl. OTC and other) was recorded at 1,195.9 tonnes, significantly lower when compared to the 1,330.6 tonnes recorded in the fourth quarter of 2025. However, when compared to the first quarter of 2025, gold demand decreased by a substantial -9.0%. The main contributing factors to the lower gold demand during the first quarter of 2026 include:
•Jewellery consumption decreased by a significant -31.0% when compared to the fourth quarter of
2025, whilst jewellery inventory recorded an annual decrease of -19.0% in the first quarter of 2026.
Furthermore, jewellery fabrication in the first quarter of 2026 was -24.0% lower when compared to the previous quarter.
•Bar and coin demand in the first quarter of 2026 was 42.0% higher on an annual basis at 473.6 tonnes, marking the second highest quarter on record; primarily driven by robust investment demand for gold products from Asian investors. However, metals imitation coins decreased by a notable -34.0% on a quarter-on-quarter basis when compared to the fourth quarter of 2025, while on an annual basis, metals imitation coins increased by 23.0% in the first quarter of 2026 when compared to the same quarter a year ago.
•ETFs and similar products demand decreased by a notable -65.0% when compared to the fourth quarter of 2025. Furthermore, on an annual basis, a substantial decrease of -73.0% was recorded in the first quarter of 2026.
•Central Banks and other institutions bought 243.7 tonnes of gold in the first quarter of 2026, recording a significant increase of 17.0% when compared the fourth quarter of 2025. Furthermore, an annual increase of 3.0% was recorded when compared to the 237.0 tonnes recorded a year ago.
In addition, the recent increases in total bullion demand and record high prices in the first quarter of 2026 were further supported by a slight increase in OTC demand.
16.2Global Production and Supply
Total gold supply was 1.0% higher in 2025 when compared to 2024, while the annual supply growth was 2.0%
higher in the first quarter of 2026 when compared to the first quarter of 2025. Gold production and supply are sourced from existing mining operations, new mines and recycling.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
16.2.1New Mine Production
Gold supply from mine production amounted to 3,671.6 tonnes in 2025, marginally higher when compared to the 3,650.4 tonnes recorded in 2024. In the fourth quarter of 2025, mine production of gold decreased to
968.4 tonnes when compared to the 1,032.8 tonnes recorded in the previous quarter. However, moving into the first quarter of 2026, mine production increased by 2.0% on a year-on-year basis to reach 884.7 tonnes, while on a quarterly basis, mine production decreased by a notable -9.0%, primarily due to normal seasonal fluctuations in the mining industry.
According to the WGC, preliminary data indicated notable increases in gold mine production in the first quarter of 2026 for Mali (30.0% y-o-y); Indonesia (19.0% y-o-y); Canada (15.0% y-o-y); and Peru (3.0% y-o-y).
Based on data released by the United States Geological Survey (USGS), China remained the largest gold producer in the world in 2025 (380.0t), followed by Russia (310.0t); Australia (280.0t); Canada (200.0t);
United States (160.0t); Ghana (150.0t); Mexico (140.0t); Kazakhstan (130.0t); Uzbekistan (130.0t); Peru
(110.0t); Indonesia (90.0t); and Brazil (80.0t). South Africa produced 90.0t in 2025; unchanged when compared to the production levels recorded in 2024
Figure 16-1 World Gold Council: Mine Production - Major producing Gold Countries ranked by 2025

450,0
400,0
350,0
300,0
250,0
200,0
150,0
100,0
50,0
tonnes
China
Russia
Australia
Canada
Peru
Ghana
United States
Uzbekistan
Mexico
Indonesia
South Africa
Burkina Faso
2024
2025

Source: ETSA & World Gold Council, 2026
16.2.2Recycling
The global annual supply of recycled gold increased by 3.0% in 2025 to reach 1,404.3 tonnes when compared to 2024. The increase in supply was encouraged by higher bullion prices, resulting in a 2.0% increase in recycled gold during the fourth quarter of 2025 when compared to the same quarter in 2024. This marked the strongest quarterly performance in recycled gold supply since the third quarter of 2020. Notably, East
Asia recorded the most significant increase among all regions, primarily driven by volume increases in China.
Furthermore, global supply of recycled gold increased by 5.0% to reach 366.0 tonnes during the first quarter of 2026, when compared to the 348.5 tonnes recorded during the same period in 2025, supported by multiple record high bullion prices. However, on a quarterly basis, supply of recycled gold remained relatively unchanged when compared to the previous quarter.
16.3Global Consumption and Demand
During the first quarter of 2026, gold demand (excl. OTC and other) reached 1,195.9 tonnes, reflecting a decrease of -9.0% when compared to the same quarter the previous year. However, when including OTC and other, total demand increased by 2.0% on an annual basis in the first quarter of 2026 to reach 1 230.9 tonnes; resulting in a record quarterly demand value of US$193.0 billion, amid gold’s outstanding price increase.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
16.3.1Jewellery
A total annual jewellery consumption of 1,542.3 tonnes was recorded by the World Gold Council (WGC) for
2025, reflecting a significant decrease of -18.0% and marking a five-year low when compared to the 1,886.9 tonnes recorded in 2024. The decline in global jewellery demand can mainly be ascribed to multiple record high bullion prices recorded during 2025. Consequently, the value of jewellery demand increased to a record high of US$172.0 billion. Furthermore, in the first quarter of 2026, total global jewellery fabrication demand experienced a significant quarter-on-quarter decline of -24.0%, decreasing from 438.0 tonnes in the fourth quarter of 2025 to 335.0 tonnes in the first quarter of 2026 and marking the lowest quarterly level since the second quarter of 2020, during Covid. However, the value of total global jewellery demand increased to reach a record high first quarter value of US$47.0 billion.
In China, demand for gold jewellery decreased by a notable -32.0% to reach 85.2 tonnes in the first quarter of
2026 when compared to the same quarter a year ago. Chinese demand was pressured amid record high gold prices; weak income growth and consumer confidence; and the introduction of changes in the Value Added
Tax (VAT) treatment of gold jewellery in the fourth quarter of 2025. However, Chinese spending on gold jewellery increased by 16.0% on a year-on-year basis to reach US$13.0 billion. In addition, demand from India was pressured amid record high bullion prices; however, demand remained resilient and reached a record high first quarter value of US$10.0 billion.
16.3.2Investment
Total annual gold investment increased by a significant 84.0% to reach 2,175.3 tonnes in 2025, higher when compared to the 1,185.4 tonnes recorded in 2024 and exceeding the previous annual record held since 2020.
In addition, gold physically-backed exchange-traded funds (ETF) investments increased to reach a record high of 4,025.0 tonnes in 2025, while bar and coin investment increased to a 12-year high value of US$154.0 billion during the same period. The increased investment in the safe-haven asset was primarily driven by escalating geopolitical risks; a weaker US Dollar; expectations of lower interest rates; and extended stock valuations.
However, in the first quarter of 2026, investment in gold (excluding OTC) recorded a decrease of -5.0% on a year-on-year basis to reach 535.6 tonnes, down from the 563.6 tonnes recorded in the first quarter of 2025 and also lower when compared to the 602.9 tonnes recorded in the fourth quarter of 2025. ETF holdings decreased significantly to 62.0 tonnes in the first quarter of 2026 from 229.9 tonnes recorded in the first quarter of 2025, marking a notable decrease of -73.0%. ETF holdings were pressured as outflows during
March 2026 offset most of the inflows recorded during January 2026 and February 2026. However, ETF holdings still recorded a seventh consecutive quarter of positive demand. Additionally, investment in gold was pressured by profit-taking, deleveraging and liquidity-driven demand for gold amid broader risk-off market conditions.
According to the WGC, global bar and coin investment increased by a notable 42.0% when compared to the first quarter of 2025, to reach an average of 473.6 tonnes in the first three months of 2026.
The average London Bullion Market Association (LBMA) price of gold reached a record high quarterly average to trade 70.0% higher in the first quarter of 2026 at US$4,872.90 an ounce, when compared to the same period a year ago, which also represented an 18.0% quarter-on-quarter increase when compared to the
US$4,135.20 an ounce recorded during the fourth quarter of 2025.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 16-2 World Gold Council: Total Gold Supply & Demand
Source: ETSA & World Gold Council, 2026.
16.3.3The USD Currency and Gold
The inverse relationship between the value of the US Dollar (USD) and that of gold is one of the most discussed relationships in currency markets. The USD is the internationally accepted currency and most of the international transactions take place in USD equivalent. The major reason behind the relationship of gold and the USD, is that gold is used as a hedge against the adverse exchange value of the USD. As the US Dollar’s exchange value decreases, it requires more USD to buy gold, which increases the value of gold. Two other factors linked to the strength of the USD are inflation and interest rates.
In 2026, leading central banks kept interest rates unchanged at their latest policy meetings, including the U.S.
Federal Reserve Bank; the Bank of England (BoE); the European Central Bank (ECB); and the South African
Reserve Bank (SARB), with the SARB maintaining the repurchase rate at 6.75%. The decision to maintain interest rates can mainly be attributed to heightened uncertainty over global economic conditions and inflation risks amid the Middle East conflict. However, several major central banks warned of possible future interest rate hikes to prevent surging energy prices from leading to higher inflation, which could cause non-
yielding bullion to become less attractive and place downward pressure on gold prices.
The US Dollar is anticipated to remain steady over the next few months. Furthermore, movements in the US
Dollar are expected to remain dependent on developments in the Middle East war, with the currency appreciating during times of escalated tensions and depreciating during periods of eased tensions. However, over the long term, the US Dollar is expected to weaken as more investors seek diversification into European currencies, particularly the Euro and British Pound.
16.4Gold Price
16.4.1Historical Gold Price
The LBMA gold price reached 53 new record highs during 2025 and recorded an annual average price of
US$3,431.50 an ounce in 2025, 44.0% higher when compared to an average of US$2,386.20 an ounce recorded in 2024. The upward trajectory continued into the first quarter of 2026 where gold prices averaged
18.0% higher at US$4,872.90 an ounce on a quarter-on-quarter basis, reaching a new quarterly high. When compared to the same quarter a year ago, gold prices increased by a considerable 70.0% in the first quarter of 2026.
Moving into the second quarter of 2026, gold prices remained elevated in April 2026, recording a notable
5.6% year-to-date increase to trade at US$4,611.00 an ounce. Gold prices were supported by a weaker US
Dollar and strong ETF inflows; however, these gains were partly offset by improved risk appetite and lower market volatility.
The geopolitical risk premium is expected to continue its upward trend and support gold prices, which could in turn support stronger demand for gold ETFs and OTC, as well as bar and coin demand. However, higher
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
bullion prices are expected to weigh on jewellery demand, while mine production is expected to increase modestly in 2026. The latest market expectations point to U.S. interest rates remaining within the 3.50% to
3.75% range until the end of 2026, with expectations of a first interest rate cut in December 2026, amid higher inflation concerns driven by elevated energy prices due to the Iran war.
Figure 16-3: World Gold Council: Daily Gold Price (ZAR/oz & USD/oz)
Source: World Gold Council, 2026.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
16.4.2Forecast Gold Price
Consensus gold price range for the year 2026 to year 2028 is presented in Table 16.1. The long-term gold prices are considered from year 2027 onwards by the QP. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of US$3,300/oz – US$5,000/oz, for the period 2026 to 2028 with a long-term outlook of US$2,915/oz.
Table 16-1 Consensus view of forecast gold price US$/Oz

Institutions	2026	2027	2028
World Bank: Development	4,700	4,300	—
BMO Capital Markets	5,000	4,700	—
Scotiabank	4,500	4,050	—
Nedbank	4,646	4,540	4,490
Fitch Solutions	4,500	3,800	3,300
S&P Global	4,747	4,752	4,427
Australian Government	4,049	3,788	—
Average	4,592	4,276	4,073
16.4.3Harmony Group Gold Hedging Policy
Harmony has a hedging policy which is managed and executed at Group treasury level on-behalf of its operating entities. The key features of the hedging program are as follows:
•the policy provides for hedging (or forward selling) up to maximum percentages of expected production for different future periods, on a rolling basis, as set out below:
◦Year 1, 30%
◦Year 2, 20%
◦Year 3, 10%
•the policy has no minimum quantity that should be hedged, and if an attractive margin above cost cannot be achieved (i.e., in a low gold price environment) then no hedges are entered into;
•Harmony enters into ZAR-denominated gold hedges for its South African operations and USD-
denominated hedges for Hidden Valley mine in Papua New Guinea);
•Individual mines do not enter into hedges in their own name but delivers bullion to Rand Refinery for refining on behalf of Harmony. Rand Refinery is one of the world’s largest single-site precious metals refining and smelting complex in the world. Rand Refinery refine all of Harmony’s South African gold production to at least 99.5% purity, and acting as agent, sells the gold on the daily spot London fixing price and make payment to  Harmony two days later;
•gains and losses realised from the hedging program are accounted for at Group level and the financial benefit (or downside) is distributed amongst the operations proportional to their levels of gold sales;
•Harmony does its mine planning and financial forecasts based on the estimated future gold price provided by an external source (ETSA), but its year-end actual financial results reflect the received gold price inclusive of the impact of the hedging programme. Therefore individual mines  receive a combined hedged gold price for the hedged portion of its gold sales with the balance attracting the spot price
16.5Commentary on Market Studies
The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price.The average London Bullion Market Association (LBMA) price of gold reached a record high quarterly average to trade 70.0% higher in the first quarter of 2026 at US$4,872.90 an ounce, when compared to the same period a year ago, which also represented an 18.0% quarter-on-quarter increase when compared to the US$4,135.20 an ounce recorded during the fourth quarter of 2025.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
16.6Material Contracts
As with all major businesses, Harmony and Tshepong South enters into a multitude of vendor agreements for the provisions of supplies and services. These agreements are entered into on a competitive basis and typically are of a medium-term duration all with clauses providing for periodic updating of pricing, annual (or other) renewal or termination.
Harmony has contractual vendor agreements with various service providers and suppliers. The most significant of these contracts currently in place to support Tshepong South are listed in Table 16-2.
All of the listed contracts are currently valid and in good standing. Terms, rates and charges of contracts are considered consistent with industry norms. Contract management processes are in place and resourced so that contracts re-tendered and/or renewed as they approach expiry.
Table 16-2: Material contracts

Vendor Name	Nature of Service / Supply
Axis Mining & Construction cc	Underground Support services
Genflo Mine Vacuum Systems SA (Pty) Ltd	Shaft Bottom Cleaning at Nyala Shaft
Transnet Limited (t/a Spoornet)	Rail transportation of ore and waste
Lesedi Drilling & Mining Company (Pty) Limited	Underground diamond drilling at Tshepong South operations
Bidvest Protea Coin (Pty) Ltd	Security services

Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
17Environmental Studies, Permitting and Plans, Negotiations, or Agreements
with Local Individuals or Groups
Section 229.601(b)(96)(iii)(B)(17) (i-vii)
The South African Government has an extensive legal framework within which mining, environmental and social aspects of the industry are managed. Harmony and its Tshepong South Operation is primarily regulated and managed by certain principal Acts (as listed in Section 17.3) as well as corporate policies, management systems and certain industry-wide guidelines, including:
•Energy Efficiency and Climate Change Policy;
•Environmental Policy;
•Harmony Water Management Strategy;
•Biodiversity and Rehabilitation Position Statement;
•Socio-Economic Transformation Policy; and
•Corporate Social Responsibility Policy.
The latest sustainability policies and public environmental social and governance (“ESG”) performance and disclosure report(s) are available on the corporate website. Harmony has identified the environmental risks for the business and has strategies in place to manage the risks.
17.1Results of Environmental Studies
Tshepong South has prepared multiple environmental impact assessments (“EIA”) for regulatory approval, which under the current legal framework, require stakeholder engagement. The results of the studies have been incorporated into the Harmony business planning process. The results of all the studies are too voluminous to include in this TRS and therefore the reader is directed to EMP PAR (Environmental
Management Program Performance Assessment) Harmony Tshepong, Matjhabeng and ARM (Reference
Number FS 30/5/1/2/2/84MR).
Harmony is committed to maintaining good relationships with regulatory authorities, industries, communities, business partners and surrounding stakeholders.
17.2Waste and Tailings Disposal, Monitoring & Water Management
The process of mining and beneficiation produce significant waste, typically consisting of 1) solid waste in the form of waste rock and overburden, 2) liquid wastes in the form of wastewater and tailings slurry and 3)
gaseous emissions such as liquefied petroleum gas.
Measures have been put in place for the handling and disposal of all hazardous chemicals (e.g., cyanide), hydrocarbons (i.e., hydraulic oils and diesel) and other chemicals to ensure the protection of human health and its potential impact on the environment.
Harmony recognizes that responsible and effective waste management can positively reduce its environmental impacts and mitigate associated environmental liabilities. Waste management is thus a priority focus area. Internally, guidelines on mineral, non-mineral and hazardous waste materials are included in the environmental management systems (“EMS”) implemented at Tshepong South.
Tailings comprises of crushed rock and process water emitted from the gold elution process in the form of slurry once gold has been extracted. As tailings contain impurities and pollutants, they are placed in TSF engineered to contain them, in line with Harmony's tailings management program and the Global Industry
Standard on Tailings Management (“GISTM”).
Harmony's overall tailings management strategy is to ensure robust, meticulous engineering and dam design, along with a continual focus on management of risks through layered assurance and oversight.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
The focus areas include, but are not limited to:
•freeboard control;
•water management;
•maintaining stability and the safety factor as advised by the engineer of record;
•erosion controls; and
•monitoring and control measures implemented to ensure continued compliance (including regular inspections, audits, and meetings on varying intervals with subsequent actions, minutes and reports).
As part of its mining, environmental and water approvals and licenses, Harmony is required to implement monitoring programs and plans to establish the operations impact on the environment. The compliance limits for the monitoring variable are included in the applicable EMPR(s), WULA(s) and environmental authorizations. The environmental monitoring implemented at Tshepong South includes:
•ground and surface water monitoring
•biodiversity monitoring;
•waste classification and quantification;
•integrated waste and water management plan (“IWWMP”) updates;
•water balance reviews;
•license and authorization compliance reviews; and
•air quality (i.e., noise and dust) and greenhouse gas emissions ("GHG") monitoring.
A focus area during the next financial year will be on creating effective awareness and implementation of its waste and waste management procedures such as the IWWMP. This plan provides water conservation management measures to help reduce the demand for water from external and natural sources.
The current TSF sites have the capacity to store 350,000tpm, with a split of 50,000tpm to FSS2 and 300,
000tpm to St. Helena 4.
17.3Permitting and Licenses
In respect of environment, the following national Acts and the regulations promulgated thereunder provide the regulatory framework for mine permitting and licensing in South Africa:
•Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”);
•National Environmental Management Act, 1998 (“NEMA”);
•National Environmental Management: Waste Act, 2008 (“NEM:WA”);
•National Environmental Management: Air Quality Act, 2004 (“NEM:AQA”); and
•National Water Act, 1998 (“NWA”).
A summary of the status of environmental permits and licenses issued at the effective date related to
Tshepong South is presented in Table 17-1.
All relevant mining, environmental and water-use permits are in place that cover the environmental, archaeological, and hydrological components of Tshepong South. All permits are audited regularly for compliance and no material risks to the operations have been identified.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 17-1: Status of environmental permits and licenses

Permit / License	Reference No.	Issued By	Date Granted	Validity
Environmental Management Programme	FS 30/5/1/2/3/2/1(84)EM	DMPR	December 11, 2007	December 10, 2029
Water Permit 936B. Harmony. Free State Geduld Mines. Discharge of untreated effluents	B33/2/340/31	DWS	April 2, 1981	LOM
Water Permit 870B. Harmony. Discharge of untreated effluents.	B33/2/340/25	DWS	May 27, 1991	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong, Freddie’s and Phakisa shafts.	B33/2/340/12	DWS	Not indicated.	LOM
Water Permit 1214N. Free State Consolidated Gold Mine. Tshepong, Freddie’s and Phakisa shafts.	B33/2/340/12	DWS	Not indicated.	LOM

Notes: DWS - Department of Water Affairs and Sanitation.
17.4Local Stakeholder Plans and Agreements
Harmony strives to create sustainable shared value within the communities it operates. Local stakeholder plans and agreements are based on the results from socio-economic information, government development strategies and EIAs undertaken. The socio-economic development program commits to:
•contribute to areas that will have the most meaningful socioeconomic impact on communities, namely infrastructure, education and skills development, job creation and entrepreneurial development;
•enhance broad-based local and community economic empowerment and enterprise development initiatives;
•facilitate socio-economic development in local communities by means of social and labour plan(s)
(“SLP”) and corporate social responsibility programs;
•support arts, culture, and sports and recreation; and
•build relationships based on trust within host communities.
In South Africa, mining companies are required to have a SLP, which forms an important component of
Harmony's community investment plan. It sets out the Company’s obligation to develop and implement comprehensive human resource development programs, community development plans, housing and living condition plans and employment equity plans. The aim of the SLP is to ensure the uplift of the social and economic circumstances of local communities surrounding the mine. The SLP is a prerequisite to securing and maintaining a mining right, with progress required to be reported annually.
Harmony has budgeted to spend approximately ZAR9.607m in FY26 to meet its SLP commitments for
Tshepong South.
17.5Mine Closure Plans
Harmony makes provision for closure and rehabilitation both for accounting purposes and as required under the MPRDA. The statutory obligation for all environmental rehabilitation at Tshepong South is administered by the DMPR and requires the preparation of a closure plan, the development of a cost estimate, and financial assurance. The Company makes an annual submission to the DMPR setting out the cost of closure in accordance with the MPRDA and the regulations issued thereunder.
Harmony appointed Digby Wells and Associates (South Africa) (Pty) Ltd, independent environmental consultants, to review and update the Closure Cost Assessment for unscheduled closure associated with
Tshepong (South and North) and Matjhabeng Mining Operations. The Matjhabeng Mining Operations is a
Harmony operation,  located north of the town of Welkom in the Free State Province. The mine closure assessment was done in terms of regulation 53 and 54 of the MPRDA and in accordance with the requirements of NEMA. The closure cost as at 30 June 2026, was calculated to be approximately ZAR550.9m.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Harmony has made funding available in an amount equal to the cost of closure as determined under the
MPRDA in the form of a trust fund and/or bank guarantees.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 17-2: Mine closure liability

Area	Total Closure Cost (ZAR)
Western Holdings 5 Shaft	R11,192,698
Eland Shaft and Freddies 6	R19,459,481
Nyala Shaft	R88,394,451
Tailings Dams - North	R332,265,102
Tshepong South (Phakisa)	R22,625,202
North Shaft/Tshepong	R46,969,482
Sable Shaft	R6,364,800
Kudu Shaft	R9,641,039
Sewage Treatment Plant	R5,699,864
Flotation Plant	R8,263,062
Grand Total	R550,875,181
Table 17-3: Rehabilitation assurance

Area	Trust Fund (ZAR)	Bank Guarantee (ZAR)	Total (ZAR)
Tshepong and Matjhabeng Operation	1,569,773,993	0	1,569,773,993
Tshepong South (Phakisa)	Included in above
Total	1,569,773,993	0	1,569,773,993
17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or
Groups
All material mineral rights, mining rights, surface rights, environmental authorizations, permits, licenses, and other governmental approvals required for current operations have been obtained and are in good standing, or are expected to be renewed or maintained in the ordinary course of business. Harmony has valid title to, or the right to acquire title to, the mineral and surface rights necessary to conduct its operations. To the best of the Qualified Person's knowledge, there are no pending or threatened legal, administrative, or regulatory proceedings that could materially impair Tshepong South's mineral tenure, mineral rights, surface rights, or mining operations. Furthermore, there are no known conditions, obligations, timing constraints, or consequences related to permitting, tenure, regulatory compliance, or third-party agreements that are reasonably likely to have a material adverse effect on continued operations and the declaration of Mineral
Reserves.
17.7Local Procurement and Hiring
Harmony is committed to investing in the future of local communities beyond the mine closure and not to only empower them, but also to mitigate the impacts its activities to ensure a positive legacy. The 2014
Mining Charter serves to guide the south African mining industry in socio-economic transformation. Local procurement (goods and services) and human resource management are key measures set under the Mining
Charter and are reported on annually. Refer to the Company’s corporate website on updated information pertaining to its compliance to the Mining Charter.
Portable skills are developed internally as well as through expanded learning programs, learnerships and other programs opened only to operating communities. Local procurement is being supported where there is a skills shortage. Some of the portable skills training offered to its employees include but not limited to basic plumbing, electrical appliance repair, welding, catering and baking, sewing and clothing manufacturing.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements
with Local Individuals or Groups
Periodic inspections are conducted by the DMPR to verify compliance with applicable environmental laws, regulations, permits and standards. In addition, Tshepong South has implemented an EMS in line with the ISO
14001 standard. The EMS is audited on an annual basis by a third party and includes the needs and expectations of interested parties.
As part of Harmony, Tshepong South conducts its operation based on policies and systems that are aligned to its corporate sustainable development framework. Although Harmony is not a signatory to the International
Council on Mining and Metals or the UN Global Compact, these form the guiding principles of the framework.
Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the
Global Reporting Initiative (“GRI”). Further to this, Harmony discloses environmental information on the
Carbon Disclosure Project (“CDP”) for both climate change and water. The CDP runs the global environmental disclosure system that supports companies to measure and manage their risks and opportunities on climate change, water security and deforestation.
Harmony has a good understanding of the environmental and social aspects of the operations through baseline and specialist studies previously conducted. Risk management and mitigation measures were adequately addressed in the environmental management plans and will be effective to mitigate risks and impacts to acceptable levels should the measures be implemented according to the specialists’
recommendations.
The QP is of the opinion that most of the required environmental authorizations are in place and only require amendments to be made to reflect the current infrastructure. Based on current industry norms, a realistic timeframe to obtain relevant authorizations is estimated between 12 and 18 months.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
18Capital and Operating Costs
Section 229.601(b)(96)(iii)(B)(18) (i-ii)
Economic parameters for the Harmony Group, including capital and operating costs, is determined, and signed off by the CODM, before distribution to the business units, including Tshepong South. The capital and operating costs are reported in ZAR terms and on a real basis. Rounding of figures may result in minor computational discrepancies.
18.1Capital Costs
The estimated capital costs for Tshepong South are reported according to costs associated with major equipment outside the main operating sections which is termed AE, infrastructure development, as well as operating capital, as presented in Table 18-1.
There is no contingency applied to capital cost estimate at Tshepong South as capital cost estimates have a reasonable basis of accuracy.  The estimated capital costs are carried forward and modelled in the Tshepong
South cash flow. The level of accuracy is that of a feasibility study.
18.2Operating Costs
A summary of the direct and indirect operating costs for Tshepong South is presented in Table 18-2. The operating costs are based on historic performance while applying any changes expected within the new financial year (such as electricity requirements, increased/decreased labour) and are used as an input into the Tshepong South cash flow model. Costs are calculated at current prices with a 6% inflationary increase applied only in Year 1 to an accuracy level of ±5%. Contingencies are applied solely to capital costs and not to working costs. Operating costs may be impacted by production overachievement, potentially resulting in higher incentive payments and increased material cost due to usage.
18.3Comment on Capital and Operating Costs
The capital and operating cost estimates for Tshepong South is based on actual historical data, as well as budget forecasts. Therefore, the forecasted costs are reliable, and at minimum meet the confidence levels of a Feasibility Study. This approach of estimating capital and operating costs is consistent with industry practice. A record of the forecast and budget costs are maintained by the operation, allowing for an assessment of the alignment of the forecast and actual costs.
Table 18-1: Summary of capital cost estimate for Tshepong South

Capital Cost Element (ZAR'000s)	Total Reserve plan (FY2027-FY2031)
OCD	1,050,616
AE	138,641
Shaft Projects	129,312
Major Projects	16,973
MCC	37,462
Total	1,373,004
Table 18-2: Summary of operating cost estimate for Tshepong South

Operating Cost Element (ZAR'000)	Total Reserve Plan (FY2027-FY2031)
Mining	5,352,295
Services	1,346,927
Medical Hub / Station	323,387
Engineering	5,320,034
Total Direct Costs	12,342,643
Mine Overheads	698,980
Total Cost	13,041,624
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
19Economic Analysis
Section 229.601(b)(96)(iii)(B)(19) (i-iv)
19.1Key Economic Assumptions and Parameters
The CODM formulate, review, signs-off and distributes economic assumptions to the various business units.
On an annual basis, during the period October to November, long-term commodity prices and exchange rate forecasts are received from various financial institutions. In addition, a specialist in economics from a reputable economics company based in South Africa provides expert views on the global markets, forward-
looking commodity prices, exchange rates, consumer price index, production price index, electricity cost and consumable cost increases. All relevant factors are evaluated, taking cognisance of the requirements of the
NYSE and JSE markets, and a proposal is presented to the CODM for review and approval. Once approved, these assumptions are communicated to the Company's business units and applied in conjunction with operation-specific considerations. The QP reviewed and assessed the assumptions developed and approved through the Company's governance process and concluded that they are reasonable and appropriate for use in the Mineral Resource and Mineral Reserve estimates.
19.1.1Gold Price
The forecast gold price (US$2,915/oz) is the price that is used by Harmony for the annual planning cycle and forms the basis for the spot gold price assumptions used in the cashflow. The reader is referred to Table 16-1 for the consensus forecast gold price. The conversions used in the calculation of the various gold prices are presented in Table 19-1.
Table 19-1: Conversions used in gold price calculations

Economic Factors	Gold Price (US$/oz)	Conversion Factor (oz/kg)	Exchange Rate (ZAR:USD)	Gold Price (ZAR/kg)
2026 Mineral Resource	3,061	32.15	17.60	1,730,000
2026 Mineral Reserve	2,915	32.15	17.60	1,650,000
19.1.2Exchange Rate
The South African Rand (ZAR) appreciated to average at R16.34/US$ during the first quarter of 2026, 4.6%
stronger when compared to an average of R17.12/US$ recorded during the last quarter of 2025. Moving onto
April 2026, the ZAR appreciated by 1.2% on a month-on-month basis, and by a notable 12.6% compared to
April 2025 to average at R16.54/US$, following an 8.4% annual appreciation recorded in March 2026.
More recently, the South African Rand appreciated against the US Dollar, driven by market anticipation regarding an upcoming meeting in Beijing between U.S. President Donald Trump and China’s President, Xi
Jinping. On the 13th of May 2026, the commodity-backed currency strengthened by 0.4% to trade at R16.45/
US$, supported by expectations that China could help pressure Iran to reopen the Strait of Hormuz, which could ease oil prices and inflation concerns.
However, the South African Rand depreciated to trade at R16.76/US$ on the 19th of May 2026, as investors remained cautious over developments in the Middle East war after U.S. President Donald Trump paused a planned attack on Iran to allow time for negotiations in order to end the war.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Figure 19-1: Annual Calendar Year Exchange Rates and ETSA Forecast
Source: Source: SARB & ETSA Calculations, 2026
Table 19-2: Consensus View of Forecast Exchange Rate (ZAR:USD)

Institutions	2026	2027	2028
Nedbank	16.60	16.40	16.40
Investec	16.29	15.81	15.85
FNB	16.90	17.90	18.80
IDC	16.64	16.87	17.01
AVERAGE	16.61	16.75	17.02
Note: Figures reflect the latest available forecasts from institutions as at May 2026
The exchange rate of 17.60 ZAR:USD is the exchange rate that is used by Harmony for the annual planning cycle and forms the basis for the ZAR:USD exchange rate in the company LOM and Mineral Reserve cashflow.
Table 19-3: ZAR:USD Exchange Rate Performance (June 2023 – June 2026)

Period	Average Exchange Rate (ZAR:USD)
July 2023 to June 2024	18.70
July 2024 to June 2025	18.15
July 2025 to June 2026	16.89
3-Year Ave. (not weighted)	17.91
19.1.3Royalties
Royalty is an expense paid to the government of South Africa and is accounted for in the cash flow models. In terms of the mining ring-fencing application, each ring-fenced mine is treated separately, and deductions can normally only be utilised against mining income generated from the relevant ring-fenced mine.
19.1.4Taxes
Mining tax on gold mining taxable income in South Africa is determined according to a formula, based on the taxable income from mining operations. Of that, 5% of total revenue is exempt from taxation while the remainder is taxable at a higher rate (33%) than non-mining income (27%). Accounting depreciation is eliminated when calculating the South African mining tax income. Excess capital expenditure is carried forward as unredeemed capital to be claimed against future mining taxable income.
19.1.5Closure Cost and Salvage Value
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
The closure cost estimates are those provided in Section 17.5. No account has been taken of any potential salvage values.
19.1.6Summary
The key assumptions used in the cash flow are summarized for Tshepong South in Table 19-4.
Table 19-4: Key economic assumptions and parameters for Tshepong South cash flow

Parameter	Unit	Value
Production Rate (milled)	ktpm	39,890
Gold Recovery	%	95.32
Royalty	%	Formula
Tax Rate	%	Formula
Gold Price	ZAR/kg	1,650,000
Exchange Rate	USD:ZAR	17.60
Discount Rate	%	9.00
19.2Economic Analysis
Harmony's respective business units and its associated operating sites consider the economic assumptions discussed in Section 19.1 during their respective planning and analysis processes. The past year’s average gold price is used for testing purposes. A gold price of ZAR1,650,000/kg is used to forecast the revenue of the
Tshepong South Mineral Reserve cash flow (Table 19-4).
The discounted cash flow model is used to calculate the Net Present Value (“NPV”) of the Mineral Reserve.
The NPV for Tshepong South Mineral Reserves is approximately ZAR566.271 million cash positive, at a discount rate of 9% (Table 19-5).
The NPV is calculated on a cash flow that accounts for factors such as:
•mining and ore processing working costs;
•royalty payments;
•capital costs, including costs allocated to ongoing development;
•any significant project work considered as major projects; and
•costs deemed as abnormal expenditure.
An IRR and payback period have not been calculated for Tshepong South as the LOM cash flow model does not include any negative cash flows. Therefore, these measures are not meaningful for Tshepong South economic analysis.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
Table 19-5: Tshepong South cash flow (Mineral Reserves)

Item	Units	Total Reserve Plan	2027	2028	2029	2030
Milled Tonnes	t'000	1,915	463	535	453	465
Yield	g/t	4.89	5.61	5.20	4.45	4.24
Gold Recovered	kg	9,364	2,596	2,780	2,016	1,972
Gold Price	R/kg	1,650,000	1,650,000	1,650,000	1,650,000	1,650,000
Revenue	ZAR'000	15,450,416	4,282,768	4,587,192	3,326,080	3,254,376
Total Operating cost	ZAR'000	13,188,144	3,283,155	3,501,673	3,189,720	3,213,596
Total Capital including MCC	ZAR'000	1,373,004	502,645	517,975	343,098	9,285
Royalty	ZAR'000	77,252	21,414	22,936	16,630	16,272
Total Cost	ZAR'000	14,638,400	3,807,215	4,042,584	3,549,449	3,239,152
Cash flow before tax	ZAR'000	812,016	475,553	544,609	(223,369)	15,224
Taxation Payable	ZAR'000	(190,299)	(86,267)	(104,032)	—	—
Net cash flow after tax	ZAR'000	621,717	389,286	440,577	(223,369)	15,224

Discounted NPV (ZAR’000)	Rate	NPV after tax
NPV - (Harmony Preferred)	@9%	566,271
NPV - (medium discount rate)	@12%	549,487
NPV - (high discount rate)	@15%	533,484
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
19.3Sensitivity Analysis
The economic assumptions, cash flow breakdown and economic analysis contribute to the basis for the sensitivity analysis. The sensitivities are calculated and analysed, as shown in the accompanying Table 19-6,
Table 19-7 and Table 19.8.
Harmony has reviewed its exposure in terms of South Africa’s political instability, the currency exchange rate, and the gold price, on its financial assets and financial liabilities, and has determined the sensitivities for a
±10% variance. Management considers this range to be a reasonable change given the volatility in the market.
The sensitivity analysis (Tables 19-6 to 19.8) is based on a change in a single assumption while holding all other assumptions constant. In practice, this is unlikely to occur, as risks and/or opportunities will have an impact on the cash flows, and changes in some of these assumptions may be correlated. The sensitivity analysis indicates that Tshepong South  is almost equally sensitive to changes in the gold price (ZAR/kg), as to changes in total operating costs (ZAR).
The impact of one or a combination of risks and opportunities occurring at the same time cannot be specifically quantified so an analysis considering multi-parameters is not considered.
Table 19-6: Gold price sensitivity analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV (ZAR’000)
10%	9,364	1,815,000	16,995,458	15,160,123	1,835,334	1,550,648
5%	9,364	1,732,500	16,222,937	14,967,736	1,255,201	1,077,357
Reserve plan	9,364	1,650,000	15,450,416	14,828,699	621,717	566,271
-5%	9,364	1,567,500	14,677,895	14,689,662	(11,767)	55,184
-10%	9,364	1,485,000	13,905,375	14,638,400	(733,025)	(533,415)
Table 19-7: Total operating cost sensitivity analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV (ZAR’000)
10%	9,364	1,650,000	15,450,416	16,102,240	(651,824)	(460,118)
5%	9,364	1,650,000	15,450,416	15,431,097	19,319	83,498
Reserve plan	9,364	1,650,000	15,450,416	14,828,699	621,717	566,271
-5%	9,364	1,650,000	15,450,416	14,226,301	1,224,116	1,049,043
-10%	9,364	1,650,000	15,450,416	13,682,121	1,768,295	1,490,573
Table 19-8: Total production sensitivity analysis

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Revenue (ZAR’000)	Total cost including tax (ZAR'000)	Net cash flow after tax (ZAR'000)	After tax NPV (ZAR’000)
10%	10,300	1,650,000	16,995,458	15,160,123	1,835,334	1,550,648
5%	9,832	1,650,000	16,222,937	14,967,736	1,255,201	1,077,357
Reserve plan	9,364	1,650,000	15,450,416	14,828,699	621,717	566,271
-5%	8,896	1,650,000	14,677,895	14,689,662	(11,767)	55,184
-10%	8,427	1,650,000	13,905,375	14,638,400	(733,025)	(533,415)
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
20Adjacent properties
Section 229.601(b)(96)(iii)(B)(20) (i-iv)
Tshepong South is 100% owned by Harmony. The Tshepong South Mine lies to the south-east of the
Tshepong North Mine. The Eland Mine is located south-east of Tshepong South, while the Welkom 4 Shaft is further south from the Tshepong South Mine.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
21Other Relevant Data and Information
Section 229.601(b)(96)(iii)(B)(21)
Other relevant information includes the public disclosure reports on Tshepong South operational, financial and environmental performance, which are available on the Company’s corporate website. The following reports are relevant to this TRS:
•Integrated report 2026;
•Sustainability report 2026;
•Financial report 2026; and
•Operational report 2026.
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
22Interpretation and Conclusions
Section 229.601(b)(96)(iii)(B)(22)
Tshepong operations are well-established with Tshepong North having been in operation since 1986, and
Tshepong South since 1994. Harmony acquired the operations in 2001.Tshepong South and Tshepong North mines were merged into a single operation in 2017 and were collectively called the Tshepong operations. In
June 2022, reporting was separated and Tshepong South resumed reporting as an individual operation.
The QP is not aware of any material legal, title, permitting, environmental or land access risks that could reasonably be expected to affect the ability to conduct mining activities within the permitted mining right areas incorporated as Tshepong South. In addition, no known material risks have been identified in respect of surface access or surface-related activities required to support current and planned mining operations.
Tshepong South’s regional geological setting, mineralization and deposit is well understood. The geology is supported by historical geophysical surveys, surface diamond core drilling and underground exploration drilling, channel (chip) sampling and mapping. Economic mineralization occurs in the Basal Reef and B Reef. B
Reef mining started in February 2024 and additional development is in progress to expand the B Reef footprint in both the North and South of the mine. The scheduled production ratio between Basal Reef and B
Reef is approximately 60:40.
The sampling approach and management, density assumptions, laboratory procedures, and assaying and analysis are in keeping with industry standards and practices and is appropriate for the mineralization at the
Central Rand Group. The holistic understanding of the regional geology, lithological and structural controls of the mineralization at Tshepong South is sufficient to support the estimation of Mineral Resources.
Gold bearing ore mined at Tshepong South is processed at the Harmony One Plant facility which has been in operation since 1986. As such, the processing method is considered well established for the mineralization at
Tshepong South. The plant makes use of historical trends and data as a basis for their recoveries of Basal and
B Reef.
The data pertaining to the mineralization, regional and geological setting, exploration findings, sample collection, preparation, and testing, inclusive of data verification and metallurgical test work gives rise to the
Mineral Resource estimate.
The combined Measured and Indicated Mineral Resource, exclusive of Mineral Reserves, for the Tshepong
South Mine, as at 30 June 2026 is 15.862Mt at a grade of 11.55g/t, containing 5.890Moz of gold, and the
Inferred Mineral Resource contains 22.970Mt at a gold grade of 11.24g/t, containing 8.297Moz of gold.
Mineral Reserves are derived from the Mineral Resources, a detailed business plan and operational mine planning processes. Mine planning utilises and takes into consideration actual historical technical parameters. In addition, conversion of the Mineral Resources to Mineral Reserves considers Modifying
Factors, dilution, ore losses, minimum mining widths, planned mine call and plant recovery factors.
The Mineral Reserves for the Tshepong South Mine, as at 30 June 2026 is 1.915Mt of milled ore at a grade of
5.13g/t, containing 0.316Moz and comprise of 73% Proved Reserves and 27% Probable Reserves.
Tshepong South is currently mining profitably, and the discounted NPV shows a positive result. Any by-
products that are recovered as part of the refining process, make up an immaterial component of the total metal inventory, and is thus not reported as part of the Mineral Reserve estimates. There are no obvious material risks that could have significant effect on the Mineral Reserves.
The Mineral Reserves are extracted via the Scattered mining method, with minor undercut and open stoping methods. Mining methods take into consideration the mining and rock engineering design guidelines. The integrated selection of the mining method increases flexibility, safety and minimizes seismic events.
Extracted minerals from Tshepong South are recovered at the Harmony One Plant. The metallurgical process is well-tested technology, based on sound historic operating parameters.
The mine’s regional and local infrastructure is capable of fully supporting the mining and surface related activities. Tshepong South is accessed via national and provincial road networks, has key power transmission and distribution networks provided by the National electricity regulator, water supply networks and
Effective Date: 30 June 2026

Technical Report Summary for
Tshepong South, Free State Province, South Africa
communication infrastructure. Overall, Tshepong South is well-established with sufficient logistics and infrastructure support for the existing and planned mining operations.
Harmony and Tshepong South is exposed to market risks such as exchange rate and gold price fluctuations which are partially offset by the Harmony Group hedging policy. The hedging program considers factors effecting the global gold market and these, along with macro-economic conditions, are used to determine planning and forecasting inputs at group level for all of Harmony’s operating business units. Other non-gold related risks are addressed to some extent by Tshepong South entering into vendor agreements for the provisions of supplies and services which are done on a competitive basis with customary price adjustment, renewal and termination clauses.
To successfully operate a mining operation in South Africa the state requires compliance with applicable environmental laws, regulations, permits and standards. Tshepong South adheres to said compliance and regulatory standards and have, in addition, implemented an Environmental Management System in line with the ISO 14001:2015.
As part of Harmony, Tshepong South conducts its operations based on policies and systems that are aligned to its corporate sustainable development framework. This is guided by the principles of the framework from the International Council on Mining and Metals or the UN Global Compact. Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the Global Reporting Initiative. Further to this, Harmony discloses environmental information on the Carbon Disclosure Project for both climate change and water.
In the opinion of the QP, Harmony has a good understanding of the environmental and social aspects of
Tshepong South Mine, based on baseline and specialist studies conducted to date. Environmental and social risks, together with appropriate mitigation measures, have been adequately addressed in the environmental management plans. The QP is of the opinion that most of the required environmental authorizations are in place and only require amendments to be made to reflect the current infrastructure. Based on current industry norms, a realistic timeframe to obtain relevant authorizations is estimated between 12 and 18 months.
One of the ways Harmony creates sustainable value for all stakeholders is through economic regeneration, which contributes to the growth and development of its people, assets, and host communities.
The economics of Tshepong South is based on the discounted cash flow model, with a metal price of
ZAR1,650,000/kg. The NPV for the metal price, is ZAR566 million, at a discount rate of 9%. The NPV is calculated based on cash flows considering the following factors: capital and operating costs; and royalties.
The capital and operating cost estimates for Tshepong South is based on historical data, as well as budget forecasts. This estimation technique allows for the forecast and actual costs to be aligned.
Royalties and taxes are paid to the South African government and accounted for in the Tshepong South cash flow and NPV analysis. There are also specific tax relief benefits that apply to gold mining companies, where
5% of total revenue is exempt from taxation, amongst other benefits.
The economics of Tshepong South is tested for its sensitivity to commodity price (ZAR/kg), operating costs(ZAR) and gold production (kg). The insights provided by the sensitivity analysis is that Tshepong South is most sensitive to changes in the gold price (ZAR/kg), closely followed by changes in total operating costs
(ZAR).
This TRS was prepared by a team of experienced professionals. The TRS provides a summary of the material scientific and technical information concerning the mineral exploration, Mineral Resources, Mineral Reserves, and associated production activities of the mineral asset, including references to the valuation for Tshepong
South. The QP was responsible for specific sections of this TRS which he had personally supervised and reviewed. This TRS contains the expression of the QP’s opinions, based on the information available at the time of preparation.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
23Recommendations
Section 229.601(b)(96)(iii)(B)(23)
Based on the information reviewed for this TRS, the Qualified Person recommends that the planned exploration programme on the B Reef be completed to improve the understanding of the geological continuity, distribution, and characteristics of the mineralisation in the area under investigation. The approved exploration budget for FY27 amounts to R9.7 million.
The Qualified Person further recommends that the associated development work on 69 Level and 71 Level be completed to establish the required access for drilling activities and geological evaluation. Information obtained from the exploration and development programmes should be incorporated into future geological models, Mineral Resource estimates, and mine planning studies, as appropriate.
In addition, ongoing operational improvement initiatives, including mining quality, water management, and blasting practice enhancements, should continue to be monitored and assessed to support operational performance.
No other material recommendations have been identified that would adversely affect the conclusions presented in this TRS.
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
24References
Section 229.601(b)(96)(iii)(B)(24)
Dankert, B.T., and Hein, K.A.A., 2010. Evaluating the structural character and tectonic history of the
Witwatersrand Basin. Precambrian Research 177, 1–22.
https://www.gold.org/goldhub/data/gold-prices. Accessed July 22, 2022.
Robb, L.J., and Meyer, F., 1995. The Witwatersrand Basin, South Africa: Geological framework and mineralisation processes. Ore Geology Reviews, 10(2), 67-94.
Robb, L.J., Robb, V.M., 1998. Gold in the Witwatersrand Basin. In: Wilson, M.G.C., Anhaeusser, C.R. (Eds.),
The Mineral Resources of South Africa. Handbook. Council for Geoscience, 294–349.
South African Revenue Services. (July 29, 2021). South African Revenue Services. Retrieved from Tax Relief
Measures: https://www.sars.gov.za/media/tax-relief-measures/
Therriault, A.M., Grieve, R.A.F., Reimold, W.U., 1997. Original size of the Vredefort Structure: Implications for the geological evolution of the Witwatersrand Basin. Meteoritics and Planetary Science 32, 71–77.
Tucker, R.F., Viljoen, R.P., and Viljoen, M.J., 2016. A Review of the Witwatersrand Basin The World’s Greatest
Goldfield, accessed from https:// www.researchgate.net /publication /305924249
_A_Review_of_the_Witwatersrand_Basin_-_The_World's_Greatest_Goldfield.
World Gold Council. (July 12, 2023). World Gold Council, Gold Hub, Gold mine production: Gold Production
by Country | Gold Production | Goldhub
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Technical Report Summary for
Tshepong South, Free State Province, South Africa
25Reliance on Information Provided by the Registrant
Section 229.601(b)(96)(iii)(B)(25)
Further to Section 24, in preparing this TRS, the QP and principal authors relied on information provided by the Registrant and other internal and external specialists concerning mining rights, surface rights, contractual agreements, legal matters, historical operating expenditures, community relations, political matters, environmental, taxation, commodity market conditions, and macroeconomic matters. The QP considers such reliance reasonable as these matters were prepared by appropriately qualified specialists and fall outside the
QP's professional expertise. The specialists who assisted the QP and the principal authors are listed in Table
25-1.
Table 25-1: Specialists

Name	Specialist	Area of Responsibility	Association / Company
Tshepo Moloto	Mining Rights and surface rights	Sections 3.1, 3.2	Harmony
Karlito Kosa	Geotechnical Tailings Engineer	Sections 15.1.2	Harmony
Heinrich Venter	Metallurgical	Sections 10 and 14	Harmony
John van Wyk	Environmental permits and liabilities	Sections 3.2, 17	Harmony
Tilana Viljoen	Economist	Section 16 and 19	ETSA Group
Sabelo Mgotywa	Community Relations	Sections 17.4	Harmony
Hugo le Roux	Taxation and Hedging	Sections 19.1.3 and 19.1.4	Harmony
B Reinders	Senior Valuator	Sections 8,9 and 11	Tshepong South
R du Toit	Section Valuator	Sections 6, 7 and 8	Tshepong Nth / Sth
R du Bruyn	Section Planner	Section 13	Tshepong South
B Erasmus	Financial Manager	Section 19	Tshepong South
J Powell	Geostatistician	Sections 8,9 and 11	Central
J van Heerden	Engineering Manager	Sections 13.8,13.9 and 15	Tshepong South
T Boke	Rock Engineering Manager	Section 7.8, 12.1 and 13	Tshepong South
C Pienaar	HOD Geology	Sections 6, 7 and 8	Tshepong South